    As filed with the Securities and Exchange Commission on March 10, 2000
                                                     Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 -------------
                                   Form S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 -------------
                                 Naviant, Inc.
            (Exact name of registrant as specified in its charter)
        Delaware                   7389                   23-2889732
     (State or other         (Primary Standard         (I.R.S. Employer
     jurisdiction of            Industrial          Identification Number)
    incorporation or        Classification Code
      organization)               Number)
                                 -------------
                                 Naviant, Inc.
                        14 Campus Boulevard, Suite 200
                      Newtown Square, Pennsylvania 19073
                           Telephone: (610) 355-7040
                           Facsimile: (610) 355-2428
  (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
                                 -------------
                            Dr. Charles W. Stryker
                President Chief Executive Officer and Chairman
                                 Naviant, Inc.
                        14 Campus Boulevard, Suite 200
                      Newtown Square, Pennsylvania 19073
                           Telephone: (610) 355-7040
                           Facsimile: (610) 355-2428
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 -------------
                                  Copies to:
         Kevin J. Lavin, Esq.                 Julia K. Cowles, Esq.
   Brobeck, Phleger & Harrison LLP            Davis Polk & Wardwell
701 Pennsylvania Avenue NW, Suite 220          450 Lexington Avenue
         Washington, DC 20004                   New York, NY 10017
      Telephone: (202) 220-6000             Telephone: (212) 450-4000
      Facsimile: (202) 220-5200             Facsimile: (212) 450-4800
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]___________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

     If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. [_]
                                 -------------
                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                            Proposed Maximum
         Title of Each Class of                Aggregate           Amount of
      Securities to be Registered        Offering Price (1) (2) Registration Fee
--------------------------------------------------------------------------------
Common Stock, $0.01 par value..........       $50,000,000           $13,200

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Includes shares of common stock that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             Subject to Completion,
                  Preliminary Prospectus dated March 10, 2000

PROSPECTUS

                                       Shares

                                    naviant

                                  Common Stock

                                  -----------

    This is Naviant, Inc.'s initial public offering. Naviant, Inc. is selling all of the shares.

    We expect the public offering price to be between $ and $ per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "NAVT."

    Investing in the common stock involves risks that are described in the "Risk Factors" section beginning on page 7 of this prospectus.

                                  -----------

                                                         Per Share Total
                                                         --------- -----
     Public offering price.............................       $       $
     Underwriting discount.............................       $       $
     Proceeds, before expenses, to Naviant.............       $       $

    The underwriters may also purchase up to an additional     shares from
Naviant at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares will be ready for delivery on or about       , 2000.

                                  -----------
Merrill Lynch & Co.

              Robertson Stephens

                                                      U.S. Bancorp Piper Jaffray
                                  -----------

                  The date of this prospectus is       , 2000.

                           [PHOTOS/GRAPHICS TO COME]

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1
Risk Factors.............................................................   7
Forward-Looking Statements...............................................  19
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  23
Selected Financial Data..................................................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27
Business.................................................................  33
Management...............................................................  48
Certain Transactions.....................................................  59
Principal Stockholders...................................................  62
Description of Capital Stock.............................................  65
Shares Eligible for Future Sale..........................................  68
Underwriting.............................................................  70
Legal Matters............................................................  73
Experts..................................................................  73
Where You Can Find Additional Information................................  73
Index to Financial Statements............................................ F-1

                           -------------------------

      This prospectus contains estimates of market growth and other information related to the Internet. These estimates have been included in studies published by Forrester Research and International Data Corporation, which are market research firms, and by the Direct Marketing Association, an industry trade organization. These estimates assume that certain events, trends and activities will occur. None of these entities guarantees the accuracy or completeness of its information and estimates. We have not independently verified the information and assumptions on which these market growth estimates are based. If any of these entities is wrong about any of its assumptions, then its market estimates may also be wrong.

      You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

      This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision.

                                    NAVIANT

      We provide one-to-one marketing solutions that enable Web advertisers, publishers and consumer marketers to precisely identify and target Web users through both traditional and online media. Our proprietary database contains extensive physical world information on over 17.5 million U.S. households, representing an estimated 40 million Web-enabled consumers, which we believe is the largest and most detailed database of Web-enabled households available. We develop, update and expand our database on an ongoing basis by acting as the largest outsourced provider of electronic registrations for technology products. By combining the online identity of Web-enabled consumers with the detailed demographic and lifestyle information in our database, we enable our clients to execute highly targeted marketing campaigns and to personalize Web content.

      We provide our clients with the following families of products and services:

    . e-Registration: Since 1996, we have processed over 45 million electronic registrations for more than 300 technology products sold by over 60 manufacturers and service providers.

    .  Precision Marketing:

         e-List. Our extensive database of verified Web-enabled households permits marketers to precisely identify and target existing and prospective Web-enabled customers through traditional targeted marketing campaigns.

         e-Targeting. Our e-Targeting services, which we began offering in January 2000, enable marketers to deliver banner advertisements to specific households when they are on Web sites served by our fulfillment partners, currently Excite@Home and 24/7 Media. e-Targeting also enables Web sites to immediately segment their visitors for dynamic personalization of Web content and to perform demographic analysis of site visitors.

         Affinity Marketing. We present contextually relevant offers to consumers at the end of the product registration process and on a continuing basis via private-labeled Web sites accessible through permanent desk top icons or through direct e-mail marketing. This affinity marketing process allows our clients to build customer loyalty.

    . e-CRM (Customer Relationship Management): As a compliment to our precision marketing business, we provide consulting and processing services which enable marketers to communicate with their Web-enabled customers more efficiently.

      Our objective is to become the leading provider of precision targeting solutions to Web advertisers, publishers and consumer marketers. The essential elements of our strategy are to:

    . leverage our existing e-Registration business to maintain the largest and most robust database of Web-enabled households;

    . fully capitalize on the broad capabilities and applications of our e-Targeting technology;

    . expand our distribution capabilities by growing our sales force and forging creative distribution arrangements through strategic alliances;

    .  develop new precision marketing products and services; and

    .  expand internationally.

      A critical component of our strategy is to forge strategic alliances with industry leaders. We have established a number of important relationships with major corporations in the Web and advertising businesses. Our strategic partners include Excite@Home and 24/7 Media for our e-Targeting fulfillment, infoUSA for supplemental consumer data, eData.com for database management services, and eData.com, Webcraft, Inc. and Young & Rubicam Inc. for distribution of our e-Targeting and e-List services.

Recent Developments

      In February 2000, we acquired Impco Enterprises, Inc. (which operates under the name Strategic Database Group or "SDG") from Webcraft for 3,625,926 shares of our Series C preferred stock. SDG provides list processing services, re-markets list properties, and conducts analytic processing and marketing model development. Our acquisition of SDG expands our access to demographic variables, expands our custom list processing capacity and increases our capacity to support analytic processing for both internal product development and client opportunities.

      In March 2000, we entered into a four year agreement with Young & Rubicam pursuant to which Young & Rubicam will purchase itself or through its clients an aggregate of at least $10.0 million of our e-List, e-Targeting or other products. In connection with this business agreement, Young & Rubicam agreed to purchase 5,555,555 shares of our Series F preferred stock at $2.70 per share, for a total initial investment of approximately $15.0 million, and was granted an option to purchase up to $5.0 million of our common stock at the initial offering price concurrent with, but not as a part of, this offering.

      In March 2000, we entered into an agreement with SOFTBANK Holdings Inc. to acquire substantially all of the assets of SOFTBANK Content Services Inc. (which operates under the name of "Softbank Marketing Solutions" or "SMS"), in exchange for 11,000,000 shares of our Series E preferred stock. SMS is an electronic registration and affinity marketing company that provides registration services to computer and computer-related product companies. Our acquisition of SMS will further enhance our position in the electronic registration market. Integration of SMS's proprietary technology will accelerate deployment of several technology advances for our e-Registration system, including a Web-based registration application that facilitates enabling households for e-Targeting. Concurrent with entering into the acquisition agreement SOFTBANK Capital Partners LP agreed to purchase 9,259,259 shares of our Series F preferred stock at $2.70 per share, for a total investment of $25.0 million.

Our Privacy Policy

      We do not monitor the movements and behaviors of consumers on the Web and do not use online behavioral "clickstream" data in our products and services. We recognize that online privacy regulation is relatively new and rapidly changing and requires continuous attention as policies evolve. In addition to following the practices set forth in our published privacy policy, we have dedicated an executive privacy officer to monitor the evolution of standards and our compliance with them. We believe that consumers benefit from our e-List and e-Targeting products because we provide them more relevant advertising through both online and traditional media and that these benefits can be realized without intrusive online behavior monitoring. We provide for consumer choice not only to decide whether or not to participate on our e-Targeting system but also to change their minds at a future date.

      We enable advertisers to deliver to consumers relevant online advertising without the added concern of monitoring consumer online behavior. We believe that we are in compliance with all current regulatory and industry requirements for the collection and use of consumer information. See "Risk Factors" for further information relating to privacy on the Web.

Dependence on the Success of Our e-Targeting Service

      We expect that a significant portion of our future growth will be dependent on the success of our recently launched e-Targeting service. To date, we have recognized minimal revenue from our e-Targeting service. We need to complete additional commercialization and technological work in order to fully deploy our e-Targeting service.

Formation of the Company

      Prior to May 1997, we operated as a division of MRJ, Inc. ("MRJ"), an engineering consulting firm. In May 1997, our operations were contributed to a subsidiary of MRJ. Our current structure was formed by our acquisition of the stock and assets of the IQ2.net division of IntelliQuest Information Group, Inc. in September 1999. Our principal executive offices are located at 14 Campus Boulevard, Suite 200, Newtown Square, Pennsylvania 19073, and our telephone number at that location is (610) 355-7040. Our Company's Web site address is www.naviant.com. Information contained on our Web site should not be considered a part of this prospectus.

                                  The Offering

 Common stock offered by Naviant.....................      shares
 Common stock to be outstanding after the offering...      shares
 Use of proceeds..................................... We estimate that our net proceeds from this
                                                      offering without exercise
                                                      of the over-allotment
                                                      option will be
                                                      approximately $   . We
                                                      intend to use these net
                                                      proceeds for general
                                                      corporate and working
                                                      capital purposes.
 Risk factors ....................................... See "Risk Factors" and
                                                      other information
                                                      included in this
                                                      prospectus for a
                                                      discussion of factors you
                                                      should carefully consider
                                                      before deciding to invest
                                                      in shares of the common
                                                      stock.
 Proposed Nasdaq National Market symbol.............. NAVT

      The number of shares of common stock outstanding after this offering is
based on     shares outstanding as of March 9, 2000, reflects the conversion of all outstanding preferred stock into common stock and does not include:

 . 7,989,570 shares of common stock issuable upon the exercise of options outstanding as of March 9, 2000 at a weighted average exercise price of $1.10 per share;

 .      shares of common stock (assuming an initial offering price of $  per share) issuable to Young & Rubicam in connection with its option to purchase up to $5.0 million of common stock concurrent with this offering;

 .      shares of common stock (assuming     million shares are sold in this
   offering) issuable upon the exercise of the warrants issued in connection with the sale of our Series C and D preferred stock which entitle the warrant holders to purchase shares of our common stock equal to 5% of the shares issued in this offering at the initial public offering price (the "5% Warrants");

 . up to 778,000 shares of common stock issuable upon the automatic exercise of an outstanding warrant which will occur upon consummation of the offering (subject to reduction in the event that the holder elects cashless exercise) (the "Automatic Warrant"); and

 . 3,328,335 shares of common stock, the maximum number of additional shares issuable upon conversion of the Series F preferred stock.

      This number also assumes that the underwriters' over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue
and sell an additional     shares.

                         Summary Financial Information
            (amounts in thousands, except share and per share data)

      The following tables summarize the financial data for our business. The information for the year ended December 31, 1997, reflects the periods before and after our spin-off from MRJ. The pro forma statement of operations for the year ended December 31, 1999 gives effect to our acquisitions of IQ2.net and SDG and the pending acquisition of SMS as if each of these had occurred on January 1, 1999. The pro forma basic and diluted weighted average shares outstanding gives effect to (a) the issuance of convertible preferred stock in connection with the acquisitions of IQ2.net and SDG and the pending acquisition of SMS as though they had occurred on January 1, 1999 and (b) the conversion of all of our outstanding convertible preferred stock, including the shares of Series F preferred stock issued or expected to be issued to SOFTBANK, Young & Rubicam and certain current stockholders. The pro forma basic and diluted weighted average shares outstanding exclude (1) up to 778,000 shares of our common stock issuable upon the exercise of the Automatic Warrant, (2)
shares issuable upon the exercise of the 5% Warrants, (3) 3,328,335 shares of common stock, the maximum number of additional shares issuable upon conversion
of the Series F preferred stock and (4)    shares of common stock (assuming an
initial offering price of $   per share) issuable to Young & Rubicam in
connection with their option to purchase up to $5.0 million of common stock concurrent with this offering.

                           Period from   Period from
                         January 1, 1997 May 2, 1997                                Pro forma
                             through       through      Year Ended    Year Ended    Year Ended
                             May 1,      December 31,  December 31,  December 31,  December 31,
                              1997           1997          1998          1999          1999
                         --------------- ------------  ------------  ------------  ------------
Statement of Operations
 Data:
Revenues:
  e-Registration........     $  --       $       --    $       --    $     2,747   $     7,725
  Precision marketing...        --               --            --          3,926         7,596
  e-CRM.................      4,533            9,630         9,717        11,380        20,612
                             ------      -----------   -----------   -----------   -----------
    Total revenues......      4,533            9,630         9,717        18,053        35,933
Cost of revenues:
  e-Registration........        --               --            --          1,408         4,062
  Precision marketing...        --               --            --          2,064         3,663
  e-CRM.................      2,442            4,062         4,067         5,459        13,091
                             ------      -----------   -----------   -----------   -----------
    Total cost of
     revenues...........      2,442            4,062         4,067         8,931        20,816
                             ------      -----------   -----------   -----------   -----------
Gross profit............      2,091            5,568         5,650         9,122        15,117
Net loss................       (882)          (1,410)       (3,175)      (10,554)      (38,854)
Accretion and dividends
 on redeemable
 convertible preferred
 stock..................        --               --            --         (1,668)       (6,724)
                             ------      -----------   -----------   -----------   -----------
Net income (loss)
 available to common
 stockholders...........     $ (882)     $    (1,410)  $    (3,175)  $   (12,222)  $   (45,578)
                             ======      ===========   ===========   ===========   ===========
Historical net loss per
 share--basic and
 diluted................                 $     (0.14)  $     (0.31)  $     (1.17)
                                         ===========   ===========   ===========
Historical weighted
 average shares
 outstanding--basic and
 diluted................                  10,125,000    10,125,000    10,455,645
                                         ===========   ===========   ===========
Pro forma net loss per
 share--basic and
 diluted................                                             $     (0.35)  $     (0.39)
                                                                     ===========   ===========
Pro forma weighted
 average shares
 outstanding--basic and
 diluted................                                              30,538,661    99,379,307
                                                                     ===========   ===========

      Our pro forma calculations in the summary balance sheet data below reflect our expected receipt of approximately $49.2 million in connection with the sale of our Series F preferred stock to SOFTBANK, Young & Rubicam and certain current stockholders. Our pro forma balance sheet gives effect to the issuance of convertible preferred stock in connection with the acquisition of SDG and the pending acquisition of SMS as if such acquisitions had occurred on December 31, 1999. Our pro forma as adjusted balance sheet data give effect to
the application of the estimated net proceeds from the sale of the     shares
offered by this prospectus.

                                At December 31, 1999
                           --------------------------------
                                                 Pro forma
                           Actual    Pro forma  As Adjusted
                           -------  ----------- -----------
                                    (unaudited) (unaudited)
Balance Sheet Data:
  Cash and cash
   equivalents............ $10,997   $ 60,261
  Working capital.........  15,963     64,716
  Total assets............  71,353    160,845
  Long-term obligations,
   less current portion...     378        399
  Redeemable convertible
   preferred stock........  74,261    162,992
  Total stockholders'
   equity (deficit)....... (13,083)   (14,263)

--------
      Unless otherwise indicated, all financial information and share and per share data in this prospectus assumes:

    .  that    shares will be issued in this offering and the initial public
       offering price will be $   per share (the midpoint of the range on the
       cover page of this prospectus);

    . that the SMS acquisition and the Series F preferred stock financing will be closed; and

    . the underwriters will not exercise their over-allotment option and no other person will exercise any other outstanding options or warrants.

                                  RISK FACTORS

      Investing in our common stock involves risks. You should carefully consider the following risks together with the other information contained in this prospectus before deciding to buy our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also could harm our business, financial condition and operating results.

We have never been profitable, and we expect our losses to continue.

      We have never been profitable. If our revenues grow at a slower rate than we anticipate, or if our spending levels exceed our expectations or cannot be adjusted to reflect slower revenue growth, we may not generate sufficient revenues to achieve or sustain profitability. In this case, the value of your investment could be reduced. For the year ended December 31, 1998, we incurred net losses from operations of approximately $3.2 million. For the year ended December 31, 1999, we incurred net losses from operations of approximately $10.6 million. As of December 31, 1999, we had an accumulated deficit of approximately $15.1 million. We expect to continue to lose money for the foreseeable future because we anticipate incurring significant expenses in connection with improving and building awareness of our products and services. We forecast our future expense levels based on our operating plans and our estimates of future revenues. We may find it necessary to accelerate expenditures relating to our sales and marketing efforts and our product and technology development and, as a result, may fail to meet public expectations of projected financial performance.

Our e-Targeting technology is unproven and full-scale implementation involves significant risks.

      Our business strategy depends in large part on the success of our e-Targeting product, which is a new and relatively unproven service. We have not had an opportunity to fully test our ability to deliver a large number of targeted advertisements. Also, there remains a considerable amount of technological implementation to complete, both with respect to our own systems and those of our partners, before we will be able to fully implement our e-Targeting service. For example, for e-Targeting to work, we need to deposit an identifier on the customer's browser during the e-Registration process so that they will be recognized when they later enter our e-Targeting partners' Web sites. Currently, approximately 17% of the Web-enabled households in our database have such an identifier. In addition, our partners need to enhance their ad serving systems to accommodate large volume e-Targeting because, unlike traditional placement of banner advertisements, e-Targeting banner ads must be stored on our partners' servers until the intended customer arrives on their network, which requires significantly higher capacity ad servers. Our partners also must complete the process of migrating each of the Web pages being served by their network to their own servers so that they will accept e-Targeting banner advertisements. Through our e-CRM business, we are providing the necessary enhancements to 24/7 Media to address these needs, but there can be no assurance that we will achieve the desired results. Finally, as with any technology dependent on complex software and network facilities, we may experience unanticipated software errors, system interruptions or other unanticipated delivery problems.

e-Targeting technology may not be accepted in the marketplace.

      The market for targeted marketing over the Web is new and rapidly evolving, and our business will be harmed if sufficient demand for our services does not develop. Demand for our e-Targeting services may not materialize for several reasons, including:

    . businesses that have already invested substantial resources in other methods of marketing and communications may be reluctant to adopt new marketing strategies and methods;

    .  other, more effective forms of online advertising may be developed;

    . the use of banner advertisements may be impeded by widespread adoption of "filter" software programs; or

    . consumers and businesses may choose not to accept e-marketing messages due to privacy concerns.

We are dependent on our strategic partners for essential services, including dependence on Excite@Home and 24/7 Media for delivery of advertisements to Web users.

      Our business strategy depends on our ability to provide Web advertisers, publishers and consumer marketers with access to their target consumer audience both in the physical world and over the Web. Our ability to provide our clients with the ability to deliver targeted advertisements over the Web depends, in turn, on our strategic partnerships with Excite@Home and 24/7 Media, each of which has agreed to publish our clients' advertising on Web sites that they serve. We do not have any ad serving capability of our own, and our partners retain discretion to prioritize ads being delivered on behalf of their clients. If these relationships with Excite@Home and 24/7 Media are terminated or otherwise fail, we would be required to develop alternate means to deliver advertising over the Web, which would require significant time and resources and would cause our revenues to suffer.

      The terms of our agreements with Excite@Home and 24/7 Media generally do not restrict those companies from working with our competitors or from developing products and services that may compete with us. However, we have agreed that, prior to January 1, 2002, we will not provide products or services to any company that directly competes with 24/7 Media's business of selling inventory on behalf of third party Web sites (Excite@Home excluded). Additionally, we have agreed to make minimum purchase commitments from Excite@Home throughout the term of our agreement with them.

Our e-List and e-Targeting businesses will be dependent on our ability to continue to obtain, maintain and use data currently obtained through our e-Registration business.

      A critical component of our e-List and e-Targeting businesses is an extensive database including information about each consumer's physical identity (such as the name and mailing address) and Web presence (which is identified by installing an identifier on the user's browser). Our e-List and e-Targeting businesses would be adversely affected if we were unable to maintain and grow this database or if the information in the database were to become inaccurate due to the passage of time.

      The core data in our current database is comprised of data we have gathered by processing product and service registrations for manufacturers and service providers in our e-Registration business. These product manufacturers and service providers may decide to internalize registration operations, to outsource their product registrations to a different service provider, to begin to charge licensing or other fees for access to their customers' data, or to deny us the right to use this data for our e-List and e-Targeting businesses. Several of our e-Registration clients do not currently permit us to use the data we gather from registering their products in our other targeted marketing businesses and additional clients may restrict our use of this data in the future. Any such developments would have a material adverse effect on our e-Registration business and on the effectiveness and growth of our e-List and e-Targeting products and services.

Growing concerns about the use of Web user profiles, or "cookies", and data collection may limit our ability to develop our database of Web user profiles.

      Our e-Targeting technology depends on our ability to place small files of information commonly known as "cookies" on a Web user's browser. We use these cookies to identify the user to our clients. Information stored on cookies is passed through the Web user's browser software when the user visits the Web sites served by our strategic partners, presently Excite@Home and 24/7 Media. Most currently-available Web browsers allow users to modify their browser settings to prevent cookies from being stored on their browser, and a small minority of users are currently choosing to do so. Users can also delete cookies from their browsers at any time and we cannot be certain that a particular consumer in our database will continue to retain a cookie that we have inserted. In addition, despite our permissioning processes, consumers using our registration services and visitors to Web sites on which our advertising messages are placed may not be aware that we are placing a cookie on their browser.

      Some Web commentators and privacy advocates have suggested limiting or eliminating the use of cookies. The effectiveness of Web advertising in general, and our e-Targeting technology in particular, would be limited by any reduction or limitation in the use of cookies. It is possible in the future that federal, state or other governmental entities may restrict the use of cookies.

      Changes to existing laws or the passage of new laws intended to address this issue could, among other things:

    . create uncertainty in the marketplace that could reduce demand for our services;

    . limit our ability to collect and to use data from individuals who register products through our e-Registration services;

    . increase the cost of doing business as a result of litigation costs or increased service delivery costs; or

    .  decrease the efficacy of Web advertising.

      If the use or effectiveness of cookies is limited, we may have to switch to other technology that allows us to deliver targeted banner advertisements. While such technology currently exists, it is substantially less effective than cookies. Replacement of cookies could require significant re-engineering time and resources, might not be completed in time to avoid negative consequences to our business, financial condition or results of operations, and might not be commercially feasible.

Our business may be significantly adversely affected by lawsuits and industry initiatives related to privacy and business practices.

      There are currently a number of pending legal proceedings in the online marketing industry, including several class action lawsuits and state government inquiries, which generally relate to, among other things, possible violations of consumer protection and privacy laws. In addition, the FTC has established a committee to review online privacy. The enforcement of the laws concerning consumer protection and privacy issues relating to the Internet is unpredictable and, although we believe that our business practices comply with all applicable laws, there can be no assurance that our business practices will not be subject to similar legal proceedings in the future. Such litigation and regulatory inquiries are often expensive and time-consuming to defend and their outcome is uncertain. In the event that we become subject to such proceedings, we may need to spend significant amounts on our legal defense, senior management may be required to divert their attention from other portions of our business, new product launches may be deferred or canceled, and we may be required to make changes to our present and planned products or services, any of which could materially and adversely affect our business, financial condition and results of operations.

      In addition, several key industry organizations, such as the Direct Marketing Association, the Internet Advertising Bureau, the Advertising Research Foundation and FAST Forward, have begun initiatives focusing on appropriate standards for consumer privacy over the Web. While we believe that our products and services comply with current industry guidelines, as industry guidelines evolve our products and services may not comply with recommended industry guidelines and we may determine that compliance would not be economically feasible or otherwise consistent with our business strategy. To the extent that our e-Targeting approach diverges from the course of action recommended by some or all of these trade groups, our business, results of operations and financial condition could be adversely affected.

We may not be successful in developing products and services for additional delivery channels.

      Part of our strategy is to develop products and services that will allow our marketing clients to reach Web-enabled consumers with more precision and to extend our means of delivery into the full spectrum of electronic media. We may seek to do this by expanding our e-Registration business to products other than computer-related products (for example, cellular telephones), by enhancing our e-List segments (for example, small business files) or by adapting our services to different delivery platforms (for example, cable television). Our success in introducing these services will depend on our ability to (a) obtain access to the consumer information necessary to create a meaningful database of market-specific interests and preferences, (b) enter into marketing relationships with partners having expertise in these markets and (c) develop the technology necessary to access additional platforms. There can be no assurance that we will be successful in obtaining this data or the necessary marketing relationships or technologies, and any failure to do so would impair our ability to introduce our planned products and services for these markets.

Claims may be brought against us that our technologies infringe the intellectual property rights of others, which may require us to incur costs in defending our clients and ourselves against such allegations.

      Although we do not believe that our technologies infringe the proprietary rights of others, it is possible that infringement or invalidity claims could be asserted or prosecuted against us in the future. In particular, we have agreed to indemnify 24/7 Media for any losses they suffer, up to the total amount of consideration we receive pursuant to our agreement with them, as a result of any claim that the e-CRM services we are providing violate the intellectual property rights, including patents, of a third party. Any such assertions or prosecutions could have a material adverse effect on our business. There is a substantial risk of litigation regarding intellectual property rights in our industry. Any claims, with or without merit could:

    .  be time-consuming, costly to defend and harm our reputation;

    .  divert management's attention and resources;

    . cause delays in the delivery of products that incorporate our technologies;

    . require the payment of monetary damages, which may be trebled if the infringement is found to be willful;

    . result in an injunction which would prohibit us from offering licenses to a particular technology;

    . require us to enter into royalty or licensing agreements which, if required, may not be available on acceptable terms; or

    . require us to pay damages to or indemnify our clients under our contracts with them.

We may be unable to protect our intellectual property, which would adversely affect our ability to compete.

      We are dependent upon our proprietary information and technology. We rely on a combination of patent, copyright, trademark and trade secret laws and license agreements to establish and protect our intellectual property. We require our employees, third-party consultants, contractors and clients to enter into agreements which limit the use of, access to and distribution of our proprietary information. We cannot assure you that our precautions will be adequate to prevent misappropriation or infringement of our intellectual property. The laws of some foreign countries may not protect our proprietary information and technology rights as fully as the laws of the United States. Despite the steps taken by us to protect our proprietary rights, it may be possible for unauthorized third parties to otherwise obtain and use information or technology that we regard as proprietary. We may need to engage in litigation in order to enforce our intellectual property rights in the future, which could result in substantial costs and diversion of management and other resources. Failure to protect our intellectual property rights in a meaningful manner could have a material and adverse effect on our business.

      In March 2000, we filed a patent application in the United States relating to certain of our e-Registration, e-List and e-Targeting technologies and business methods. We cannot assure you that our patent application will be granted. Even if it is granted, this patent may be successfully challenged by others or invalidated. Many of our current and potential competitors dedicate substantially greater resources to the protection and enforcement of intellectual property rights, especially patents. If a blocking patent were to be issued to a third party, we would need to either obtain a license to, or design around, that patent. We may not be able to obtain a license on acceptable terms, if at all, or design around the patent, which could harm our ability to provide certain of our services.

If we are unable to safeguard the confidential information in our data warehouse, our reputation may be harmed and we may be exposed to liability.

      We currently retain highly confidential consumer information in a secure data warehouse. We cannot assure you, however, that we will be able to prevent unauthorized individuals from gaining access to this data warehouse. Any unauthorized access to our servers could result in the misappropriation of confidential consumer information or cause interruptions in our services. If any compromise or breach of security were to occur, it could harm our reputation and expose us to possible liability. In addition, our reputation may be harmed if we lose consumer information maintained in our data warehouse due to systems interruptions or other reasons. It is also possible that one of our employees or other authorized or unauthorized personnel could attempt to misuse confidential consumer information, which would harm our reputation and expose us to liability.

      As a result of these concerns, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by security breaches, and we may be subject to legal claims if unauthorized third parties gain access to our system and alter, destroy or misappropriate information in our database. Also, any public perception that we engaged in the unauthorized release of information, whether or not correct, would adversely affect our ability to attract and retain clients.

We may be liable as a result of the use of information in our database, in particular, if this information is inaccurate.

      We may be sued for defamation, civil rights infringement, negligence or other legal claims relating to information that we provide to our clients for use in their direct marketing campaigns. These suits may be brought by or on behalf of individuals or by consumer groups. Our contracts generally provide that our client must indemnify us for any damages arising from the use of data, reports or analyses that we provide or the performance of any consulting, analytic or other services by us. In addition, we may also face liability for information that we supply to clients if the information is inaccurate. The information in our databases, like that in any database, may contain inaccuracies and our clients acknowledge this in our contracts with them. However, we cannot be certain our contract provisions provide sufficient protection. Liabilities which we may incur because of irregularities or inaccuracies in the data we supply to our clients could adversely affect our business, results of operations and financial condition.

      Our insurance does not specifically provide for coverage of these types of claims and therefore may not adequately protect us against such claims. In addition, we could incur significant costs in investigating and defending such claims, even if we ultimately are not liable. If any of these events occur, our revenues and the value of your investment could be materially adversely affected.

Sustained or repeated system failures could significantly disrupt our operations, cause client dissatisfaction and reduce our revenues.

      The continuing and uninterrupted performance of our computer systems and systems provided by third parties is critical to our success. Our operations depend on our ability to protect our computer systems against damage from fire, power loss, water damage, telecommunications failures, viruses, vandalism and other malicious acts or unexpected adverse events. Although we maintain system backup and auxiliary systems to mitigate the damage from the occurrence of these events, we may not have taken adequate steps to guard against every difficulty that could occur. Clients may become dissatisfied by any system failure that interrupts our ability to provide our services to them, including failures affecting the ability to deliver advertisements quickly and accurately to the targeted audiences. Sustained or repeated system failures would significantly reduce the attractiveness of our solutions to advertisers.

      In addition, interruptions in our service could result from the failure of our third party providers to provide the necessary data communications capacity in the time frame required. Our data warehouse and processing operations and computer hardware are primarily housed at eData.com, a third-party provider of Web data services located in Boca Raton, Florida, and at our own facilities in Atlanta and Newtown Square. If eData.com is unable to adequately protect our data warehouse and hardware, and information is lost or our ability to deliver our services is interrupted, our reputation may be harmed and we may lose clients. In addition, the failure of any advertising server system that we use, including failures which delay the delivery of advertisements to Web sites or impede our ability to verify that advertisements were delivered, could reduce client satisfaction and harm our business, results of operations and financial condition.

Intense competition in the marketing data industry could reduce our ability to gain clients and reduce our revenues.

      We face intense competition in the marketing data services industry. The following categories represent current and potential competition:

    .  ad serving companies, such as DoubleClick and Engage Technologies;

    . providers of online media planning and buying services, such as Avenue A; and

    . publisher networks that provide services directly to clients, such as Flycast Communications (now part of Engage Technologies); and

    . offline direct marketing companies that may target the Web-enabled consumer, such as Acxiom.

      In addition, we face indirect competition from companies, which manage affiliate programs such as LinkShare, advertising agencies with in-house online media management capabilities such as Lowe Interactive, incentive-based marketers such as MyPoints.com and marketing list brokers.

      We believe that our ability to compete depends upon many factors both within and outside of our control, including:

    .  the size and depth of our marketing database;

    . the effectiveness, ease of use, performance and features of our database;

    .  the reach of our fulfillment partners for our e-Targeting services;

    .  client perceptions of the effectiveness of our products and services;

    .  the price of our products and services; and

    . the timing and acceptance of new services and enhancements to existing solutions developed by us or our competitors.

      The intense competition among Web sites has led to many pricing alternatives for Web advertising. These alternatives make it difficult for us to project future levels of advertising demand and related revenues that can be sustained either by the Web advertising industry or us in general.

      We expect competition to continue to increase in our industry because there are no substantial barriers to entry. There have been a number of new entrants into this market. We believe that, in addition, competition will continue to increase as a result of industry mergers, partnerships and consolidations. For example, AdForce and Flycast merged into Engage Technologies; Yesmail.com has recently been acquired by CMGI; AdKnowledge has recently been acquired by Engage Technologies, a subsidiary of CMGI; and DoubleClick has recently acquired NetGravity, Abacus and a 30% interest in ValueClick. In addition, as we expand the scope of our Web advertising and direct marketing services, we may compete with a greater number of Web sites and other media companies across a wide range of different Web services. Competitive pressures could prevent us from growing, reduce our market share or require us to reduce prices on our products and services, any of which could harm our business.

      Many of our existing competitors have significantly greater financial, technical, marketing, service and other resources, have a larger installed base of users, have been in business longer or have greater name recognition than we do. Some of our competitors' services may be more effective than our services at performing particular functions or be more customized for particular needs. Some large companies may attempt to build functions into their services that are similar to functions of our products and services. Even if these functions are more limited than those provided by our products and services, those services could discourage potential clients from purchasing our products and services, as well as lead to price reductions that could harm our revenues.

Our quarterly operating results are subject to significant fluctuations and you should not rely on them as an indication of our future results. Fluctuations in our operating results or the failure of our operating results to meet the expectations of public market analysts and investors may negatively impact our stock price.

      Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. Fluctuations in our quarterly operating results could cause our stock price to decline. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. Factors that may affect our quarterly results include:

    . the introduction, development, timing, competitive pricing and market acceptance of our products and services and those of our competitors;

    .  the maintenance and development of our strategic relationships;

    .  the timing, amount and mix of online direct marketing revenues;

    .  the magnitude and timing of our marketing initiatives;

    .  changes in government regulation;

    . technical difficulties or system downtime affecting the Web generally or the operation of our products and services specifically;

    .  seasonal trends in our electronic registration businesses; and

    .  our ability to manage our anticipated growth and expansion.

      As a result of the factors listed above and because our e-Targeting business is new, it is difficult to predict client demand for our services. It is possible that in some future periods our results of operations may be below the expectations of public market equity analysts and investors. This could cause our stock price to decline. In addition, we plan to significantly increase our operating expenses to expand our sales and marketing, administration, consulting and training, maintenance and technical support and research and development groups. If revenues fall below our expectations in any quarter and we are unable to quickly reduce our spending in response, our operating results would be lower than expected and our stock price may fall.

We may not be able to obtain sufficient funds to grow our business and any additional financing may be on terms adverse to your interests.

     We may need additional financing to continue to grow our business. If additional financing is not available when required or is not available on acceptable terms, we may be unable to fund our expansion, successfully promote our brand name, develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressures, any of which could reduce the value of your investment. If we are able to raise additional funds and we do so by issuing equity securities, you may experience significant dilution of your ownership interest and holders of these securities may have rights senior to those of the holders of our common stock. If we obtain additional financing by issuing debt securities, the terms of these securities could restrict or prevent us from paying dividends and could limit our flexibility in making business decisions. In this case, the value of your investment could be reduced.

     We currently anticipate that the net proceeds from this offering, together with available funds, will be sufficient to meet our anticipated needs for at least the next 12 months. Because we expect to generate losses for the foreseeable future, income from our operations may not be sufficient to meet our needs after that period. We expect to raise additional funds in the future in order to fund our anticipated growth, more aggressive marketing programs or the acquisition of complementary businesses, technologies and services. Obtaining additional financing will be subject to a number of factors including:

    .  market and economic conditions;

    .  our financial condition and operating performance; and

    .  investor sentiment.

     These factors may make the timing, amount, terms and conditions of additional financing unattractive for us.

We depend on our key personnel to manage our business effectively in a rapidly changing market.

     Our future success will depend to a significant extent upon the continued service and performance of a relatively small number of key senior management, technical and sales and marketing personnel, who would be difficult to replace. In particular, we believe that our future success is highly dependent on Dr. Charles W. Stryker (our Chairman, President and Chief Executive Officer), Raymond T. Butkus (our Senior Vice President (Sales and Marketing)), James M. Flynn (our Senior Vice President (Operations)), and William J. Tobia (our Senior Vice President, Chief Financial Officer). The loss of any of these key employees could have a material adverse effect on our business.

We may not be able to effectively manage our expanding operations.

     We have recently experienced a period of rapid growth. In order to execute our business plan, we must continue to grow significantly. We had 58 employees as of December 31, 1998. As of December 31, 1999, the number had increased to
215. As of February 29, 2000, we had 308 employees, including SDG employees. This growth has placed, and our anticipated future growth, combined with the requirements we will face as a public company, will continue to place, a significant strain on our management, systems and resources. In the future, our ability to support the growth of our business will depend, in part, on our ability to attract, integrate and retain highly skilled employees, particularly management, sales and technical personnel. In particular, we rely on experienced sales and marketing personnel to maintain and expand our client base, and we rely on highly skilled technical personnel to maintain and improve our technological capabilities. If we are unable to hire or retain key employees, our ability to operate and grow our business will be adversely affected.

     We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. We will also need to continue to expand and maintain close coordination among our products and technology, finance and administration, and sales and marketing organizations. If we do not succeed in these efforts, it could reduce our revenues and the value of your investment.

Our recent acquisitions affect the comparability of our historical financial statements.

      In September 1999, we acquired the stock and assets of the IQ2.net division of IntelliQuest Information Group, Inc. The historical revenue of IQ2.net was $18.6 million for the year ended December 31, 1998 and was $12.4 for the eight months ended August 31, 1999. In February 2000, we acquired all of the issued and outstanding stock of SDG from Webcraft. The historical revenue of SDG was $5.3 million for the year ended December 31, 1999. Also, in March 2000, we agreed to acquire substantially all of the assets of SMS from SOFTBANK. The historical revenue for SMS was $123,000 for the year ended December 31, 1999. Our historical results of operations do not fully give effect to the operations of the companies we have acquired or agreed to acquire and the pro forma financial information included in this prospectus is based in part on the separate pre-acquisition financial statements of these acquired and to be acquired companies. Consequently, our historical results of operations and pro forma financial information may not give you an accurate indication of how Naviant, together with these combined entities, will perform in the future.

We may fail to integrate recent and future acquisitions.

      Our success will depend, in part, on our ability to fully integrate the operations and management of our recent acquisitions, IQ2.net, SDG and SMS, as well as any future acquisitions. A successful integration requires, among other things, the integration of their services into ours and the coordination of their research and development, sales and marketing and financial reporting efforts with ours. We cannot assure you that we will accomplish the integration smoothly or successfully, or that we will realize the anticipated benefits of these acquisitions. The success of the integration will require the dedication of management and other personnel resources, which may temporarily distract their attention from our day-to-day business.

      If appropriate opportunities present themselves, we intend to acquire other complementary businesses, technologies, services or products. Other than SMS, we currently have no understandings or agreements relating to any acquisition. We cannot assure you that we will be able to complete future acquisitions successfully or integrate an acquired entity with our current business. An acquisition may result in unforeseen operating difficulties and expenditures. They may also require significant management attention that would otherwise be available for ongoing development of our business. Moreover, we cannot assure you that the anticipated benefits of any acquisition will be realized.

We may not be successful in our plan for international expansion.

      We believe that expansion into international markets through a combination of internal business expansion, strategic alliances and potential acquisitions will enable us to offer comparable products and services internationally. Our future international operations might not succeed for a number of reasons, including:

    .  difficulties in staffing and managing foreign operations;

    .  unexpected changes in regulatory requirements;

    .  cultural and language differences;

    . issues relating to uncertainties of laws and enforcement relating to the protection of intellectual property and privacy;

    . legal uncertainties inherent in transnational operations such as export and import regulations, tariffs and other trade barriers;

    . legal uncertainties regarding jurisdictional reach of foreign governments;

    .  taxation and currency exchange rate issues; and

    .  general political and economic trends.

      The European Union has recently adopted a data protection directive addressing data privacy that may result in limitations on the collection and use of certain information regarding Web users residing in the European Union. These limitations may limit our ability to target advertising or collect and use information in any of these European countries. Some EU member states have not implemented laws with respect to the directive at this time and the EU is taking these countries to court for failing to implement laws as required under the directive. Moreover, although the EU has started to enforce the directive within the European Union, the EU has not enforced the directive with respect to the activities of U.S. companies doing business in the EU. The U.S. Department of Commerce has been working with the European Commission to develop a "safe harbor" that allows U.S. companies to operate in the EU and still comply with the directive. No agreement has been reached with respect to the safe harbor, although a March 31, 2000 deadline has been set to finalize negotiations. Thus, we cannot determine the impact of the directive on us at this time. Widespread adoption of these kinds of restrictions in other European or other countries could decrease our ability to provide our advertising and direct marketing services effectively in those countries, which would hamper our ability to expand our operations internationally.

Our business is largely dependent on the development and growth of the Web, which may be unable to support the demands placed on it.

      If Web usage in general does not grow, the demand for our e-List and e-Targeting products and services will decrease, which would harm our business. If Web usage does continue to grow, the Web infrastructure may be unable to support the demands placed on it by this growth and its performance and reliability may decline. To date, many Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Web network infrastructure. Varying factors could inhibit future growth or the ability of the Web infrastructure to adequately support the growth in Web usage, including:

    .  inadequate network infrastructure;

    .  security concerns;

    .  inconsistent quality of service; and

    .  unavailability of cost effective, high speed service.

      Additionally, several Web servers have recently suffered denial-of-service attacks perpetrated by sophisticated hackers. If the media advertisement servers on which we rely for delivery of our e-Targeting services were subjected to any such attack for a significant period of time, our business could be materially adversely affected.

Changes in government regulation could limit our Web activities or result in additional costs of doing business on the Web.

      There are currently few laws or regulations that specifically regulate communications on the Web. However, we expect more stringent laws and regulations to be enacted due to the increasing popularity and use of the Web. Future regulations also could affect the costs of communicating on the Web and adversely affect the growth in use of the Web, which could result in decreased demand for our services or otherwise harm our business. In addition, the application of existing laws to the Web could expose us to substantial liability for which our customers or other third parties might not indemnify us. Existing laws and regulations currently address, and new laws and regulations and industry self-regulatory initiatives are likely to address, a variety of issues, including:

    .  user privacy and expression;

    .  the rights and safety of children;

    .  intellectual property;

    .  content;

    .  quality of products and services;

    .  advertising;

    .  information security;

    .  anti-competitive practices;

    .  the convergence of traditional channels with Web commerce; and

    .  taxation and pricing.

      The nature and effect of any future legislation or regulation cannot be fully determined, but any such legislation or regulation could have a material adverse effect on our business, results of operations and financial condition.

      The adoption of any such legislation could also dampen the growth in use of the Web generally and decrease its acceptance as a communications, commercial and advertising medium. Any legislation, which could have any adverse effect on the growth of the Web, could decrease the demand for our services and could have a material adverse effect on our business, results of operations and financial condition.

Provisions in our charter documents, Delaware law and client agreements could prevent, delay or impede a change in control of us and may reduce the market price of our common stock.

      Provisions of our certificate of incorporation and bylaws could have the effect of discouraging, delaying or preventing a merger or acquisition that a stockholder may consider favorable. We also are subject to the anti-takeover laws of Delaware, which may discourage, delay or prevent someone from acquiring or merging with us, which may adversely affect the market price of our common stock. In addition, certain of our client agreements permit the client to terminate their obligations in the event a competitor of such client acquires us.

Our stock price may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

      There has been no public market for our common stock prior to this offering. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. The initial public offering price may vary from the market price of our common stock after the offering. The stock market in general and the market prices of shares in technology companies, particularly those such as ours that offer advertising and Web-based products and services, have been extremely volatile and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. If you purchase shares of common stock, you may not be able to resell those shares at or above the initial public offering price. The market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, including the following:

    .  actual or anticipated fluctuations in our operating results;

    .  adverse business developments;

    .  changes in governmental regulation;

    .  changes in financial estimates by securities analysts;

    .  announcements by our competitors of new products and services;

    . general economic conditions both in the U.S. and in foreign countries;

    . changes in financial estimates by securities analysts or our failure to perform in line with such estimates;

    . changes in market valuations of other companies that provide marketers with consumer information;

    . announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

    .  the loss of one or more key strategic partners; and

    .  departures of key personnel.

      The stock market has experienced extreme volatility that often has been unrelated to the performance of particular companies. These market fluctuations may cause our stock price to fall regardless of our performance.

Our management may apply the proceeds of this offering to uses that our stockholders may not agree with and in ways that do not increase our profits or market value.

      Our management will have considerable discretion in the application of the net proceeds received by us from this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the proceeds of this offering. The net proceeds may be used for corporate purposes that do not increase our profitability or our market value. Pending application of the proceeds, they may be placed in investments that do not produce income or that lose value. Please see "Use of Proceeds" for a more complete description of how we plan to use the proceeds of this offering.

There may be sales of a substantial amount of our common stock after this offering that could cause our stock price to fall.

      Sales of substantial amounts of our common stock in the public market, after this offering or the perception that such sales may occur, could reduce the market price of our common stock. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. After the offering, shares of our common stock will become available for resale in the public market as shown on the chart below.

                         Approximate Number
  Days after the Date    of Shares Eligible
   of this Prospectus     for Future Sale                               Comment
  -------------------    ------------------                             -------
Upon effectiveness......                    Freely tradable shares sold in this offering
180 days................                    Lock-up released; shares saleable under Rule 144, 144(k) or 701

      Upon completion of this offering, the holders of at least     shares of
our common stock will be entitled to certain rights with respect to the registration of those shares under the Securities Act. For a description of the shares of our common stock that are available for future sale, see "Shares Eligible for Future Sale."

You will experience immediate and substantial dilution in the book value of your shares.

      The initial public offering price is expected to be substantially higher than the book value per share of our outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, you
will incur immediate dilution of approximately $    in book value per share of
our common stock from the price you pay for our common stock. Please see "Dilution" below for information regarding the dilution you will experience.

If our stock price is volatile, we may become subject to securities litigation, which is expensive and could result in a diversion of resources.

      Litigation brought against us could result in substantial costs to us in defending against the lawsuit and a diversion of management's attention that could reduce the value of your investment. Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Since our stock price may be volatile, we could be subject to securities litigation and incur higher expenses than expected, which could reduce the value of your investment.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "intend," "anticipate," "believe," "estimate," "continue" and "future". You should read statements that contain these words carefully because they discuss our future expectations, make projections of our future results of operations or financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections and elsewhere in this prospectus could have a material adverse effect on our business and may result in the loss of a portion or all of your investment in our stock.

                                USE OF PROCEEDS

      The net proceeds from the sale of the       shares of common stock
offered by this prospectus, assuming an initial pubic offering price of $
per share, less the underwriting discount and estimated offering expenses, will
be approximately $     million, or $     million if the underwriters' over-
allotment option is exercised in full.

      We intend to use the net proceeds of this offering for general corporate purposes, including expanding the depth and breadth of our proprietary database, expanding our distribution capabilities both domestically and internationally, expanding our sales and marketing initiatives, product development, capital expenditures and other working capital needs. In addition, we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our current or future business and licensed technologies. Although we are currently not subject to any agreement or letter of intent with respect to potential acquisitions, other than SMS, we have from time to time engaged in acquisition discussions with other parties. Our management will have significant flexibility in applying the net proceeds of this offering. Pending such uses, we will invest the net proceeds of this offering in U.S. government securities and other investment grade, interest-bearing securities.

                                DIVIDEND POLICY

      We have never declared or paid any dividends on our capital stock and we do not intend to pay cash dividends on our common stock in the foreseeable future. We currently expect to retain future earnings, if any, to fund the operation and expansion of our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any existing indebtedness and other factors the Board of Directors deems relevant.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 1999:

    .  on an actual basis;

    .  on a pro forma basis to reflect:

      . the conversion of all outstanding shares of our preferred stock on December 31, 1999 into shares of our common stock, which will occur upon the consummation of this offering;

      . the issuance of 3,625,926 shares of Series C preferred stock to Webcraft in connection with the acquisition of SDG, which was completed in February 2000, and the conversion of these shares of preferred stock into common stock, which will occur upon the consummation of this offering;

      . the issuance of 11,000,000 shares of Series E preferred stock to SOFTBANK in connection with the acquisition of SMS, which is expected to be completed prior to the consummation of this offering, and the conversion of these shares of preferred stock into common stock, which will occur upon consummation of this offering; and

      . the issuance of 18,496,810 shares of Series F preferred stock for aggregate net proceeds of approximately $49.2 million to SOFTBANK, Young & Rubicam and certain of our current stockholders, which is expected to be completed prior to the consummation of this offering, and the conversion of these shares of preferred stock into common stock, which will occur upon the consummation of this offering.

    .  on a pro forma as adjusted basis to reflect our sale of    shares of
       common stock in this offering at an assumed initial public offering
       price of $    per share (the midpoint of the range on the cover page
       of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds as described under "Use of Proceeds."

      You should read the following table in conjunction with our financial statements and the notes to those statements included at the end of this prospectus.

      The table excludes the following shares:

    . 7,815,870 shares subject to outstanding options with a weighted average exercise price of $1.00 share; 878,000 shares subject to outstanding warrants with a weighted average exercise price of $2.11 share; 2,965,216 shares of common stock reserved for issuance under our stock option and stock purchase plans;

    .      shares of common stock (assuming an initial offering price of $
       per share, based on the midpoint of the range on the cover page of this prospectus) issuable to Young & Rubicam in connection with its option to purchase up to $5.0 million of common stock concurrent with, but not as a part of, this offering;

    .      shares of common stock (assuming an initial offering price of $
       per share, based on the midpoint of the range on the cover page of this prospectus) issuable upon the exercise of the 5% Warrants; and

    . 3,328,335 shares of common stock, the maximum number of additional shares issuable upon conversion of the Series F preferred stock.

                                                     At December 31, 1999
                                                 ------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                 -------  --------  -----------
                                                    (amounts in thousands,
                                                  except share and per share
                                                            data)
Long-term obligations, net of current portion... $   378  $    378     $
 Redeemable convertible preferred stock:
  Series A, $.01 par value; 3,375,000 shares
   authorized, issued and outstanding, actual;
   none authorized, issued and outstanding, pro
   forma and pro forma, as adjusted.............   3,375       --
  Series B, $.01 par value; 1,500,000 shares
   authorized, issued and outstanding, actual;
   none authorized, issued and outstanding, pro
   forma and pro forma, as adjusted.............   1,500       --
  Series C, $.01 par value; 8% cumulative
   dividend, 50,925,926 shares authorized;
   42,037,037 issued and outstanding actual;
   none authorized, issued and outstanding pro
   forma and pro forma as adjusted..............  57,894       --
  Series D, $.01 par value; 8% cumulative
   dividend, 8,888,889 shares authorized, issued
   and outstanding actual; none authorized,
   issued and outstanding, and pro forma, as
   adjusted.....................................  12,242       --
                                                 -------  --------     ----
                                                  75,011       --
  Less: stockholder loans receivable............    (750)      --
                                                 -------  --------     ----
   Total redeemable convertible preferred
    stock.......................................  74,261       --
Stockholders' equity (deficit):
  Common stock, $0.01 par value, 116,000,000
   shares authorized, 14,172,914 shares issued
   and outstanding, actual;    shares
   authorized, 94,207,689 issued and
   outstanding, pro forma;     issued and
   outstanding, pro forma, as adjusted .........     142       942
  Non-voting common stock, $.01 par value;
   9,000,000 shares authorized,
   no shares issued and outstanding, actual;
   8,888,889 shares issued and outstanding, pro
   forma and pro forma, as adjusted.............     --         89
  Additional paid-in capital....................   5,578   168,431
  Accumulated deficit........................... (15,139)  (15,139)
  Stockholder loans receivable..................  (3,664)   (4,414)
                                                 -------  --------     ----
   Total stockholders' equity (deficit)......... (13,083)  149,909
                                                 -------  --------     ----
    Total capitalization........................ $61,556  $150,287
                                                 =======  ========     ====

                                    DILUTION

      Our pro forma net tangible book value as of December 31, 1999, which includes anticipated net proceeds of approximately $49.2 million from the issuance of 18,496,810 shares of Series F preferred stock, was approximately
$   million, or $   per share of common stock. Pro forma net tangible book
value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the pro forma number of shares of common stock outstanding as of December 31, 1999, after giving effect to the conversion of all outstanding shares of our preferred stock into shares of common stock, including 3,625,926 shares of Series C preferred stock issued in connection with the acquisition of SDG, 11,000,000 shares of Series E preferred stock to be issued in connection with the pending acquisition of SMS, 18,496,810 shares of Series F preferred stock to be issued in connection with the investments by SOFTBANK, Young & Rubicam and certain of our current stockholders, (collectively, the "post December 31 stock issuances").

      Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to our sale of shares of common stock in this offering at an assumed initial public offering
price of $   per share (the midpoint of the range on the cover page of this prospectus) and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of December 31, 1999 would have been $
million, or $   per share. This amount represents an immediate increase in pro
forma net tangible book value to our existing stockholders of $   per share and
an immediate dilution to new investors of $   per share. The following table
illustrates this per share dilution:

   Assumed initial public offering price per share...................     $
    Pro forma net tangible book value per share at December 31,
     1999............................................................ $
    Increase in pro forma net tangible book value per share
     attributable to new investors...................................
                                                                      ---
   Pro forma net tangible book value per share after this offering...
                                                                          ----
   Dilution per share to new investors...............................
                                                                          ====

      The following table summarizes, on a pro forma basis, as of December 31, 1999, after giving effect to the post December 31 stock issuances and the conversion of preferred stock into common stock, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed initial public offering price of $ per share (the midpoint of the range on the cover page of this prospectus), before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                                             Shares         Total
                                           Purchased    Consideration   Average
                                         -------------- -------------- Price Per
                                         Number Percent Amount Percent   Share
                                         ------ ------- ------ ------- ---------
   Existing stockholders................              %  $           %   $
   New stockholders.....................
                                          ---    -----   ----   -----
     Total..............................         100.0%         100.0%
                                          ===    =====   ====   =====

      The foregoing discussion and table assume no exercise of any stock options or warrants outstanding as of or issued subsequent to December 31, 1999. To the extent that any of these options or warrants is exercised, there will be further dilution to new investors. As of December 31, 1999, there were options outstanding to purchase a total of 7,815,870 shares of common stock with a weighted average exercise price of $1.00 per share and warrants (other than the 5% Warrants) outstanding to purchase a total of 878,000 shares of common stock with a weighted average exercise price of $2.11 per share. The 5% Warrants and the Young & Rubicam option are exercisable at the initial public offering price, and therefore are not dilutive to the purchasers in this offering. For additional information regarding our stock options, see note 8 to our financial statements and the information in the "Capitalization" section of this prospectus.

                            SELECTED FINANCIAL DATA

            (amounts in thousands, except share and per share data)

      The following selected statement of operations data for the period from January 1, 1997 through May 1, 1997, the period from May 2, 1997 through December 31, 1997, and for the years ended December 31, 1998 and 1999 and the balance sheet data at December 31, 1998 and 1999 are derived from the audited financial statements appearing elsewhere in this prospectus. The following selected statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 is derived from unaudited financial statements not included in this prospectus. Statement of operations data for 1999 include the operations of IQ2.net from September 1, 1999.

      The selected unaudited pro forma financial information is based upon, and should be read together with, the unaudited pro forma financial information included elsewhere in this prospectus. The selected unaudited pro forma statement of operations data for the year ended December 31, 1999, is presented as if we had completed the acquisitions of IQ2.net, SDG and SMS as of January 1, 1999. The pro forma balance sheet data at December 31, 1999, are presented as if the acquisition of SDG, the pending acquisition of SMS and the sale of Series F preferred stock had occurred on December 31, 1999.

      The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and pro forma financial information and related notes included elsewhere in this prospectus.

                                                    Period from Period from
                                                    January 1,     May 2,
                                                       1997         1997                                Pro forma
                           Year ended   Year ended    through     through     Year ended   Year ended   Year ended
                          December 31, December 31,   May 1,    December 31, December 31, December 31, December 31,
                              1995         1996        1997         1997         1998         1999         1999
                          ------------ ------------ ----------- ------------ ------------ ------------ ------------
                          (unaudited)  (unaudited)
Statement of Operations
 Data:
Revenues:
 e-Registration.........    $   --       $   --       $  --       $   --       $   --       $  2,747     $  7,725
 Precision marketing....        --           --          --           --           --          3,926        7,596
 e-CRM..................     10,539       12,175       4,533        9,630        9,717        11,380       20,612
                            -------      -------      ------      -------      -------      --------     --------
Total revenues..........     10,539       12,175       4,533        9,630        9,717        18,053       35,933
Cost of revenues:
 e-Registration.........        --           --          --           --           --          1,408        4,062
 Precision marketing....        --           --          --           --           --          2,064        3,663
 e-CRM..................      4,150        5,302       2,442        4,062        4,067         5,459       13,091
                            -------      -------      ------      -------      -------      --------     --------
Total cost of revenues..      4,150        5,302       2,442        4,062        4,067         8,931       20,816
                            -------      -------      ------      -------      -------      --------     --------
Gross Profit............      6,389        6,873       2,091        5,568        5,650         9,122       15,117
Operating Expenses:
 Sales and marketing....      1,979        2,650         866        1,327        1,716         5,781       10,752
 General and
  administrative........      3,098        4,911       2,092        5,217        6,164         9,500       17,503
 Research and
  development...........         21          165          15          460          985           728        2,252
 Amortization of
  intangibles...........        --           --          --           --           --          3,890       23,671
                            -------      -------      ------      -------      -------      --------     --------
Total operating
 expenses...............      5,098        7,726       2,973        7,004        8,865        19,899       54,178
                            -------      -------      ------      -------      -------      --------     --------
Operating income
 (loss).................      1,291         (853)       (882)      (1,436)      (3,215)      (10,777)     (39,061)
Other income (expense)..        --           --          --            26           40           223          207
                            -------      -------      ------      -------      -------      --------     --------
Net income (loss) ......      1,291         (853)       (882)      (1,410)      (3,175)      (10,554)     (38,854)
Accretion and dividends
 on redeemable
 convertible preferred
 stock..................        --           --          --           --           --         (1,668)      (6,724)
                            -------      -------      ------      -------      -------      --------     --------
Net income (loss)
 available to common
 stockholders...........    $ 1,291      $  (853)     $ (882)     $(1,410)     $(3,175)     $(12,222)    $(45,578)
                            =======      =======      ======      =======      =======      ========     ========

                                                        (continued on next page)

                                                   Period from Period from
                                                   January 1,     May 2,
                                                      1997         1997                                   Pro forma
                          Year ended   Year ended    through     through      Year ended    Year ended    Year ended
                         December 31, December 31,   May 1,    December 31,  December 31,  December 31,  December 31,
                             1995         1996        1997         1997          1998          1999          1999
                         ------------ ------------ ----------- ------------  ------------  ------------  ------------
                         (unaudited)  (unaudited)
Statement of Operations
 Data (continued):
Historical net loss per
 share--basic and
 diluted...............                                        $     (0.14)  $     (0.31)  $     (1.17)
                                                               ===========   ===========   ===========
Historical weighted
 average shares
 outstanding-- basic
 and diluted...........                                         10,125,000    10,125,000    10,455,645
                                                               ===========   ===========   ===========
Pro forma net loss per
 share--basic and
 diluted...............                                                                    $     (0.35)  $     (0.39)
                                                                                           ===========   ===========
Pro forma weighted
 average shares
 outstanding--basic and
 diluted...............                                                                     30,538,661    99,397,307
                                                                                           ===========   ===========

                                                At December 31,
                         ----------------------------------------------------------------
                                                                                Pro forma
                            1995        1996        1997      1998      1999      1999
                         ----------- ----------- ----------- -------  --------  ---------
                         (unaudited) (unaudited) (unaudited)
Balance Sheet Data:
Cash and cash
 equivalents............   $  --       $  --       $1,123    $   712  $ 10,997  $ 60,261
Working capital.........    3,079       3,264       3,355      1,806    15,963    64,716
Total assets............    4,940       5,032       6,051      4,118    71,353   160,845
Long-term obligations...      --          --          --         --        378       399
Redeemable convertible
 preferred stock........      --          --        3,375      4,875    74,261   162,992
Total stockholders'
 equity (deficit).......    3,907       4,073       1,040     (2,135)  (13,083)  (14,263)

      Please refer to note 8 of the notes to financial statements and note 2(i) to the unaudited pro forma condensed combined financial information regarding the method used to compute our actual basic and diluted net loss per share and our pro forma basic and diluted net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the financial statements and pro forma financial information and related notes thereto included at the end of this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

      We provide one-to-one marketing solutions that enable Web advertisers, publishers and consumer marketers to precisely identify and target Web users through both physical and online media. We have a proprietary database that contains detailed information on Web-enabled consumers, which we develop, update and expand on an ongoing basis by acting as the largest outsourced provider of electronic registrations for technology products. By combining the online identity of Web-enabled consumers with the information in our database, we enable our clients to execute highly targeted marketing campaigns and to personalize Web content. We expect expenditures on Web advertising to expand significantly in the next several years and believe that marketers will increasingly target Web users through a combination of targeted marketing on the Web and traditional media.

      Prior to May 1997, we operated as a division of MRJ, Inc. ("MRJ"). In May 1997, our operations were contributed to a subsidiary of MRJ. Until September 1999, we were a multidisciplinary marketing and management information systems company, focusing on customer relationship marketing. Consulting services included designing and implementing data warehousing and data mining systems and marketing solutions primarily for customers in the financial services, insurance, telecommunications, retail and healthcare industries.

      Effective August 31, 1999, we acquired the stock and assets of the IQ2.net division of IntelliQuest Information Group, Inc. As a result of the acquisition, we now provide electronic registration and affinity marketing services for technology and other product manufacturers, and create and license direct marketing lists to companies seeking to reach consumers that are Web-enabled. Since the acquisition, we have developed our e-Targeting products, which enable marketers to deliver banner advertisements to specific households when they are on Web sites served by our fulfillment partners and enable Web sites to obtain immediate identification of their visitors for dynamic personalization of Web content and demographic analysis of site visitors.

      In February 2000, we acquired SDG. SDG provides list processing services, re-markets list properties, and conducts analytic processing and marketing model development. SDG expands our access to demographic variables, expands our custom list processing capacity and increases our capacity to support analytic processing for both internal product development and client opportunities.

      In March 2000, we signed a definitive agreement for the purchase of SMS. SMS is an electronic registration and affinity marketing company that provides registration services to computer and computer related product companies. This acquisition will further expand our electronic registration business and affinity services.

      Both the IQ2.net and SDG acquisitions have been, and the SMS acquisition will be, accounted for under the purchase method of accounting. The goodwill and other intangibles resulting from the IQ2.net acquisition is $44.5 million and will be amortized over a period of two to four years. We expect the goodwill and other intangibles resulting from the SDG acquisition and the pending SMS acquisition to be approximately $6.7 million and $29.3 million, respectively, and to be amortized over three years. The goodwill and other intangible amounts resulting from the SDG acquisition and the pending SMS acquisition, as well as the expected amortization periods, are preliminary and subject to adjustment upon finalization of the purchase accounting. Additionally, we expect a charge of $1.2 million in the second quarter of 2000 related to the pending SMS acquisition for in-process research and development.

      As a result of the acquisition of IQ2.net, we have transformed from a services company to a precision marketing company. Since the acquisition, we have dedicated significant cash resources to the expansion of all areas of our business, especially the sales and marketing area and renewed research and development efforts. Because of the high cost of this expansion, we have incurred increased operating losses. We expect these losses to continue in the future as additional costs are incurred in connection with our continued growth and the addition of new precision marketing products.

      Our three product groups are e-Registration, Precision Marketing and e-CRM. e-Registration includes capturing detailed customer information through various registration media including the Web, e-mail, modem and other means. Precision Marketing includes data licensing of Web-enabled household records (e-List), electronic targeting of Web enabled users (e-Targeting), and affinity marketing services. e-CRM includes consulting and data processing services.

      We expect revenues from e-Registration services to decline in future periods as we (1) reduce charges for such services in exchange for shared data rights to increase the size of our proprietary database and (2) increase the opportunity to present affinity offers to more consumers. We expect that a significant portion of our future revenues will be derived from our e-Targeting services. We expect Precision Marketing revenues to increase due to the increase in the size of our proprietary database, our anticipated increased levels of shared data rights, our expanded sales force and new product releases, in particular e-Targeting products and services. Although our e-CRM services will be complemented by the recent acquisition of SDG, we expect e-CRM services to decline on a pro forma basis due to our increased focus on precision marketing.

      e-Registration and e-CRM revenues are recognized as the services are performed. Revenues from fixed price consulting contracts, which are generally less than one year in duration, are recognized on the percentage of completion method. Revenues from e-List licenses that do not require us to provide updated information are recognized upon shipment of the lists to the customer. Revenues from e-List licenses that require us to provide updated information are recognized ratably over the contract term. Revenues are earned from affinity marketing partners when we generate leads for our partners or when consumers purchase goods or services as a result of the offers.

      The costs of the business principally include personnel, communications, facilities data processing and royalties for sublicensed data. The costs of registration services include personnel, communications and facilities. The costs of providing services are primarily personnel related. Where permissioned by our registration customers, we use information obtained during product registrations to match to sublicensed marketing databases for inclusion into our proprietary database. We pay royalties for the use of the sublicensed data. The proprietary database is housed in an outsourced data storage and fulfillment facility. We have a contract with eData.com through December 2004 to process our lists and perform product development services.

      We expect the (1) costs of revenues for e-Registration to increase in absolute terms with increased volumes and new product offerings, (2) costs of revenues for Precision Marketing to increase in absolute terms as revenue increases in e-List, e-Targeting, and affinity and due to the acquisition of SMS and (3) costs of revenues for e-CRM to increase in absolute terms due primarily to the acquisition of SDG.

Results of Operations

      The tables included hereafter summarize revenues, cost of revenues and operating expenses for the period from January 1, 1997 through May 1, 1997, the period from May 2, 1997 through December 31, 1997, and the years ended December 31, 1998 and 1999. Our business was a division of MRJ during the period from January 1, 1997 through May 1, 1997. In May 1997, our operations were contributed to a subsidiary of MRJ. The revenues, cost of revenues, expenses and interest income for the periods in 1997 were combined in this analysis to reflect calendar 1997 results, and are referred to in the discussions accompanying the tables as Calendar 1997. These combinations of the 1997 periods are for comparative purposes only and are not necessarily indicative of the revenues, cost of revenues and operating expenses that would have occurred had Naviant been a separate stand-alone entity during the entire 1997 calendar year.

                           Period from   Period from
                         January 1, 1997 May 2, 1997
                             through       through     Total    Year Ended   Year Ended
                             May 1,      December 31, Calendar December 31, December 31,
                              1997           1997       1997       1998         1999
                         --------------- ------------ -------- ------------ ------------
Revenues:
e-Registration..........     $  --          $  --     $   --      $  --       $ 2,747
Precision marketing.....        --             --         --         --         3,926
e-CRM...................      4,533          9,630     14,163      9,717       11,380
                             ------         ------    -------     ------      -------
  Total revenues........     $4,533         $9,630    $14,163     $9,717      $18,053
                             ======         ======    =======     ======      =======

      Revenues. Total revenues were $14.2 million, $9.7 million and $18.1 million for Calendar 1997 and the years ended December 31, 1998 and 1999, respectively. e-CRM contracts typically require a significant sales cycle and, accordingly, revenues vary from year to year based upon contracts in progress. e-CRM revenues declined during 1998 as Naviant focused on developing software products. Naviant refocused on its consulting services business during 1999. The increase in total revenues in 1999 results primarily from the acquisition of IQ2.net, whose revenues are included primarily in the e-Registration and Precision Marketing categories above. Two customers each represented over 10% and, in the aggregate, 54% of total revenues for Calendar 1997. Three customers each represented over 10% and, in the aggregate, 46% of total revenues in 1998. One customer represented 26% of revenues in 1999. We expect the concentration of revenues among significant customers to continue to decline in future periods.

                           Period from   Period from
                         January 1, 1997 May 2, 1997
                             through       through     Total    Year Ended   Year Ended
                             May 1,      December 31, Calendar December 31, December 31,
                              1997           1997       1997       1998         1999
                         --------------- ------------ -------- ------------ ------------
Cost of Revenues:
e-Registration..........     $  --          $  --      $  --      $  --        $1,408
Precision marketing.....        --             --         --         --         2,064
e-CRM...................      2,442          4,062      6,504      4,067        5,459
                             ------         ------     ------     ------       ------
  Total cost of
   revenues.............     $2,442         $4,062     $6,504     $4,067       $8,931
                             ======         ======     ======     ======       ======

      Costs of revenues. Costs of revenues were $6.5 million, $4.1 million and $8.9 million for Calendar 1997 and the years ended December 31, 1998 and 1999, respectively. Costs of revenues for e-CRM services were 46%, 42% and 48% of the related revenue in Calendar 1997 and the years ended December 31, 1998 and 1999, respectively. The increase in total costs of revenues in 1999 results primarily from the acquisition of IQ2.net, whose cost of revenues are included primarily in the e-Registration and Precision Marketing categories above.

                           Period from   Period from
                         January 1, 1997 May 2, 1997
                             through       through     Total    Year Ended   Year Ended
                             May 1,      December 31, Calendar December 31, December 31,
                              1997           1997       1997       1998         1999
                         --------------- ------------ -------- ------------ ------------
Operating expenses:
Sales and marketing.....     $  866         $1,327     $2,193     $1,716      $ 5,781
General and
 administrative.........      2,092          5,217      7,309      6,164        9,500
Research and
 development............         15            460        475        985          728
Amortization of
 intangibles............        --             --         --         --         3,890
                             ------         ------     ------     ------      -------
  Total operating
   expenses.............     $2,973         $7,004     $9,977     $8,865      $19,899
                             ======         ======     ======     ======      =======

      Sales and marketing. Sales and marketing expenses were $2.2 million, $1.7 million and $5.8 million for Calendar 1997 and the years ended December 31, 1998 and 1999, respectively. Sales and marketing expenses decreased in 1998 compared to Calendar 1997 in absolute dollars due to significant decreases in our sales force and discretionary marketing spending in 1998 as we transitioned our focus from a software development to a services company. Sales and marketing expenses increased in 1999 due to the acquisition of IQ2.net and due to an increase in the direct sales force as well as additional marketing efforts since the acquisition. We expect sales and marketing expenses to increase both in absolute dollars and as a percentage of revenues due to continued expansion of our direct sales force.

      General and administrative. General and administrative expenses were $7.3 million, $6.2 million and $9.5 million for Calendar 1997 and the years ended December 31, 1998 and 1999, respectively. General and administrative expenses include salaries and benefits for administrative and non-billable operations personnel, facilities costs, professional services, recruiting costs and other administrative expenses. General and administrative expenses increased in 1999 due to the acquisition of IQ2.net, increases in finance and administration staff, and increased facilities costs due to our continued growth. We issued options during 1999 with exercise prices less than the fair market of the common stock at the date of grant, resulting in compensation expense of approximately $106,000 for the year ended December 31, 1999. We expect to recognize additional expense related to these options as follows: 2000- $448,000, 2001-$448,000, 2002-$448,000, 2003-$342,000. Certain of these options vest upon a qualified initial public offering. We estimate that compensation expense to be recognized upon a qualified initial public offering is $448,000. These amounts may vary due to forfeitures from employee terminations. We expect general and administrative expenses to increase in absolute dollars, but to decrease as a percentage of revenues.

      Research and development. Research and development expenses were $475,000, $985,000 and $728,000 for Calendar 1997 and the years ended December 31, 1998 and 1999, respectively. Research and development expenses include salaries and benefits of personnel involved in internal development of products and payments to vendors for external development efforts. As we pursue new lines of products and services, we expect research and development expenses to increase both in absolute dollars and as a percentage of revenues.

      Amortization of intangibles. Amortization of intangibles was $3.9 million in 1999 and results from the acquisition of IQ2.net. Intangible assets include the assembled workforce, the acquired database and customer list and goodwill. We are amortizing the assembled workforce over two years and the remainder of the intangible assets over four years.

      Interest income. Interest income was $26,000, $40,000 and $223,000 for Calendar 1997 and the years ended December 31, 1998 and 1999, respectively. Interest income results from the investment of excess cash and increased in 1999 due to the sale of preferred stock.

      Income taxes. We have not recorded any income tax expense or benefit to date because we have incurred losses during each of the periods in which we have engaged in operations. No taxable income is available in prior periods against which we can carryback our losses. Also, because the amounts and extent of our future earnings are not determinable with a sufficient degree of probability to recognize deferred tax assets in accordance with the requirements of Statement of Financial Accounting Standards No. 109--Accounting for Income Taxes, we have recognized no deferred tax assets.

      Net loss. We had a net loss of $2.3 million, $3.2 million and $10.6 million in Calendar 1997 and the years ended December 31, 1998 and 1999, respectively. We expect losses to continue in the future as additional costs are incurred in connection with additional growth.

Liquidity and Capital Resources

      Since inception, Naviant has financed its operations primarily through proceeds from the sale of convertible preferred stock. During Calendar 1997, Naviant issued $3.4 million of Series A preferred stock, of which $1.4 million was used to payoff a portion of the intercompany debt to MRJ. During 1998, Naviant issued $1.5 million of Series B preferred stock. Cash used in operations was $1.7 million and $322,000 during the year ended December 31, 1998 and Calendar 1997, respectively. Net cash used in operations during the year ended December 31, 1998 and Calendar 1997 resulted primarily from net losses during those periods, net of changes in working capital.

      Naviant's investing activities during the year ended December 31, 1998 and Calendar 1997 were purchases of equipment and leasehold improvements.

      In September and November 1999, Naviant issued a total of $56.8 million of Series C preferred stock and $12.0 million of Series D preferred stock, of which $47.4 million of the proceeds was used for the acquisition of IQ2.net. Other investing activities during 1999 included purchases of computer and communications equipment and leasehold improvements of $2.2 million to upgrade current facilities and support the growing employee base.

      Cash used in operations was $8.1 million during the year ended December 31, 1999 and was primarily due to: (a) the net loss of $10.6 million offset by non-cash depreciation and amortization expense of $4.6 million, and (b) increases in accounts receivable and prepaid expenses of $6.4 million and $371,000, respectively, offset by increases in accounts payable and accrued expenses of $3.8 million. The operations were financed through the proceeds of the aforementioned Series C and Series D preferred stock remaining after the acquisition of IQ2.net.

      Naviant currently has material commitments to vendors for data royalties, data processing and development services, and advertising through 2004. See "Business--Strategic Alliances." Naviant also has operating and capital lease commitments of approximately $8.0 million over the next five years. Naviant has experienced a significant increase in capital expenditures since the acquisition of IQ2.net, and anticipates continued increased expenditures with its growing employee base and the pending acquisition of SMS. Additionally, Naviant will continue to evaluate possible acquisitions of, or investments in businesses, products, and technologies that are complementary, which may require the use of cash. Naviant's capital requirements will depend on numerous other factors, including market acceptance of current and future products and the resources devoted to developing, marketing and selling its products.

      At December 31, 1999, Naviant had $11.0 million in cash and cash equivalents and $16.0 million in working capital. We believe that the net proceeds of this offering, existing cash and cash equivalents and cash provided by operating activities will be adequate to meet Naviant's cash needs for at least the next 12 months. Thereafter, Naviant may require additional funds to support its working capital requirements or for other purposes, and may seek to raise such additional funds through public or private equity financing or other sources. There can be no assurance that additional financing will be available at all or that if available, such financing will be obtainable on terms favorable to Naviant. The sale of additional securities could result in additional dilution to shareholders.

      In March 2000, Naviant signed agreements for the sale of Series F preferred stock to SOFTBANK, Young & Rubicam and certain of our current stockholders. Net proceeds from the sale of the Series F preferred stock will total approximately $49.2 million.

Year 2000 Computer Problem

      Prior to January 1, 2000, there was a great deal of concern regarding the ability of computers to adequately differentiate 21st century dates from 20th century dates due to the two-digit date fields used by many systems. Most reports to date, however, are that computer systems are functioning normally and the compliance and remediation work accomplished leading up to 2000 was effective to prevent any problems. Computer experts have warned that there may still be residual consequences of the change in centuries and any such difficulties could result in a decrease in sales of our services and products, an increase in allocation of resources to address Year 2000 problems of our clients without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered by our customers due to such Year 2000 problems.

Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. It requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met and that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively. The Company is currently evaluating this statement, but does not expect that it will have a material effect on the Company's financial position or results of operations.

      In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 would have no material effect on the financial position or results of operations of the Company.

                                   BUSINESS

Overview

     We provide one-to-one marketing solutions that enable Web advertisers, publishers and consumer marketers to precisely identify and target Web users through both traditional and online media. Our proprietary database contains extensive physical world information on over 17.5 million U.S. households, representing an estimated 40 million Web-enabled consumers, which we believe is the largest and most detailed database of Web-enabled households available. We develop, update and expand our database on an ongoing basis by acting as the largest outsourced provider of electronic registrations for technology products. By combining the online identity of Web-enabled consumers with the information in our database, we enable our clients to execute highly targeted marketing campaigns to personalize Web content.

     Our precision marketing solutions address the growing demand for products that enable marketers to:

    . identify and distinguish both existing and prospective customers on the Web in order to tailor the content and the scope of their marketing campaigns;

    . precisely identify verified Web-enabled households as part of their traditional targeted marketing campaigns;

    . immediately identify online visitors demographically and enable direct mail and outbound telemarketing of Web site visitors; and

    . integrate online and traditional mediums to increase the reach and effectiveness of their advertising campaigns.

     Our e-Targeting product enables marketers to reach a highly attractive target audience of Web-enabled households through marketing programs using both the Web and traditional marketing channels such as physical mail and telephone campaigns. We are developing strategic relationships with fulfillment partners, initially Excite@Home and 24/7 Media, to enable marketers to deliver banner advertisements directly to their customers or prospects when they are on a Web site served by one of these partners.

     We provide our clients with the following families of products and services:

    . e-Registration: Since 1996, we have processed over 45 million electronic registrations for more than 300 technology products sold by over 60 manufacturers and service providers.

    .  Precision Marketing:

      . e-List. Our extensive database of verified Web-enabled households permits marketers to identify and target existing and prospective Web-enabled customers through traditional targeted marketing campaigns. Since product introduction in mid 1998, the size of our database has grown from 1.4 million U.S. households to its current size of over 17.5 million U.S. households.

      . e-Targeting. Our e-Targeting services, which we began offering in January 2000, enable marketers to deliver banner advertisements to specific households when they are on Web sites served by our fulfillment partners, currently Excite@Home and 24/7. e-Targeting also enables Web sites to immediately identify their visitors for dynamic personalization of Web content and to perform demographic analysis of site visitors.

      . Affinity Marketing. We present contextually relevant offers to consumers at the end of the product registration process and on a continuing basis via private-labeled Web sites accessible through permanent desk top icons or through direct e-mail marketing. This affinity marketing process connects manufacturers and consumers through unique loyalty programs and increases the target audience for direct marketers.

    . e-CRM (Customer Relationship Management): As a compliment to our precision marketing business, we provide consulting and processing services which enable marketers to communicate with their Web-enabled customers more efficiently.

Industry Background

Growth of the Internet

      The Internet is a significant and rapidly growing global interactive medium, enabling millions of people all over the world to share information, communicate, be entertained and conduct business. According to a June 1999 International Data Corporation study, there were over 140 million Web users worldwide at the beginning of 1999, which IDC estimates will grow to over 500 million in 2003, representing a 29% compound annual growth rate. Of these worldwide users, International Data Corporation estimates that there were over 62 million Web users in the United States at the beginning of 1999, which they expect to grow to over 175 million in 2003.

      The interactive nature of the Web gives advertisers the potential to establish dialogues and one-to-one relationships with potential customers, receive direct feedback on their advertising and adapt their advertising strategy to respond to such feedback. The Web also provides advertisers with the opportunity to reach broad, global audiences. This audience is attractive to advertisers as a result of the typical users demographic profile, which in the U.S. includes higher levels of income and education then comparable national averages. As a result, spending on Web advertising has been growing dramatically. According to the Direct Marketing Association, businesses and other marketing organizations spent an estimated $285 billion on general advertising in 1998, of which $1.3 billion was spent on advertising delivered over the Web. Forrester Research projects total Web advertising expenditures in the U.S. to increase to over $17 billion in 2003. In addition, marketers have begun to recognize the importance of targeting Web users in physical world advertising campaigns in an effort to drive these consumers to buy goods and services over the Web.

Increasing Demand for Targeting Capabilities

      Early Web marketing efforts were directed primarily at placing advertisements on the most frequently visited Web sites and pages within those sites, in order to address the broadest possible market. Marketers had little or no ability to target specific Web-enabled consumers in either their physical world or online campaigns. With the development of the Web, marketers are seeking ways to improve the effectiveness of their campaigns by targeting the they most want to reach. By targeting campaigns to the most relevant users, Web marketers seek to improve their response rates, increase brand awareness and reduce customer acquisition and retention costs.

      Until recently, marketers seeking to identify and communicate with individual Web-enabled consumers have had limited resources available to assist them. Demographic information regarding Web users has generally lacked detail and has not generally been available from a comprehensive source. Although Web site registration, (which requires a user to register upon visiting the site) provides a limited amount of information regarding the user, it fails to aggregate and correlate information regarding users of different sites. Another type of targeting is through permissioned e-mail, in which users request to receive e-mail advertisements on particular products or services. As with site registration, permissioned e-mail has not led to a detailed, comprehensive profile of a large number of users.

      In an effort to learn more about Web users' tastes and behavior patterns, other marketers have attempted to analyze "clickstream" data of anonymous users. This method tracks online behavior patterns to identify which features appeal to a given user, thus allowing a minimal amount of demographic information to be generated. Because clickstream profiling is anonymous, it does not enable marketers to contact Web users in the physical world or to contact known customers through the Web. Accordingly, marketers seeking to provide coordinated direct marketing campaigns by approaching specific consumers both on the Web and by direct mail or telephone have generally been able to obtain only limited data on a small number of consumers accessible via the Web and in the physical world, or generic data on a larger number of anonymous consumers accessible only via the Web.

The Naviant Solution and Strategic Advantages

The Solution

      We believe that the Naviant solution provides marketers with the most precise means currently available to target Web users in both the online and physical worlds. Our e-Registration business enables us to simultaneously (1) obtain physical world data (name, address, and other demographic information) regarding consumers of technology products who are Web-enabled and (2) deposit an identifier into that consumer's Web browser which allows us to recognize the consumer when he or she visits Web sites served by our fulfillment partners. We use the data obtained from e-Registrations to create a proprietary database by verifying, sorting and merging the registration data with supplemental demographic and lifestyle data regarding each specific consumer household to create a detailed file with over 120 demographic and lifestyle characteristics that are typically important to marketers.

      As the Web matures, marketers are seeking to enhance marketing capabilities by delivering highly targeted advertising to Web users through the use of traditional direct media such as mail and telemarketing. Through our e-List services, we provide detailed customized lists on demand to enable marketers to more precisely target Web-enabled consumers through traditional direct marketing methods. By combining Web-based advertising campaigns with traditional marketing approaches, marketers are able to increase the reach and effectiveness of their advertising campaigns. We believe that we are the first company to provide a comprehensive line of products and services to meet this developing need.

      Our database supports the Naviant e-Targeting solution for advertising and dynamic personalization on the Web. Our technology provides the ability to precisely identify and deliver appropriate banner advertisements to consumers in our database when they are present on Web sites served by our technology-enabled partners, currently Excite@Home and 24/7 Media. Our dynamic personalization capability provides to Web sites the ability to segment site visitors and personalize the content served based upon the demographic attributes of the visitor. Thus, e-Targeting allows our marketing clients to identify existing customers and attractive prospective customers that are Web-enabled and deliver to them targeted banner advertisements, e-mail messages and content tailored to their demographic profile. Each Web-enabled household included in our e-Targeting product has been fully permissioned for our e-Targeting services.

Key Features of the Naviant Solution

      The Naviant precision targeting solution is based on the following distinctive features:

    . We Compile and Systematically Update the Largest Database of Web-enabled Households. Our database includes detailed information on over 17.5 million U.S. households, comprising an estimated 40 million Web-enabled consumers, which we believe is the largest and most detailed database of Web-enabled households available. Our ongoing e-Registration business provides us with a systematic method of updating and expanding this database. We processed over 13 million registrations in 1998 and over 19 million in 1999. We currently register more than 300 products for over 60 hardware and software vendors.

    . We Enable Marketers to Reach Specific Households in Both the "Online" and "Physical" Worlds. By merging the data we obtain through our e-Registration business with supplemental physical world demographic data, we provide marketers with the ability to identify specific households in both the online and physical worlds. We use this information to enable marketers to seamlessly integrate their marketing campaigns in a deliberate and orchestrated fashion, using mail, telephone, e-mail and banner advertising to increase the reach and effectiveness of their multimedia advertising campaigns.

    . Our e-Targeting Partners Provide Broad Access to Consumers on the Web. We have established alliances with Excite@Home and 24/7 Media for distribution of targeted advertisements to viewers of Web sites served by their respective networks. Accordingly to Media Metrix, approximately 62% of Web users in the United States visited sites served by either the Excite@Home or 24/7 Media networks during November 1999.

    . Data Included in Our e-Targeting Product is Fully Permissioned for e-Targeting Use. We obtain approval from our e-Registration clients to gather and use the consumer's information for our e-List services and from the consumer to use their information to support our e-Targeting services. In compliance with industry standards, we inform consumers that we may provide our customer lists to third parties before data are collected from them for online use. Additionally, we offer consumers the ability to opt-out of our program for e-Targeting and, because we know the identity of the consumers in our database, we are able to delete their information when they request that we do so directly with us or through the Direct Marketing Association Mail Preference Service.

Our Strategy

      Our objective is to become the leading provider of precision targeting solutions to Web advertisers, publishers and consumer marketers. We seek to offer our customers a suite of products and services that maximize the performance of their marketing campaigns targeting Web consumers through both online and traditional media. We intend to achieve this objective by implementing the following strategies:

    . Leverage Our Existing e-Registration Business to Maintain the Largest and Most Robust Database of Web-enabled Households. We believe that continuing to maintain the leading database of Web-enabled households is vital to our success. We intend to continue to add new e-Registration products from our traditional client base of technology hardware and software companies, and from new types of clients such as user-registered Web sites and traditional consumer product manufacturers. We plan to continue to grow and enhance our database through comprehensive marketing campaigns, attractive pricing and feature-rich product offerings. We are focused on attracting clients that will provide substantial registration volumes to enhance the breadth, depth and accuracy of our database.

    . Fully Capitalize on the Broad Capabilities and Applications of Our e-Targeting Technology. We plan to focus on growing e-Targeting revenues derived from the sale of highly targeted banner advertisements, while also pursuing opportunities to develop additional revenue streams using our targeting capabilities. We intend to assist online marketers, including content, commerce and community Web sites, to immediately identify their site visitors and to provide their visitors with dynamically personalized Web content and relevant e-commerce offers tailored to their demographic background.

    . Expand our Distribution Channels. We will continue to grow our direct and indirect sales force to expand our customer base through new sales channels and broker relationships. We intend to further expand our broker relationships and to embed our e-List and e-Targeting products within the product lines of other companies to expand our access to market for our database and its related products. We also intend to expand our relationship with advertising agencies and media buying services as we increase sales of our e-Targeting services.

    . Develop New Precision Marketing Products and Services. We intend to continue to develop additional products and services, both through internal product development and acquisitions on an opportunistic basis. We will focus on enhancing the precision of our services and broadening the reach of our delivery channels. For example, we are developing a proprietary high tech, small business file, which will enable marketers to reach Web-enabled small business consumers. We also intend to pursue opportunities to exploit additional electronic media platforms, such as wireless, interactive cable, personal digital assistants and automated teller machines, that allow for one-to-one marketing.

    . Expand Internationally. Although our precision marketing business has been focused on the domestic U.S. market, through our e-Registration service, over the last four years we have collected consumer information with respect to 3.7 million registrations received from outside of the United States. We believe that our U.S. business model will be applicable on a global basis, and intend to pursue expansion into attractive international markets. Initially, we have taken steps to establish a subsidiary in Canada, including the recent hiring of a vice president and general manager; and we are exploring opportunities in Western Europe.

Recent Acquisitions

      We intend to pursue acquisitions on an opportunistic basis as a means of implementing our strategy. In February 2000, we acquired SDG, and in March 2000, we entered into a definitive agreement for the purchase of SMS.
      SDG provides list processing services, re-markets list properties and conducts analytic processing and marketing model development. Our acquisition of SDG expands our access to demographic variables through SDG's access to third-party consumer list files. SDG's capabilities also expand our custom list processing capacity and increases our capacity to support analytic processing for both internal product development and customer opportunities. We intend to integrate SDG and its capabilities into our e-List products, and expect that SDG will be responsible for developing niche e-List products.

      SMS is an electronic registration and affinity marketing company that provides registration services to computer and computer-related product companies. SMS completed over 300,000 product registrations in 1999, its first full year of operation. Our acquisition of SMS will further enhance our position in the electronic registration market. Integration of SMS's proprietary technology will accelerate deployment of several technology advances for our e-Registration system, including a Web-based registration application that facilitates enabling households for e-Targeting services.

      SMS's technology will also improve our affinity marketing programs through the integration of SMS's Club Rewards program. During registration, SMS's software places a gift box icon on the desktop of a consumer's browser which, when activated, provides a link to the Club Rewards Web site, a co-branded affinity Web site that offers over 50 distinct affinity offers to its members. For generating lead referrals, SMS shares revenues with registration clients and participating affinity partners. Club Rewards has a broad group of established affinity offerings that we can leverage against our much larger volume of registrations to enhance both affinity offerings and related revenues.

      We intend to integrate the Club Rewards system into our e-Registration client base and migrate our existing e-Registration clients onto the SMS platform to increase our affinity offerings and the number of households in our database that are enabled for e-Targeting.

Our Products and Services

      The electronic registration of technology products through our e-Registration business is a critical component in developing our e-List and e-Targeting products. On behalf of our e-Registration clients, we construct customized registration applications that are included by manufacturers in their products, either in the product's software or in a companion CD or floppy diskette. While installing the product, the consumer activates the registration application, and the completed registration is delivered to us via direct modem connections, the Web or e-mail. In addition to obtaining consumer data and answers to customized marketing research questions of interest to the manufacturer, the registration program may also present affinity offers to the consumer to purchase related products and services. Upon receipt of a consumer's consent to receive targeted marketing offers, the affinity program deposits an identifier in the consumer's browser, allowing our technology-enabled fulfillment partners to recognize the consumer on the Web.

      After registrations are completed, the data is processed and returned to the product manufacturer. For those registrations where we have permission from the manufacturer to add the information to our database, the data collected is also forwarded to our internal product development data center. We begin our product creation process by conducting "data hygiene" on the consumer-provided data, including correcting and standardizing the presentation of addresses and other data, identifying and recording the head of household and verifying consumer permission for our e-Targeting product. We then merge the resulting cleansed file with demographic information (such as age, income and home ownership) purchased from third party sources to create a consumer file with over 120 demographic and lifestyle characteristics. Finally, we suppress from our database any household that has requested through the Direct Marketing Association Mail and Telephone Preference Service not to be targeted by direct marketing.

      We update our database with each product registration. After completion of a new product registration, we check the list of newly-registered consumers against the existing database to eliminate redundant entries and to refresh existing information with more recent data. In order to enhance the accuracy of our database, we update it quarterly based on national change of address processing.

      We transfer the resulting database to our production fulfillment data system, which enables this data to be counted, sorted and extracted. Our sales representatives have access to a Web browser interface that allows them to extract and deliver customized lists to our e-List customers on demand. We distribute e-List data on all types of electronic and physical media, including tapes, CDs and direct file transfers.

      The resultant database also supports our e-Targeting product. Our e-Targeting clients can select the specific Web-enabled households that they want to reach through their Web marketing campaigns from our database. On behalf of our e-Targeting clients, we are able to deliver the desired banner advertisement or e-mail message, together with the Web identifiers for the targeted Web-enabled household, to our e-Targeting fulfillment partners, currently Excite@Home and 24/7 Media. When the target consumer enters a Web site served by the Excite@Home or 24/7 Media networks, these fulfillment partners match the identifiers that we have placed on the consumer's browser with the Web identifier we supplied, and deliver the targeted advertisements via their ad-serving systems. Upon delivery of our e-Targeting banner ads, invoice information is automatically transmitted to us for analysis and billing.

      Our database supports the following products and services:

e-Registration

      Our electronic registration process equips our clients with an effective process for capturing detailed customer information through all registration media, including the Web, e-mail, modem, mail or fax. Our recent acquisition of SMS enhanced our e-Registration services by allowing us to offer our clients the ability to

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

customize the consumer experience upon initial product activation. Our e-Registration services provide our clients with cost effective, timely and ongoing customer contact to improve customer satisfaction and cross-selling efforts.

Precision Marketing

      e-List. Leveraging our extensive database of Web-enabled households, we provide our e-List clients with the physical world information necessary to precisely target existing and prospective customers through traditional direct marketing channels. Since product introduction in mid 1998, the size of our database has grown from 1.4 million U.S. households to its current size of over
17.5 million U.S. households.

      We believe that our e-List consumer household file is the largest, fully verified list for marketing to Web-enabled households. Our e-List products enable marketers to precisely target the Web-enabled household by customizing their target audiences by selecting from over 120 demographics and lifestyle characteristics, such as age, income, hobbies, etc., as well as technology purchasing behavior. Our marketing clients can license our e-List product for one-time use or for a period of time (usually one year) or they can enhance their own customer profiles by matching our e-List product against their database.

      e-Targeting. Our e-Targeting product enables us to sell high-value, precisely targeted online advertising to our marketing clients. We are the first company to offer a method for targeting consumers across a wide range of Web sites that is as exact as traditional direct marketing. Our e-Targeting solution gives our clients the ability to directly target a banner ad and to segment their target audience based on specific criteria, including demographic, geographic or other buying indicators. The target audience, and the related advertising campaign, can also be segmented between prospects and existing customers. We generally charge our clients based on the number of advertisements delivered. Our e-Targeting solution enables our customers to buy precision ad placements and identify site visitors, which we believe can lead to increased return on investment for Web advertisers and higher advertising rates and effectiveness for Web sites than untargeted methods. We launched our e-Targeting service in January 2000.

      In addition, our e-Targeting technology allows e-commerce sites to demographically segment anonymous site visitors. Web sites that use our e-Targeting technology are provided precise demographic and geographic information that enables them to complete more transactions, dynamically personalize offers and content on the site to reflect the demographics of the visitor, and communicate post visit with their visitors via online media and email. Our identifier located on the site visitor's browser returns the appropriate identification information to the site's Web server.

      Affinity. We also offer affinity marketing services to our e-Registration clients. We conduct affinity marketing by presenting contextually relevant offers to consumers at the end of the product registration process. For example, after consumers register a printer, they may be asked if they would like to see promotional offers for printer cartridges. This affinity marketing process, in addition to connecting manufacturers and consumers through unique loyalty programs and increasing the target audience for direct marketers, allows our clients to employ retention models based on demographically targeted affinity offers delivered at the time of product registration as well as on a continuing basis via private-labeled Web sites accessible through permanent desk top icons or through direct e-mail marketing. We rent this offer space to our registration clients or other marketers for the express purpose of providing value-added offers to the consumers that we register.

e-CRM

      As a compliment to our precision marketing business, we provide professional consulting and processing services that enable Web marketers to integrate and manage their physical and online customer interaction and channels for improved acquisition, retention and cross-selling. We provide the methods and services to integrate customer relationship practices with e-commerce technology and make it work across various marketing and distribution channels for our Web marketing clients. We build custom solutions for our clients that include information systems analytics and a host of other custom applications. Naviant provides e-CRM solutions through the following key service lines: business consulting, systems integration, custom data services, project management and training and support. For example, as part of our e-CRM business, we are developing the software which 24/7 Media will use for delivery of our e-Targeting services over their ad serving network.

Marketing and Sales

      Our branding strategy is to position Naviant as a precision marketing company with a singular marketplace focus on reaching the Web-enabled consumer. Our marketing strategy is designed to reinforce our position as the leader in the emerging category of integrated, precision marketing on the Web. We employ a variety of media to increase awareness of the Naviant brand, including advertisements placed in recognized publications like the Wall Street Journal, Business 2.0, and Red Herring, participation in online advertising trade shows and an aggressive public relations campaign. Finally, we intend to enhance our Web site to facilitate the ordering of our products and services through the Web.

      Our U.S. sales organization for e-List and e-Targeting products comprises approximately 50 sales professionals organized into four geographic regions. Our e-CRM sales organization is not geographically organized, and works closely with our professional services organization to identify and pursue e-CRM services opportunities nationwide. Our e-Registration sales organization has a similar nationwide focus. This year, we plan to increase our sales force in key markets across the United States and Canada. These account executives approach a wide variety of both technology and consumer product companies positioning Naviant as both a means of identifying and profiling new customers and enabling integrated precision marketing to their customers following the initial sale.

      In addition to our direct sales force, we distribute our products through a variety of indirect channels. For our e-List product we have established an agreement with a list management firm to represent our product to the list brokerage community. We also will make selective use of sales agents to represent our product to specialized market segments. As our product line expands, we will continue to seek alternate and supplemental distribution channels.

Strategic Alliances

      We have established a number of important relationships with major corporations in the Web and advertising businesses. Set forth below is a description of our key strategic alliances. Each of these key strategic partners or related entities is a shareholder in Naviant.

      Excite@Home. Excite@Home is a global Web media company offering consumers and advertisers Web navigation services with personalization and targeting capabilities. Through its MatchLogic subsidiary, Excite@Home provides Web ad campaign management tools and services in the form of reporting, measurement and analytical techniques and direct and database marketing services. Pursuant to our agreement with Excite@Home, we offer consumers the option to acquire an Excite membership when they register a product using our e-Registration services. We receive a percentage of the on-going advertising revenue generated from any person who subscribes to Excite via our e-Registration process. We also have made minimum quarterly purchase commitments of banner advertising inventory on Excite's Web site for resale to our clients. Those minimum quarterly purchase commitments are calculated on a cumulative basis, and range from $250,000 in the second quarter of 2000 to a cumulative total of $5.5 million by the end of the first quarter of 2002. Banner impressions which we purchase that are ultimately delivered to users who registered with Excite other than through our e-Registration service are credited towards the minimum purchase commitments at one-third of the rate credited for banner impressions delivered to Excite-registered users who have registered through our e-Registration service. This agreement expires on March 31, 2002.

      24/7 Media. 24/7 Media is a Web advertising and direct marketing firm that serves a network of over 3,000 Web sites. Our relationship with 24/7 Media provides us an outstanding delivery channel for our e-Targeting products. Pursuant to our agreement, we license to 24/7 Media our e-List data files and provide data matching services between our files and 24/7 Media's files for purposes of targeted advertising on the 24/7 Media network. We also license our e-mail address list to them for resale. In exchange, 24/7 Media licenses to us its data on all individuals identified in their network and provides us banner advertising inventory to resell to our clients. Our contract is exclusive in that, prior to January 1, 2002, we may not provide products or services for any company that competes directly in a material manner with 24/7 Media's business of selling banner advertising inventory on behalf of third party Web sites (except for Excite@Home) and they must use us as their exclusive source for data derived from the electronic product registration business. In addition, prior to January 1, 2002, 24/7 Media may not provide their user registration data to any data source providers that compete directly in a material manner with our e-List business. This agreement expires on December 31, 2002.

      Webcraft. Webcraft (a subsidiary of Big Flower Holdings, Inc.) offers fully integrated direct marketing programs, including direct mail production, fulfillment, response management, telemarketing, full-color personalized printing and traditional web printing (as well as full lettershop services) and one-to-one targeted marketing. Our five year agreement with Webcraft authorizes them to integrate sales of our e-List, e-Target and other services with sales of their own list products and services to their clients, and allows us to use Webcraft's services for both our internal and client marketing fulfillment needs. Our agreement requires Webcraft to generate a five year minimum total of $16.5 million of revenue from sales of our products and services, scaling from $2.3 million for the year ended February 28, 2001, to $4.3 million for the year ended February 28, 2005. We must purchase an aggregate of $5.0 million of Webcraft's services over the five year term, scaling from $650,000 for the year ended February 28, 2001 to $1.4 million for the year ended February 28, 2005. Amounts generated in excess of the minimum in any year will be credited to subsequent year purchases. The minimum purchase obligations are subject to reduction or elimination in the event that either we or Webcraft discontinues major product and service lines.

      infoUSA. infoUSA provides business and consumer information products and database marketing services. Pursuant to our agreement with infoUSA, we license to each other a limited, nonexclusive, nontransferable license to use each others database. We use infoUSA's database to append to and enhance our database files. We pay for the data append and file enhancement based on the volume of their data used in our e-Targeting services, subject to minimum commitments from us that range from $1.3 million for the year ended September 30, 2000 to $3.3 million for the year ended September 30, 2004. This agreement expires on September 30, 2004, but may be terminated by either party without cause after September 30, 2002, upon six months' notice.

      eData.com. eData.com is a Web-based information technology solutions company. We have several agreements with eData that provide us with strategic benefits. We license from eData.com our database technology that allows us to provide marketers with a response to requests for highly-segmented populations of Web-enabled consumers. They also will continue to provide data processing, facilities management and related services through December 31, 2004, for a total price of $38.3 million over the term of the agreement. We have also granted eData.com a license to our data for data append and file enhancement. eData.com has agreed to a $17.5 million minimum purchase commitment of our e-List products over five years for resale via their distribution channels.

      Young & Rubicam: Young & Rubicam is one of the world's largest consolidated marketing and communications organizations. In March 2000, we entered into a four year business agreement with Young & Rubicam pursuant to which Young & Rubicam will purchase itself or through its clients an aggregate of at least $10.0 million of our e-List, e-Targeting or other products. Our agreement also requires us to pay Young & Rubicam a sales fee of 30% of the net revenue for e-Targeting and e-List sales they direct to us, payable in cash or common stock (based upon the quarterly average price of the common stock in the quarter in which the fee was earned, subject to some limitations). In addition, we have granted Young & Rubicam a four year license to our Master e-Marketing Database that allows Young & Rubicam to conduct data-mining, analytics and modeling functions for their internal use and that of their clients. In the event we are acquired, in certain circumstances Young & Rubicam's revenue commitment and certain portions of the license to become terminable upon six months' notice.

Clients

      Although our clients vary greatly in size, industry sector and marketing sophistication, they all share a desire to reach Web-enabled consumers. They recognize that the Web provides a unique means of reaching their existing customers and identifying new prospects.

      Our e-Registration clients include more than 60 manufacturers, for whom we register over 300 products. Our e-List clients include over 200 companies. Although our e-List client base was initially heavily concentrated in the technology and telecommunications sectors, it is now significantly more diversified. The typical purchasers of our e-List products are companies seeking to enhance their marketing communications with highly targeted lists of Web users. We commenced offering our e-Targeting services in January 2000. We believe that e-Targeting will allow us to leverage our existing client base as well as to develop new clients. We intend to expand our relationship with advertising agencies and media buying services as our e-Targeting product goes to market.

      Set forth below is a client list that represents the diversity of our client base.

                                 e-Registration

               Adobe                                    IBM
               Canon                                  Iomega
              Compaq                                   Lotus
               Corel                                 Scansoft
               Epson                                  Toshiba
             Hewlett-
           Packard

                              Precision Marketing

      Affinity                      e-List
     Marketing                                                 e-Targeting



                            AT&T

        AOL               Citibank                              Angara.com
        AT&T           Dean & Deluca           MP3.com           Citibank
    Cool Savings       Essential.com            Qwest            MVP.com
      MP3.com             E*TRADE          Reader's Digest   Reader's Digest
   Service911.com     Games2learn.com        Reflect.com       Reflect.com
   Wired Magazine        Garden.com         Service911.com
     Ziff-Davis             Juno             Toytime.com
                        MCI Worldcom          U.S. West
                                               Wedding
                                             Channel.com

                                     e-CRM

            24/7 Media                              Prudential
             Convergys                            Insurance
                                                     Spree.com
                                                      Sprint

      During 1999, Hewlett Packard accounted for 42% of our e-Registration revenues and 6% of our total revenues. 24/7 Media and Sprint respectively accounted for 41% and 15% of our e-CRM revenues, and 26% and 9% of our total revenues. eData.com and Juno respectively accounted for 26% and 13% of our Precision Marketing revenues and 6% and 3% of our total revenues.

Client Case Studies

      The client case studies set forth below are representative of the ways in which our clients use Naviant's solutions:

 Client                       Challenge                       Solution
 ------                       ---------                       --------
 Citibank........ Introduce Citibank's new Citi f/i We provided Citibank the online banking offer by targeting ability to identify and
                  non- Citibank account holders.    reach attractive prospects
                                                    using our e-List and e-
                                                    Targeting products.
                                                    Citibank identified the
                                                    demographic profile of the
                                                    consumers they desired to
                                                    acquire and Naviant
                                                    executed a direct mail
                                                    campaign to those prospects
                                                    followed by an integrated
                                                    e-Targeting effort that
                                                    reinforced the direct mail
                                                    solicitation.

 Angara.......... Acquire a large volume of         Naviant provided data to
                  demographically coded cookies     Angara that allows their e-
                  to enhance their segmentation of  commerce clients to
                  site visitors.                    recognize visitors and
                                                    present them personalized
                                                    content using our anonymous
                                                    Naviant cookies appended
                                                    with demographics. Angara
                                                    provides their clients the
                                                    ability to classify
                                                    unidentified visitors into
                                                    defined market segments and
                                                    deliver the most relevant
                                                    content to them.

 AT&T............ Segment customer base and target  By utilizing our e-List
                  various marketing initiatives     solution, AT&T was able to
                  directed towards high-value,      identify those customers
                  technology-savvy customers.       who were Web-enabled and
                                                    aggressive users of
                                                    technology and build
                                                    campaigns targeted to
                                                    retain and upsell to them.
                                                    In addition, specific
                                                    initiatives were launched
                                                    to target potential clients
                                                    of other AT&T product
                                                    offerings.

 Garden.com...... Build brand, attract high         Garden.com and Naviant
                  volumes of new visitors and       built a solution that took
                  acquire new customers.            full advantage of the power
                                                    of our database and the
                                                    convenience of our campaign
                                                    analysis product, our
                                                    turnkey solution for
                                                    measuring and tracking the
                                                    results of a promotional
                                                    campaign. Within 30 days,
                                                    attractive households were
                                                    identified, a campaign was
                                                    designed and the offline
                                                    campaign was launched.
                                                    Garden.com was also able to
                                                    monitor the increase in
                                                    traffic and resulting
                                                    online purchases achieved
                                                    after launching the
                                                    campaign.

 America Online.. Acquire new customers in the      Our e-List product provided
                  very competitive ISP landscape.   a source of likely
                                                    prospects that formed the
                                                    basis of a major
                                                    acquisition marketing
                                                    campaign conducted by AOL.

 Cool Savings.... Add distribution channels in      Through our Affinity
                  order to build customer base.     product, we partnered with
                                                    Cool Savings to deliver
                                                    bar-coded coupons to a
                                                    reseller through our e-
                                                    Registration process. In
                                                    addition to using the
                                                    coupons when purchasing
                                                    products from the reseller,
                                                    the customer may be
                                                    directed to the
                                                    manufacturer's foyer on the
                                                    Cool Savings Web-site where
                                                    further partner
                                                    communications can take
                                                    place.

Privacy

      We have developed a comprehensive privacy policy for both our e-List and e-Targeting businesses that are in compliance with industry standards and that we believe provide for both consumer privacy protection and the benefits of precision marketing. We recognize the importance of compliance with emerging industry and regulatory requirements and have assigned a dedicated executive privacy officer to ensure our continued awareness and maintenance of adequate notice, choice, access, security and enforcement for consumer information. Naviant's current policies and procedures with respect to privacy of consumer information have been designed to meet or exceed the requirements for our industry sector as they exist today and provide us the basis to continue to ensure our compliance in the future.

      Practices for our e-List product meet or exceed the current privacy requirements of the industry for list compilers and marketers:

    . We receive client permission to use their customer identities for direct mail and telemarketing uses. Our registration data collection practices are consistent with industry and governmental requirements for compilation of demographic information for offline marketing efforts.

    . We give consumers the right to remove themselves from the marketing list. Since November 1999, we have provided consumers the ability to exclude their information from our marketing list. This feature exceeds the industry requirement for end user notification applicable to us as a database compiler. In addition, in compliance with Direct Marketing Association guidelines, our e-List licensees are required to honor individual requests for no future contact from them.


    . Names submitted to the Direct Marketing Association Mail and Telephone Preference Services are automatically removed. We screen our e-List products for persons who have notified the Direct Marketing Association Preference Services and suppress their names from mail and telephone lists.

      We recognize governmental and popular concern for maintaining consumer privacy over the Web and we have taken additional steps to ensure that consumer privacy is respected in our e-Targeting business.

    . We comply with industry standards for data collection. In compliance with industry standards for online data collection, we inform consumers that we may provide our customer lists to third parties before data are collected from them for online use.

    . We offer consumers the ability to opt out of our e-Targeting process. Our Website affords consumers the ability to remove their name from our e-Targeting process.

    . We extend consumer participation in DMA Preference Service to our online offerings. For consumers that have expressed a desire to be suppressed from traditional media marketing efforts, we extend that request to our online e-Targeting service, a capability that cannot be replicated by online profiling-based targeted marketers that use anonymous data collection techniques.

    . We do not monitor the movements and behaviors of consumers on the Web. Naviant will not use online "clickstream" data until such time as a clear consensus has been reached with respect to consumer sentiment and governmental regulation of such data, and then only with appropriate protection and for appropriate uses.

      We publish our privacy policy on our Web site and we are committed to complying with industry standards for our products. We also strictly adhere to government and industry privacy standards, including those of the Direct Marketing Association Privacy Promise Program, the Federal Trade Commission's Fair Information Principles for Privacy Online and the American Marketing Association's Code of Ethics for Marketing on the Web.

      We believe that consumers benefit from our e-List and e-Targeting products by providing them more relevant advertising through all marketing channels whether through online or traditional media and that these benefits can be realized without intrusive online behavior monitoring. We provide for consumer choice not only to decide whether or not to participate but also to change their minds at some future date. We enable advertisers to deliver to consumers relevant and targeted online advertising without the added concern of monitoring consumer online behavior.

Competition

      We face intense competition in the marketing data services industry. We currently and may potentially compete with a variety of companies with respect to our services on an individual basis. These competitors include providers of online media planning and buying services such as Avenue A, ad serving companies such as Engage Technologies, publisher networks that provide services directly to customers, organizations that manage affiliate programs such as LinkShare, advertising agencies with in-house online media management capabilities such as Lowe Interactive, incentive-based marketers such as MyPoints.com, traditional direct marketers, such as Acxiom and marketing list brokers.

      We expect competition to continue to increase in our industry. In addition, we believe that competition will continue to increase as a result of industry mergers, partnerships and consolidations. As we expand internationally, we expect to face competition from internationally-based competitors as well. Many of our existing and potential future competitors have significantly greater financial, technical, marketing, service and other resources, have a larger customer base, have been in business longer or have greater name recognition than we do. See "Risk Factors--Intense competition in the marketing data industry could reduce our ability to gain clients and reduce our revenues."

Technology Capabilities

      We have expended and will continue to expend significant portions of our financial and management resources to develop, maintain and extend our technology infrastructure. Our systems infrastructure has been built and maintained by over 85 IT professionals with an average of over 13 years of systems design, implementation and operations experience.

      Our e-Registration system, which has been in service since 1997 in our Atlanta data processing facility, has the capacity to support over 1 million registrations per day at peak capacity and can simultaneously support 567 direct modem connections and over 500 Web-based registrations. Our systems capacity exceeds our peak utilization on a daily basis by a factor of four. Our e-Registration system records registration transactions in real time, formatting and transmitting the resulting transaction data to our registration customers. It can also provide registration data to our customers in batch mode (for daily, weekly or monthly reporting on registrations received) and provides for nearly instantaneous access to sales volumes segmented by various demographic, geographic and product-specific details. The system is built using industry standard reporting tools that provide robust, reliable client access to their data using techniques inclusive of multi-dimensional reporting, online analytic processing and standard fixed format reports for marketing analysis.

      We maintain a master database of all data collected via our registration processes. This data is contained in an Oracle database engine that supports over 2 terabytes of storage. The system provides us with standard structural query language access to all of our raw data. We also maintain a robust analysis engine that interfaces with our master database to allow for the construction of our e-List products.

      Our technology provides our marketing customers with a response in less than one second to requests for highly-segmented populations of Web-enabled consumers. The system employs state-of-the-art, proprietary database technology licensed from eData.com and is operated by eData.com. The system employs storage resources in excess of 6 terabytes that enables a given e-List to be constructed more quickly and efficiently.

The system is available to any marketer via the Web. The system provides robust output capacity across several magnetic, electronic or physical media formats. We are currently using less than 10% the capacity of the system which currently exceeds 200 million records.

      Naviant's e-Targeting technology is built upon the capabilities of our e-Registration and e-List fulfillment engines. Upon receipt of a consumer's consent to receive targeted marketing offers, our affinity program deposits an identifier into consumers' browsers, which enables Naviant to tie that household to their online presence. The e-List fulfillment engine enables our customers to select those households that they desire to present banner advertising to and extract from the system the appropriate identifiers for those households. Our system pairs those identifiers with the identifiers used by our ad serving partners (currently Excite@Home and 24/7 Media) and delivers the banner inventory to the respective company for delivery to individual households.

      We house the master database and the e-List fulfillment engine in a data center facility owned and operated by eData.com in Boca Raton, Florida. The facility has fully redundant power feeds, and state-of-the-art telecommunications capacity for dedicated circuit and Web access.

Intellectual Property Rights

      In March 2000, we filed a patent application in the United States relating to certain of our e-Registration, e-List and e-Targeting technologies and business methods. We cannot assure you that our patent application will be granted. Even if it is granted, this patent may be successfully challenged by others or invalidated.

      Our database contains detailed information about millions of Web-enabled households. We believe we have rights to this database's entire data content, all records and all derived information from the database as a whole, all updating routines and quality assurance processes and all underlying data warehousing technology, except for the data and technology that we license from others. However, there can be no assurance that any patent, trade secret or other intellectual property protection will be available for such information.

      We rely on a combination of patent, trade secret, copyright and trademark laws to protect our intellectual property. We also limit access to and distribution of our proprietary information. However, the steps we take to protect our intellectual property may not be adequate to deter misappropriation of our proprietary information.

      Many of our current and potential competitors dedicate substantially greater resources to the protection and enforcement of intellectual property rights, especially patents. If a blocking patent were to be issued to a third party, we would need to either obtain a license to, or design around, that patent. We may not be able to obtain a license on acceptable terms, if at all, or design around the patent, which could harm our ability to provide certain of our services.

Employees

      As of February 29, 2000, we employed 308 persons, of whom 104 were in our Newtown Square, Pennsylvania office, 18 were in our New York office, 84 were in our Atlanta office, 20 were in our Chicago office, 17 were in our San Francisco office, 50 were in the SDG Rochester office and 15 were in various other locations. Of these employees, 134 are engaged in consulting services, engineering research and development, 82 are employed in sales and marketing positions, 26 are engaged in product registrations, 38 are engaged in customer and operations support and 28 are employed in finance and administrative functions. With the pending acquisition of SMS, Naviant will employ an additional 14 individuals, of which 3 are sales and marketing, 3 are employed in finance and administrative functions and 8 employed in engineering and research. None of our employees is represented by a labor union or is subject to a collective bargaining agreement. Management believes that its relationship with its employees is good.

Facilities

      Our executive offices and principal operations are currently located in a leased facility in Newtown Square, Pennsylvania that provides us with up to approximately 24,000 square feet of office space, of which approximately 4,000 square feet is presently subleased to third parties. As these subleases terminate, we will use the additional space to support our growth. We operate our registration services business primarily in a 23,800 square foot leased facility in Atlanta. Additionally we lease space in New York (8,200 square feet), Rochester (18,000 square feet), San Francisco (4,700 square feet) and Chicago (2,600 square feet), primarily for sales functions. With the pending acquisition of SMS, the Company will assume leases in San Francisco (800 square feet) and Boston (1,200 square feet). We believe that our lease arrangements for our facilities are adequate to meet our needs for the foreseeable future.

Legal Proceedings

      We are currently not a party to any significant legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

      Set forth below is certain information concerning our directors and executive officers as of March 9, 2000. In addition, SOFTBANK, upon the closing of its investment with us, will nominate one person to be SOFTBANK's representative on our board of directors.

Name                      Age Position
----                      --- --------
Charles W. Stryker(3)...   52 President, Chief Executive Officer, Chairman and Director
James M. Flynn..........   40 Senior Vice President (Operations)
Raymond T. Butkus.......   48 Senior Vice President (Sales and Marketing)
William J. Tobia........   43 Senior Vice President and Chief Financial Officer
J. Kenneth Driessen(1)..   67 Director
David A. Finley(1)(2)...   67 Director
Ted A. Gardner(2)(3)....   42 Director
George L.                  39 Director
 Hashbarger(1)(4).......
Mark E. Hastings(1).....   32 Director
Robert E. Keith(3)......   58 Director
Jeffrey M.                 46 Director
 Killeen(2)(3)..........
David J. Moore..........   47 Director
Kristopher A. Wood(4)...   28 Director

--------
(1) Member of our Audit Committee
(2) Member of our Compensation Committee
(3) Member of our Executive Committee
(4) Has agreed to tender his resignation effective upon the effective date of this offering.

      Dr. Charles W. Stryker has been a director of our company since June 1998 and has served as our Chairman, President and Chief Executive Officer since our acquisition of IQ2.net in September 1999. Prior to joining Naviant, Dr. Stryker served from February 1998 as President of the IQ2.net division and as a Senior Vice President of IntelliQuest. From May 1992 to June 1999, Dr. Stryker acted as president and founder of Information Technology Forum, Inc., a management consulting firm specializing in the development of content-based electronic products. In addition to his duties with Naviant, Dr. Stryker also serves as the founder and Executive Director of the MkIS User Forum, an international trade group composed of executives responsible for the design and implementation of the corporate Marketing Systems (MkIS) for major global marketers. Dr. Stryker serves on the board of directors of several private companies and 24/7 Media. Dr. Stryker holds a B.S. degree and an M.S. degree in electrical engineering and a Ph.D. in operations research from New York University.

      James M. Flynn has served as our Senior Vice President (Operations) since our acquisition of IQ2.net in September 1999. Mr. Flynn was the President and Chief Executive Officer of Naviant from May 1998 to September 1999 and its Director of Operations from January 1996 to April 1998. Mr. Flynn served as Director of Sales, Mid-Atlantic Region for MRJ from August 1993 to December 1995. Mr. Flynn holds a B.S. degree in Engineering from the United States Military Academy at West Point.

      Raymond T. Butkus has served as our Senior Vice President (Sales and Marketing) since our acquisition of IQ2.net in September 1999. Prior to joining Naviant, Mr. Butkus served from January 1998 as Vice President and General Manager of a business unit of IntelliQuest. From July 1996 to September 1997, Mr. Butkus was employed by GEN Logistics Systems, Inc., an online transportation brokerage business, where he was President and Chief Operating Officer. Prior to that Mr. Butkus worked for almost 20 years for AT&T Corporation, most recently as Vice President of Sales. Mr. Butkus holds a B.S. degree in business management from the Providence College and an M.B.A. degree from the University of Puget Sound.

      William J. Tobia has served as Vice President and Chief Financial Officer since August 1997. From August 1989 through May 1997, Mr. Tobia was the Chief Financial Officer of Premier Solutions, Inc., an asset-management software development company. Mr. Tobia holds a B.S. degree in accounting from Villanova University and an M.B.A. degree from Drexel University.

      J. Kenneth Driessen has been a director since May 1997. Mr. Driessen has served as the Chairman, Chief Executive Offer and President of MRJ Technology Solutions, Inc., an engineering consulting firm of which Naviant was a subsidiary until September 1999, from May 1990 through December 1999. Mr. Driessen holds a B.S.E.E. degree in Engineering from Marquette University and an Advanced Management Program degree in Business from Harvard University.

      David A. Finley has served as a director since May 1997 and served as non-executive Chairman from September 1997 until September 1999. Mr. Finley has been at Future Three Software, a private EDI software and services company, since 1998 serving as a director and consultant. Mr. Finley has served as a director and non-executive chairman of Hungarian Telephone and Cable Corporation since 1996 and as a director of MRJ Group, Inc. from 1995 to 1999. Mr. Finley has served as a director of Elite Information Group, formerly named Broadway & Seymour, Inc., since 1990. Mr. Finley served as a director of Intelligroup, Inc. from 1997 to 1999. Mr. Finley served as a director of Nakagama and Wallace Investment Management, an institutional fixed-income and equity money manager, from 1993 to 1997. Mr. Finley served as an advisor to ORIX U.S.A from 1991 to 1997. Mr. Finley retired in 1990 from over 30 years of service with IBM last serving as Corporate Treasurer. Mr. Finley holds a B.S.E.E. degree in Engineering from North Carolina State University and an M.B.A. degree from the University of North Carolina.

      Ted A. Gardner has been one of our directors since September 1999. Mr. Gardner has been a Managing Director of First Union Capital Partners, Inc., a subsidiary of First Union Corporation, since 1995. Mr. Gardner is a Senior Vice President of First Union Corporation, since 1995. Mr. Gardner is a Senior Vice President of First Union Corporation. Mr. Gardner presently serves as a director of Kinder Morgan, Inc. Mr. Gardner holds a B.A. degree in Economics from Duke University and J.D. and M.B.A. degrees from the University of Virginia.

      George L. Hashbarger has served as a director since September 1999. Mr. Hashbarger has also served in various Vice President positions with GE Capital Equity Investments, Inc. since March 1993. Mr. Hashbarger also serves as a director of Krause's Furniture, Inc. (a vertically-integrated furniture manufacturer and retailer), Pink Dot, Inc. (which specializes in home delivery of convenience items) and HomePoint.com, Inc. (a leading provider of business-to-business services in the furniture category). Mr. Hashbarger holds a B.B.A. degree in Finance from Texas A&M University and an M.B.A. degree from the University of Virginia.

      Mark E. Hastings has been one of our directors since September 1999. Mr. Hastings has served as a general partner of BCI Partners, Inc. since August 1997. Mr. Hastings served as an associate of the Edison Venture Fund from April 1994 to August 1997. Mr. Hastings holds a B.A. degree in Economics from The Colorado College and an M.B.A. degree in Finance from the Wharton School of Business, University of Pennsylvania.

      Robert E. Keith has served as a director since May 1997. Mr. Keith has been the managing director of TL Ventures since 1989. Mr. Keith presently serves as Chairman of Internet Capital Group, Inc. and as a director of the following public companies: Cambridge Technology Partners, Web Capital Group, U.S. Interactive, SunSource and Safeguard Scientifics. Mr. Keith also serves as a director to numerous privately-held companies, including American Education Centers, Inc.; Benchmark Partners, Inc.; Multi-Gen Paradigm, Inc.; Telemarketing Resources; Whisper Communications, Inc.; and XL Vision, Inc. Mr. Keith holds a B.S. degree in American History from Amherst College and received a J.D. degree from Temple University.

      Jeffrey M. Killeen has served as a director since January 2000. Mr. Killeen has been CEO of Forbes.com, a business and financial information Web site, since August 1999. Prior to joining Forbes.com, Mr. Killeen served as COO of barnesandnoble.com from January 1998. From August 1994 through January 1998, Mr. Killeen was President & CEO of Pacific Bell / SBC InteractiveMedia, where he founded and led the development of the electronic yellow pages businesses for those companies. Mr. Killeen also serves on the board of directors of Rare Medium, Inc. Mr. Killeen received a B.A. degree in Government from St. Lawrence University.

      David J. Moore has served as a director since September 1999. David J. Moore has served as President, Chief Executive Officer and Director of 24/7 Media since February 1998. Mr. Moore was Chief Executive Officer of Petry Interactive, Inc. from December 1995 to February 1998. From 1993 to 1994,
Mr. Moore was President of Geomedica, an online service for physicians. Mr. Moore is also a director of China.com and 24/7 Media. Mr. Moore received a B.A. degree in Communications from Northern Illinois University.

      Kristopher A. Wood has been one of our directors since September 1999. Mr. Wood has served as Managing Director of XL Ventures LLC, a venture capital investment firm, since its inception in December 1999 and as a Managing Director of its affiliate, XL Ventures, Inc., since its inception in September 1997. From September 1995 to December 1999, Mr. Wood served as Managing Director, Mergers & Acquisitions of Big Flower Holdings, Inc. From July 1993 to May 1995, Mr. Wood was a member of the Global Finance Group of Deutsche Bank Alex. Brown Incorporated. Mr. Wood also serves on the Boards of Directors of About.com, Inc., Promotions.com, Inc., and several private companies. Mr. Wood received his B.S. degree in Economics from the Wharton School of the University of Pennsylvania.

Advisory Board

      Our Advisory Board members provide us with strategic guidance in general management, sales and marketing, and information technology management. Our Advisory Board members and their backgrounds are:

      Edward A. Barbieri, Ph.D. has been in the computer and information services field for over 35 years, and the President or Chief Executive Officer of major organizations in the information services business for the past 22 years. Dr. Barbieri spent 16 years with Burroughs Computers and 15 years with TRW Information Services where he was Vice President and General Manager of both TRW Credit Data and TRW Business Credit. Dr. Barbieri holds a Ph.D. from The Peter Drucker Graduate Management Center, Claremont Graduate University, and three Master's degrees in management and business administration.

      William J. Benedict, Jr. has served as president of Alpine Meridian, Inc., an Internet strategy and financial advisory firm based in Greenwich, CT, since founding the company in 1987. Alpine Meridian structures strategic alliances among significant participants in the Internet and provides financial advisory services. Mr. Benedict also serves as managing general partner of Resource Ventures L.P., a venture firm investing in private Internet companies, and a director of PDAP, Inc. and MarketPlayer.com. Prior to founding Alpine Meridian, Mr. Benedict held a number of management and trading positions with Societe Generale, most recently First Vice President, responsible for Societe Generale's National Banking Department in the US. Prior to his positions with Societe Generale, Mr. Benedict was an analyst and corporate lending officer with Chase Manhattan Bank in New York and Tokyo. He was also a founding shareholder and director of LaSalle Commodities, a futures investment fund. Mr. Benedict graduated from The University of Denver in 1974 with a B.S.B.A.

      Peter Eustis has served as the Senior Vice President of Marketing and Membership for the Direct Marketing Association since 1994. Prior to joining the Direct Marketing Association, Mr. Eustis served as the Senior Vice President of Personalized Sales and Service for Dun & Bradstreet Information Services.

      Martha Rogers, Ph.D. is an expert in the rapidly growing field of customer relationship management and electronic commerce. A co-founder of the marketing consulting firm Peppers and Rogers Group, Dr. Rogers is the co-author of three international best-selling business books. Along with her partner Don

Peppers, Dr. Rogers coined the phrase "1 to 1 marketing," and in 1998 the two were named Direct Marketer of the Year by Direct Marketing Days in New York. Dr. Rogers also heads Consumer Direct, a research project examining the direct-to-consumer channel. Dr. Rogers earned her Ph.D. at the University of Tennessee as a Bickel Fellow and currently serves as an Adjunct Professor at the Fuqua School of Business at Duke University spearheading the CRM coursework at the MBA level as well as a member of the Advisory Board of the Kelley School of Business at Indiana University.

Committees of the Board of Directors

      Our board of directors established an audit committee in September 1997. The members of the audit committee are Messrs. Driessen, Finley and Hastings. The audit committee reports to the board of directors with regard to the selection of our independent auditors, the scope and records of our annual audits, fees to be paid to the auditors, the performance of our independent auditors, compliance with our accounting and financial policies, and management's procedures and policies relative to the adequacy of our internal accounting controls.

      Our board of directors established a compensation committee in September 1997. The members of the compensation committee are Messrs. Finley, Gardner and Killeen. The compensation committee reviews and makes recommendations to our board regarding our compensation policies and all forms of compensation to be provided to our directors, executive officers and certain other employees. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The compensation committee also administers our stock option and stock purchase plans.

      Our board of directors established an executive committee in November 1999. The members of the executive committee are Dr. Stryker and Messrs. Gardner, Keith and Killeen. The executive committee reviews and may approve acquisitions valued at less than $5 million and issuances of our securities (not to exceed 3% in any one transaction or 10% in the aggregate) in connection with business relationships.

      Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee. No member of our board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. No interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company nor have any such interlocking relationships existed in the past.

Classified Board of Directors

      Upon the closing of this offering, our board of directors will be divided into three classes of directors, as nearly equal in size as is practicable, to serve staggered three-year terms as follows:

    . Class I, comprised of Messrs. Driessen, Finley, and Hastings, whose terms will expire at the annual meeting of stockholders to be held in 2001;

    . Class II, comprised of Messrs. Gardner, Keith and Moore, whose terms will expire at the annual meeting of stockholders to be held in 2002; and

    . Class III, comprised of Dr. Stryker and Mr. Killeen, whose terms will expire at the annual meeting of stockholders to be held in 2003.

      Upon expiration of the term of a class of directors, the directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Each director's term is subject to the election and qualification of his successor, or his earlier death, resignation or removal. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

Director Compensation

      Directors currently do not receive any fees from us for their services as directors, although by resolution of the board, they may receive a fixed sum and reimbursement for expenses in connection with attendance at board and committee meetings.

      Non-employee directors will receive option grants at periodic intervals under the automatic option grant program of our 2000 Stock Incentive Plan, which will become effective when the underwriting agreement for this offering is signed. Non-employee and employee directors will also be eligible to receive option grants under the discretionary option grant program of the 2000 Plan. Under the automatic option grant program, each non-employee director as of the effective date of this offering or who joins thereafter will receive an option grant to purchase 50,000 shares of common stock on the date such director joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee director who continues to serve as a non-employee director will be automatically granted an option to purchase 10,000 shares of common stock. All options granted under the automatic option grant program will vest in two equal annual installments.

      In addition, the board has granted the following stock options:

    . On May 29, 1997, we granted Harvey N. Kushner (one of our directors at the time) an option to purchase 37,500 shares of common stock at a price of $1.00 per share.

    . On November 1, 1997, we granted Mr. Finley an option to purchase 110,000 shares of common stock at a price of $1.00 per share.

    . On June 1, 1998, we granted Dr. Stryker an option to purchase 37,500 shares of common stock at a price of $1.00 per share.

    . On September 28, 1999, we granted Mr. Finley an option to purchase 185,684 shares of common stock at a price of $1.00 per share.

    . On January 25, 2000, we granted Mr. Killeen an option to purchase 125,000 shares of common stock at a price of $2.00 per share.

      The board accelerated the vesting schedule for the above options granted prior to September 15, 1999 and those options are now fully vested. The above options granted after September 15, 1999 vest in four annual cliffs of 20%, with the remaining 20% vesting upon consummation of this offering.

      The board of directors also unanimously approved the following transactions:

    . On September 13, 1999, we loaned Dr. Stryker $750,001 to finance the purchase of 555,556 shares of our Series C convertible preferred stock. The full-recourse loan has a two-year term and bears 5.42% interest.

    . On November 30, 1999, we loaned Mr. Finley $100,000 and Dr. Stryker $1,497,940 in order to finance the purchase of common stock pursuant to option grants. These full-recourse loans have a four-year term and bear 6.08% interest.

Limitation of Liability and Indemnification Matters

      Our certificate of incorporation limits the liability of our directors and officers to us or our stockholders for breaches of fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We have also obtained directors' and officers' liability insurance and will have entered into indemnification agreements with all of our directors and executive officers.

Employment Contracts

      Our executive officers generally serve at the discretion of our board. However, we have entered into employment contracts with Dr. Stryker and Messrs. Butkus, Flynn and Tobia. Each of their employment agreements is for a two year term commencing September 15, 1999 and is renewable for one year periods. The agreements provide for a salary of $200,000 per year for each of Messrs. Butkus, Flynn and Tobia and $250,000 per year for Dr. Stryker. In the event of termination without cause, the employment agreements with Dr. Stryker and Messrs. Butkus, Flynn and Tobia provide the following severance rights:

    (i) continued vesting through the end of a one-year severance period;
        and

    (ii) continued payment of salary for a one-year severance period.

      Our option vesting and salary payment obligations cease if such officer violates the confidentiality, non-disclosure, non-competition or non-solicitation obligations of his employment agreement, and our salary payment obligation is offset by any wages earned by such officer during the severance period.

      Dr. Stryker and Messrs. Butkus, Flynn and Tobia are our only officers whose employment is not terminable "at will," however, we have also entered into a letter agreement with Mr. Becker that provides for three months' severance pay if we terminate Mr. Becker for any reason other than cause.

Executive Compensation

      Summary Compensation Table. The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer, our other executive officers and our two most highly-compensated non-executive officers each of whose compensation exceeded $100,000 in 1999, who we refer to as the Named Officers in this Section.

                              Annual
                           Compensation                          Long Term
Name and Principal       -----------------  Other Annual       Compensation
Position(s)               Salary   Bonus   Compensation(1) Options (# of Shares)
------------------       -------- -------- --------------- ---------------------
Charles W. Stryker(2)... $ 78,467 $125,000     $  --             3,713,600
 President, Chief
 Executive Officer and
 Chairman

Paul K. Becker..........  166,872   45,000      8,296              350,000
 Vice President
 (Professional Services)

Raymond T. Butkus(3)....   61,539   50,000      2,693            1,114,000
 Senior Vice President
 (Sales and Marketing)

James M. Flynn..........  183,742   85,000      9,091            1,214,000
 Senior Vice President
 (Operations)

O. James Inscoe.........  173,209   32,105      8,632              335,000
 Vice President
 (Customer Support and
 Operations)

William J. Tobia........  175,066   85,000      8,657            1,164,000
 Senior Vice President
 and Chief Financial
 Officer

--------
(1) Consists of contributions to such executive's 401(k) plan.
(2) Dr. Stryker became our President, Chief Executive Officer and Chairman in September 1999. His annual salary is $250,000.
(3) Mr. Butkus became our Senior Vice President (Sales and Marketing) in September 1999. His annual salary is $200,000.

      Option Grants in Last Fiscal Year. The following table provides certain information concerning stock options granted to each of the Named Officers in 1999. No stock appreciation rights were granted to these individuals during such year. All options were granted at fair market value as determined by our board on the date of grant.



                                     Individual Grants
                         --------------------------------------------- Potential Realizable Value at
                         Number of     % of Total                      Assumed Annual Rates of Stock
                         Securities     Options                        Price Appreciation for Option
                         Underlying    Granted to Exercise                       Term (1)
                          Options      Employees  Price Per Expiration ------------------------------
Name                      Granted       in 1999     Share      Date          5%            10%
----                     ----------    ---------- --------- ---------- -------------- ---------------
Charles W. Stryker...... 3,713,600(2)    33.9%      $1.00    09/14/09  $    2,335,464 $    5,918,522
Paul K. Becker..........    50,000(3)     0.5%       1.00    12/31/05  $       31,445 $       79,688
                           300,000(2)     2.7%       1.00    09/27/09  $      188,669 $      478,123
Raymond T. Butkus....... 1,114,000(2)    10.2%       1.00    09/14/09  $      700,589 $    1,775,430
James M. Flynn..........   100,000(3)     0.9%       1.00    12/31/05  $       62,890 $      159,375
                         1,114,000(2)    10.2%       1.00    09/09/09  $      700,589 $    1,775,430
O. James Inscoe.........    35,000(3)     0.3%       1.00    12/31/05  $       22,012 $       55,781
                           300,000(2)     2.7%       1.00    09/27/09  $      188,669 $      478,123
William J. Tobia........    50,000(3)     0.5%       1.00    12/31/05  $       31,445 $       79,688
                         1,114,000(2)    10.2%       1.00    09/09/09  $      700,589 $    1,775,430

--------
(1) Future value assumes appreciation of the fair value of the common stock of 5% and 10% per year over the ten-year option period. The actual value realized may be greater than or less than the potential realizable values set forth in the table, and does not represent our estimate or projection of future common stock prices.
(2) The options are exercisable upon grant; however, 80% of such option grants vests over a 4-year period at the rate of 20% per year and 20% will vest upon the closing of this offering. Any unvested shares underlying such grants are subject to repurchase at the original cost upon optionee's termination of employment.
(3) Such options are fully exercisable and fully vested.

      Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table provides certain information concerning option exercises and option holdings for 1999 with respect to each of the Named Officers.

                                                         Number of Securities    Value of Unexercised In-
                                                              Underlying           the-Money Options at
                          Number of    Value Realized   Unexercised Options at         December 31,
                            Shares    (Market Price at     December 31, 1999              1999(2)
                         Acquired on   Exercise Less   ------------------------- -------------------------
Name                     Exercise (1) Exercise Price)  Exercisable Unexercisable Exercisable Unexercisable
----                     ------------ ---------------- ----------- ------------- ----------- -------------
Charles W. Stryker......  1,497,940         $--         2,253,160       --          $--          $--
Paul K. Becker..........    120,000          --           380,000       --           --           --
Raymond T. Butkus.......    445,600          --           668,400       --           --           --
James M. Flynn..........    500,000          --           864,000       --           --           --
O. James Inscoe.........    120,000          --           280,000       --           --           --
William J. Tobia........    520,100          --           793,900       --           --           --

--------
(1) The acquired shares are subject to repurchase by us at the original exercise price per share prior to vesting by the optionee. As of December 31, 1999, our repurchase right had lapsed on vested shares as follows: Dr. Stryker--37,500 shares; Mr. Becker--85,000 shares; Mr. Butkus--no shares; Mr. Flynn--120,000 shares; Mr. Inscoe--5,000 shares; and Mr. Tobia--74,500 shares.
(2) Value determined by subtracting the exercise price from the fair market value of the common stock at December 31, 1999, as determined by our board of directors ($1.00 per share), multiplied by the number of shares underlying the options.

2000 Stock Incentive Plan

      The 2000 Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1997 Stock Option Plan and 1999 Stock Option/Stock Issuance Plan. The 2000 Stock Incentive Plan was adopted by the board of directors on January 25, 2000; it will be approved by the stockholders prior to the date of this offering. The 2000 Stock Incentive Plan will become effective on the date the underwriting agreement for this offering is executed.

      We have reserved 16,989,570 shares of common stock for issuance under the 2000 Plan, which includes amounts reserved for options granted under our 1997 Plan and 1999 Plan, plus an additional 9,000,000 shares, which will be available for future grant. The share reserve will automatically be increased on the first trading day of January each calendar year, beginning in January 2001, by a number of shares equal to the greater of (a) 2% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year or (b) the number of shares subject to options granted in the immediately preceding calendar year. In no event will the number of shares reserved for issuance under the 2000 Stock Incentive Plan on the first trading day of any calendar year (including the shares subject to the annual increase) exceed the lesser of (1) 20% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year or (2) 28,000,000 shares. However, in no event may any one participant in the 2000 Stock Incentive Plan receive option grants or direct stock issuances for more than 2,000,000 shares in the aggregate per calendar year.

      Outstanding options under the predecessor plans will be incorporated into the 2000 Stock Incentive Plan upon the date of this offering, and no further option grants will be made under those plans. The incorporated options will continue to be governed by their existing terms, unless the compensation committee extends one or more features of the 2000 Stock Incentive Plan to those options. However, except as otherwise noted below, the outstanding options under the predecessor plans contain substantially the same terms and conditions summarized below for the discretionary option grant program under the 2000 Stock Incentive Plan.

      The 2000 Stock Incentive Plan has four separate programs: (a) the discretionary option grant program under which eligible individuals in our employ or service (including officers, non-employee board members and consultants) may be granted options to purchase shares of our common stock, (b) the stock issuance program under which such individuals may be issued shares of common stock directly, through the purchase of such shares or as a bonus tied to the performance of services, (c) the salary investment option grant program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants and (d) the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members.

      The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the exercise or purchase price for each such grant or issuance (which may be less than, equal to or greater than the fair market value of the shares), the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The committee will also select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants made under the salary investment option grant program or under the automatic option grant program for the non-employee board members.

      The exercise price for the options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the compensation committee may allow a participant to pay the option exercise price or direct issue price (and any associated withholding taxes incurred in connection with the acquisition of shares) with a full-recourse, interest-bearing promissory note.

      In the event that the company is acquired, whether by merger or asset sale or board-approved sale by the stockholders of more than 50% of our voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent the repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The compensation committee may grant options and issue shares which will accelerate
(a) in the acquisition even if the options are assumed and repurchase rights assigned, (b) in connection with a hostile change in control (effected through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members) or (c) upon a termination of the individual's service following a change in control or hostile take-over.

      In the event of an acquisition of the company (by merger or asset sale), options currently outstanding under the 1999 plan will accelerate unless assumed by the successor corporation. Such options are not by their terms subject to acceleration in connection with any other change in control or hostile take-over. All options outstanding under the 1997 plan are fully vested.

      Stock appreciation rights may be issued under the discretionary option grant program which will provide the holders with the election to surrender their outstanding options for an appreciation distribution from the company equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of common stock. There are currently no outstanding stock appreciation rights under the predecessor plans.

      The compensation committee has the authority to cancel outstanding options under the discretionary option grant program (including options incorporated from predecessor plans) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

      In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officer and other highly compensated employee selected for participation may elect to reduce his or her base salary for that calendar year by a specified dollar amount not less than $5,000 nor more than $50,000. In return, the individual will automatically be granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the salary reduction amount. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting in the event of an acquisition or change in control of the company.

      Under the automatic option grant program, each individual who is serving as a non-employee Board member on the date the underwriting agreement for this offering is executed, will receive an option for 50,000 shares of our common stock with an exercise price equal to the price at which shares are sold in this offering, provided such individual has not been in our prior employ. Each individual who first joins the board after the effective date of this offering as a non-employee board member will automatically be granted an option for 50,000 shares of our common stock at the time of his or her commencement of board service, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting, beginning with the 2001 meeting, each individual who has served as a non-employee board member for at least six (6) months and is to continue to do so will receive an option grant to purchase 10,000 shares of common stock. Each automatic grant will have an exercise price equal to the fair market value per share of our common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each option will be immediately exercisable, subject to the company's right to repurchase any unvested shares, at the original exercise price, at the time of the board member's cessation of service. Each option grant will vest, and the repurchase right will lapse, in a series of two (2) equal successive annual installments upon the optionee's completion of each year of Board service over the two (2)-year period measured from the grant date.

      Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant and salary investment option grant programs and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to the company upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the company in an amount per surrendered option share equal to the highest price per share of common stock paid in connection with the tender offer less the exercise price payable for such share.

      The board may amend or modify the 2000 Stock Incentive Plan at any time, subject to any required stockholder approval. The 2000 Stock Incentive Plan
will terminate no later than     , 2010.

Employee Stock Purchase Plan

      Our Employee Stock Purchase Plan was adopted by the board on January 25, 2000 and will be approved by the stockholders prior to the date of this offering. The plan will become effective immediately upon the execution of the underwriting agreement for this offering. The plan is designed to allow eligible employees of the Company and its participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions. A total of 1,000,000 shares of our common stock will initially be issued under the plan. The share reserve will automatically increase on the first trading day of January each year beginning in January 2001, by the greater of (1) 0.2% of the total shares of common stock outstanding on the last trading day of the immediately preceding calendar year or (2) the number of shares issued pursuant to the plan in the preceding year, but no such annual increase will exceed 250,000 shares. In no event, however, may any participant purchase more than 750 shares, nor may all participants in the aggregate purchase more than 250,000 shares on any one semi-annual purchase date.

      The plan will have a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the underwriting agreement is executed in connection with this offering and will end on the last business day in April 2002. The next offering period will begin on the first business day in May 2002, and subsequent offering periods will be set by the compensation committee. Shares will be purchased for the participants semi-annually (the last business day of April and October each year) during the offering period. The first purchase date will occur on October 31, 2000. Should the fair market value of the common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

      Individuals who are eligible employees on the start date of any offering period may enter the plan on that start date or on any subsequent semi-annual entry date (generally May 1 or November 1 each year). Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that period.

      A participant may contribute up to 15% of his or her cash compensation through payroll deductions; the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date. The purchase price per share for shares purchased during the initial offering period will be the lower of the fair market value of the common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date. The purchase price per share for shares purchased during any subsequent offering period will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date.

      The board may at any time amend or modify the plan. The plan will terminate no later than the last business day in April 2010.

                              CERTAIN TRANSACTIONS

Formation of Naviant

      Prior to May 2, 1997, the business we currently conduct was operated as a division of MRJ Group, Inc. On May 2, 1997, MRJ formed Naviant and contributed to it certain assets in exchange for 10,125,000 shares of our common stock. On May 14, 1997, TL Ventures III L.P., TL Ventures III Interfund L.P. and
TL Ventures III Offshore L.P. (together, "TL Ventures III") purchased an aggregate of 3,375,000 shares of our Series A preferred stock at a price of $1.00 per share, and Mr. Keith became one of our directors. On October 26, 1998, MRJ and TL Ventures III purchased 1,125,000 and 375,000 shares, respectively, of our Series B preferred stock at a price of $1.00 per share. On September 15, 1999, we acquired the stock and assets of IQ2.net from IntelliQuest Information Group, Inc. for $46.5 million. At the time of the above transactions:

    . Mr. Driessen (one of our directors) was a director and executive officer of MRJ;

    . Mr. Keith (one of our directors) was an officer or general partner of the entities controlling TL Ventures III; and

    . Dr. Stryker (now our President, Chief Executive Officer and Chairman) was an officer of IntelliQuest Information Group and IQ2.net and one of our directors.

Issuance of Series C and Series D Preferred Stock

      On September 13, 1999 and November 17, 1999, we sold an aggregate of 42,037,037 shares of our Series C preferred stock and 8,888,889 shares of our Series D preferred stock for $1.35 per share. These purchasers also received the 5% Warrants in the amounts set forth below. Concurrent with the closing of these sales, Messrs. Gardner, Hashbarger, Hastings, Moore and Wood joined our board. Our directors, executive officers and 5% stockholders participated in these transactions as follows:

                                                       Number of Shares of
                                                 -------------------------------
                                                           Series D
                                                             Non-      Common
                                                 Series C   Voting      Stock
                                                 Preferred Preferred Underlying
Name of Purchaser                                  Stock     Stock   5% Warrants
-----------------                                --------- --------- -----------
24/7 Media(1)................................... 3,703,704       --
BCI Partners(2)................................. 7,407,408       --
First Union Securities, Inc.(3)................. 1,296,296 7,962,963
GE Capital Equity Investments, Inc.(4).......... 5,555,556       --
Charles W. Stryker..............................   555,556       --
TL Ventures III(5).............................. 1,481,481       --
TL Ventures IV(6)............................... 5,925,926       --
XL Ventures LLC(7).............................. 7,407,407       --

--------
(1) Mr. Moore is President and Chief Executive Officer of 24/7 Media.
(2) Represents 118,815 shares purchased by BCI Investors, LLC and 7,288,593 shares held by BCI Growth V, LLC. Mr. Hastings is a managing member of the general partner of BCI Growth V, LLC and is a managing member of BCI Investors, LLC.
(3) Such shares were subsequently transferred to Naviant Investment, LLC, of which First Union Investors, Inc. is the managing member and Mr. Gardner is a member. Mr. Gardner is an officer of First Union Securities, Inc.

                                         (footnotes continued on following page)

(4) Mr. Hashbarger is a Senior Vice President of GE Capital Equity Investments, Inc.
(5) Mr. Keith is an officer or general partner of the entities controlling TL Ventures III.
(6) Includes 5,773,363 shares and 152,563 shares purchased by TL Ventures IV L.P. and TL Ventures IV Interfund L.P. (together, "TL Ventures IV"), respectively. Mr. Keith is an officer or general partner of the entities controlling TL Ventures IV.
(7) Such shares were subsequently transferred to XL Ventures Fund II LLC, of which CLI Associates LLC is the managing member and Mr. Wood is a member of CLI Associates LLC.

      Registration Rights. We granted the investors in our preferred stock rights that require us to register or include their shares in a registered offering of our securities, which rights will be terminated upon conversion into common stock upon consummation of this offering. Please see "Description of Capital Stock--Registration Rights" for a description of these rights.

Acquisition of SDG

      In February 2000, we issued an aggregate of 3,625,926 shares of our Series C preferred stock to Webcraft in connection with the acquisition of SDG. Webcraft is a subsidiary of Big Flower Holdings, Inc. and an affiliate of XL Ventures Fund II LLC. Subsequently, Webcraft transferred such Series C preferred stock to XL Ventures Fund II LLC.

Issuance of Series E and Series F Preferred Stock

      In March 2000, we entered into an agreement with SOFTBANK Holdings Inc. to acquire substantially all of the assets of SOFTBANK Content Services Inc. (which does business under the name of "SMS"), in exchange for 11,000,000 shares of our Series E preferred stock. At the same time, SOFTBANK Capital Partners LP agreed to purchase 9,259,259 shares of our Series F preferred stock at $2.70 per share, for a total investment of $25.0 million and Young & Rubicam purchased 5,555,555 shares of our Series F preferred stock at $2.70 per share, for a total initial investment of approximately $15.0 million. In addition, Young & Rubicam was granted an option to purchase up to $5.0 million of our common stock concurrent with, but not as part of, this offering.

      In connection with the investments by SOFTBANK Capital Partners LP and Young & Rubicam, certain of our current stockholders purchased an additional 3,681,996 shares of our Series F preferred stock at $2.70 per share, for a total investment of approximately $9.9 million.

      Our directors, executive officers and 5% stockholders participated in these transactions as follows:

                                                             Number of Shares of
                                                                  Series F
Name of Purchaser                                              Preferred Stock
-----------------                                            -------------------
24/7 Media, Inc.............................................       229,735
BCI Partners................................................       459,470
Naviant Investment, LLC.....................................       574,337
GE Capital Equity Investments, Inc..........................       344,602
Charles W. Stryker..........................................        92,593
TL Ventures III.............................................       323,880
TL Ventures IV..............................................       365,094
XL Ventures Fund II LLC.....................................       684,380

Other Transactions

      On September 1999, we loaned Dr. Stryker $750,001 to purchase 555,556 shares of our Series C preferred stock. This loan has a term of two years, bears 5.42% interest, and is secured by a specific pledge of Dr. Stryker's Series C preferred stock and a general pledge of all his assets.

      On November 30, 1999, we loaned an aggregate of $3,283,540 to certain of our executive officers and directors to enable them to exercise a portion of their outstanding stock options. Each of these loans has a term of four years, bears 6.08% interest and is secured by a specific pledge of each such officer's or director's common stock and a general pledge of all of each such officer's or director's assets. The amounts loaned to each officer and directors are detailed in the table below:

                                                                         Loan
      Officer/Director                                                  Amount
      ----------------                                                ----------
      Paul K. Becker................................................. $  120,000
      Raymond T. Butkus..............................................    445,600
      David A. Finley................................................    100,000
      James M. Flynn.................................................    500,000
      O. James Inscoe................................................    120,000
      Charles W. Stryker.............................................  1,497,940
      William J. Tobia...............................................    500,000

      On September 7, 1999, MRJ transferred its 10,125,000 shares of common stock and 1,125,000 shares of Series B preferred stock to the Naviant Technology Solutions, Inc. Voting Trust, to which Naviant is a party. Mr. Driessen, one of our directors, is the sole Voting Trustee of the Voting Trust, and has the sole power and authority to vote and give consents with respect to the shares held in the Voting Trust. As Voting Trustee, Mr. Driessen is also attorney-in-fact for taking actions with respect to the agreements to which the shares in the Voting Trust are subject. The Voting Trust expires on September 6, 2020, however, the Voting Trustee may also terminate the Voting Trust at any time after the effectiveness of this offering.

      In connection with the formation of the Voting Trust, we have:

    . indemnified the Voting Trustee for liabilities and claim asserted against him as Voting Trustee;

    . entered into a Reimbursement Agreement with the Voting Trustee, obligating us to reimburse the Voting Trustee for any expenses incurred with the exercise of his duties as Voting Trustee.

      The Voting Trustee is a party to our stockholders agreement and registration rights agreement.

      24/7 Media owns 3,933,439 shares of our preferred stock. Mr. Moore, President and Chief Executive Officer of 24/7 Media, is a director. In 1999, 24/7 Media accounted for 26% of our revenue. For a description of other business transactions that we have with certain of our stockholders, see "Business--Strategic Alliances."

      We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of our board, including a majority of the independent and disinterested outside directors on the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

      Stock options granted to officers and directors. For information regarding the grant of stock options to our executive officers and directors, please see "Management--Director Compensation and Executive Compensation."

      Indemnification and Insurance. For information regarding indemnification and liability insurance provided to our executive officers and directors, please see "Management--Limitation of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock as of March 9, 2000, and as adjusted to reflect the sale of shares offered hereby, by (i) each person who is known by us to own beneficially more than five percent of our common stock, (ii) each of our directors and Named Officers, and (iii) all current executive officers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of this offering. The percentage of beneficial
ownership before the offering is based on    shares, consisting of (1)
shares of common stock outstanding as of March 9, 2000, (2)    shares issuable
upon the conversion of the preferred stock outstanding as of March 9, 2000, (3)
   shares issuable upon exercise of the 5% Warrants and (4) 778,000 shares issuable upon the exercise of the Automatic Warrant. Percentage of beneficial
ownership after the offering is based on    shares, including    shares sold in
this offering. The address for our officers and Mr. Finley is c/o Naviant, Inc., 14 Campus Boulevard, Suite 200, Newtown Square, PA 19073.

                                 Shares Beneficially   Shares Beneficially
                                Owned Before Offering Owned After Offering
                                --------------------- ------------------------
Name of Beneficial Owner          Number   Percentage  Number      Percentage
------------------------        ---------- ---------- ----------- ------------
Named Officers and Directors
Charles W. Stryker(1).........   4,399,249
Paul K. Becker(2).............     533,351
Raymond T. Butkus(3)..........   1,114,000
James M. Flynn(4).............   1,376,170
O. James Inscoe(5)............     409,890
William J. Tobia(6)...........   1,274,000
J. Kenneth Driessen(7)........     815,553
David A. Finley(8)............     302,762
Ted A. Gardner(9).............   9,833,596
George L. Hashbarger(10)......          --
Mark E. Hastings(11)..........   7,866,878
Robert E. Keith(12)...........  11,796,381
Jeffrey M. Killeen(13)........     125,000
David J. Moore(14)............   3,933,439
Kristopher A. Wood(15)........  11,717,713

Other 5% Stockholders
24/7 Media(14)................   3,933,439
BCI Partners(11)..............   7,866,878
Naviant Investment, LLC(9)....   9,833,596
GE Capital Equity Investments,
 Inc.(10).....................   5,900,158
SOFTBANK(16)..................  20,259,259
Young & Rubicam(17)...........   5,555,555
TL Ventures III(18)...........   5,545,361
TL Ventures IV(19)............   6,251,020
XL Ventures Fund II LLC(15)...  11,667,713
All Named Officers, directors
 and 5% stockholders as a
 group(20)....................  87,212,954

                                                   (footnotes on following page)

 (1) Includes 2,053,496 shares and options to purchase 2,253,160 shares. Of such 2,053,496 shares, all are pledged to Naviant as security for loans from Naviant to Dr. Stryker and 1,460,440 are unvested and are subject to our right to repurchase them if Dr. Stryker's services are terminated
     prior to vesting. Does not include      shares underlying the 5% Warrant
     held by Dr. Stryker.
 (2) Includes 153,351 shares and options to purchase 380,000 shares. Of such 153,351 shares, 120,000 are pledged to Naviant as security for a loan from Naviant to Mr. Becker, 25,000 are unvested and are subject to our right to repurchase them if Mr. Becker's services are terminated prior to vesting, and 33,351 are held in the Naviant 401(k) Plan and are subject to the Voting Trust.
 (3) Includes 445,600 shares and options to purchase 668,400 shares. All of such 445,600 shares are pledged to Naviant as security for a loan from Naviant to Mr. Butkus and are unvested and are subject to our right to repurchase them if Mr. Butkus' services are terminated prior to vesting.
 (4) Includes 512,170 shares and options to purchase 864,000 shares. Of such 512,170 shares, 500,000 are pledged to Naviant as security for a loan from Naviant to Mr. Flynn, 380,000 are unvested and are subject to our right to repurchase them if Mr. Flynn's services are terminated prior to vesting, and 12,170 are held in the Naviant 401(k) Plan and are subject to the Voting Trust.
 (5) Includes 129,800 shares and options to purchase 280,000 shares. Of such 129,890 shares, 120,000 are pledged to Naviant as security for a loan from Naviant to Mr. Inscoe, 115,000 are unvested and are subject to our right to repurchase them if Mr. Inscoe's services are terminated prior to vesting, and 9,890 are held in the Naviant 401(k) Plan and are subject to the Voting Trust.
 (6) Includes 500,100 shares and options to purchase 773,900 shares. Of such 500,100 shares, 500,000 are pledged to Naviant as security for a loan from Naviant to Mr. Tobia and 445,600 are unvested and are subject to our right to repurchase them if Mr. Tobia's services are terminated prior to vesting.
 (7) Includes 99,851 shares held in the Naviant 401(k) Plan, 360,000 held in a family limited partnership and an option to purchase 50,000 shares to be granted upon the closing of this offering; all of such 771,159 shares are subject to the Voting Trust. Mr. Driessen's address is 830 Holly Drive, Annapolis, MD 21401.
 (8) Includes 50,000 shares held in a retirement account, 134,274 shares held directly, 7,078 shares subject to the Voting Trust, and options to purchase 111,410 shares. Of such 134,274 shares held directly, 100,000 are pledged to Naviant as security for a loan from Naviant to Mr. Finley, 74,274 are unvested and are subject to our right to repurchase them if Mr. Finley's services are terminated prior to vesting.
 (9) Includes 9,833,596 shares held by Naviant Investment, LLC. The managing member of Naviant Investment, LLC is First Union Securities, Inc. Mr. Gardner is a member of Naviant Investment, LLC, and disclaims beneficial ownership of the shares held by Naviant Investment, LLC except to the extent of his pecuniary interest therein arising from his membership interest. The address for Mr. Gardner and Naviant Investment, LLC is c/o First Union Investors, Inc., One First Union Center, 301 South College
     Street, Charlotte, N.C. 28288. Does not include      shares underlying the
     5% Warrant held by Naviant Investment, LLC.
(10) All of such shares are held by GE Capital Equity Investments, Inc., of which Mr. Hashbarger is a Senior Vice President. Mr. Hashbarger disclaims beneficial ownership of the shares held by GE Capital Equity Investment, Inc. The address for Mr. Hashbarger and GE Capital Equity Investments is
     120 Long Ridge Road, Stamford, CT 06927. Does not include     shares
     underlying the 5% Warrant held by GE Capital Equity Investments, Inc.
(11) Includes 126,185 shares held by BCI Investors LLC, and 7,740,693 shares held by BCI Growth V, LLC. Mr. Hastings is a managing member of the general partner of BCI Investors LLC and BCI Growth V, LLC. Mr. Hastings disclaims beneficial ownership of the shares held by BCI Investors LLC and BCI Growth V, LLC. The address for Mr. Hastings and BCI Partners is
     Glenpointe Centre West, Teaneck, NJ 07666. Does not include      shares
     underlying the 5% Warrant held by BCI Investors LLC and BCI Growth V, LLC.
(12) Includes 5,545,361 shares held by TL Ventures III, and 6,251,020 shares held by TL Ventures IV. Mr. Keith is an officer or general partner of the entities controlling TL Ventures III and TL Ventures IV.

                                         (footnotes continued on following page)

     Mr. Keith disclaims beneficial ownership of the shares held by TL Ventures III and TL Ventures IV except to the extent of his pecuniary interest in such shares arising from his interest in the entities controlling TL Ventures III and TL Ventures IV. Mr. Keith's address is c/o TL Ventures, 700 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087. Does not
     include      shares underlying the 5% Warrants held by TL Ventures III and
     TL Ventures IV.
(13) Represents options to purchase 125,000 shares.
(14) Includes 3,933,439 shares held by 24/7 Media, Inc., of which Mr. Moore is a President, Chief Executive Officer and a director. Mr. Moore disclaims beneficial ownership of the shares held by 24/7 Media, Inc. The address for Mr. Moore and 24/7 Media, Inc. is 1250 Broadway, 28th Floor, New York,
     NY 10001. Does not include      shares underlying the 5% Warrant held by
     24/7 Media, Inc.
(15) All of such shares are held by XL Ventures Fund II LLC. Mr. Wood is a managing director of the entity controlling XL Ventures Fund II LLC. Mr. Wood disclaims beneficial ownership of the shares held by XL Ventures Fund II LLC except to the extent of his pecuniary interest in such shares arising from his interest in the entities controlling XL Ventures Fund II LLC. The address for XL Ventures Fund II LLC is 1105 North Market Street, Wilmington, DE 19899. The address for Mr. Wood is 3 E. 54th Street, New
     York, NY 10022. Does not include      shares underlying the 5% Warrant
     held by XL Venture Fund II LLC.
(16) SOFTBANK has agreed to acquire these shares in connection with its investment and the sale of SMS. These transactions are subject to approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(17) Does not include     shares of common stock (assuming an initial offering
     price of $   ) issuable to Young & Rubicam in connection with its option to purchase up to $5.0 million of common stock concurrent with this offering. The address for Young & Rubicam is 285 Madison Avenue, New York, New York, 10017.
(18) Includes 4,464,953 shares held by TL Ventures III L.P., 145,791 shares held by TL Ventures III Interfund L.P., 934,617 shares held by TL Ventures III Offshore L.P. The address for TL Ventures III is 700 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087. Does not include shares underlying the 5% Warrants held by TL Ventures III L.P., TL
     Ventures III Interfund L.P. and TL Ventures III Offshore L.P.
(19) Includes 6,090,088 shares held by TL Ventures IV L.P. and 160,932 shares held by TL Ventures IV Interfund L.P. The address for TL Ventures IV is
     700 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087. Does
     not include      shares underlying the 5% Warrants held by TL Ventures IV
     L.P. and TL Ventures IV Interfund L.P.
(20) Does not include      shares underlying the 5% Warrants held by certain
     Named Officers, directors and 5% stockholders.

                          DESCRIPTION OF CAPITAL STOCK

General

      Upon completion of this offering, our authorized capital stock will
consist of    shares of common stock, $0.01 par value, and    shares of
undesignated preferred stock, $0.01 par value. The following description of our capital stock, as of the closing of this offering, is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

Common Stock

      As of March 9, 2000, there were    shares of common stock outstanding
after giving pro forma effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering. These
shares were held of record by approximately    stockholders.

      The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of our common stock do not have preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

      Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series with certain rights, preferences and privileges, which may be greater than the rights of the common stock. It is not possible to accurately describe the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

    .  restricting dividends on our common stock;

    .  diluting the voting power of our common stock;

    .  impairing the liquidation rights of our common stock; or

    . delaying or preventing a change in control of Naviant without further action by the stockholders.

      Upon the closing of this offering, no shares of preferred stock will be outstanding. At the present, we have no plans to issue any shares of preferred stock.

Warrants

      As of March 9, 2000, warrants to purchase 778,000 shares of common stock
at an exercise price of $   per share were outstanding. Upon completion of this
offering, if not previously exercised, these warrants will be automatically
exercised for    shares of common stock through a cashless exercise feature. In addition, we have issued warrants to the purchasers of our Series C and Series D preferred stock which entitle the warrant holders to purchase at the initial public offering price shares of our common stock equal to 5% of the shares to be issued in this offering. These warrants expire upon effectiveness of the registration statement to which this prospectus relates.

Registration Rights

      According to the terms of a registration rights agreement with some of our existing stockholders, beginning 180 days after the closing of this
offering, stockholders who hold in the aggregate     shares of common stock,
may require us to file a registration statement under the Securities Act of 1933 with respect to the resale of their shares. To demand such registration,
investors holding an aggregate of at least    shares must request that the
registration statement register at least     shares. We are not required to
effect more than two demand registrations in any twelve-month period.

      Additionally, the holders of     shares of common stock will have
piggyback registration rights with respect to the registration of shares of common stock under the Securities Act. If we propose to register any shares of common stock under the Securities Act, the holders of shares having piggyback registration rights are entitled to receive notice of that registration and are entitled to include their shares in the registration.

      At any time after we become eligible to file a registration statement on Form S-3, holders of demand registration rights may require us to file an unlimited number of registration statements on Form S-3 under the Securities Act with respect to their shares of common stock. We are not required to effect more than one such registrations on Form S-3 during any twelve-month period.

      These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear all of the expenses of all registrations under the investors' rights agreement, except selling expenses, underwriting discounts and commissions. The investors' rights agreement also contains our commitment to indemnify the holders of registration rights for certain losses they incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act.

Anti-Takeover Provisions

      Certain provisions of Delaware law, our certificate of incorporation and our bylaws could make the following transactions more difficult:

    .  the acquisition of Naviant by means of a tender offer;

    .  the acquisition of Naviant by means of a proxy contest or otherwise;
       or

    .  the removal of our incumbent officers and directors.

      These provisions, summarized below, are intended to discourage certain types of coercive takeover practices and inadequate takeover bids. They are designed to encourage persons seeking to acquire control of Naviant to first negotiate with our board of directors. We believe that the benefits of our increased ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Naviant outweigh the disadvantages of discouraging such proposals as negotiation of such proposals could result in an improvement of their terms.

      Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including, but not limited to, discouraging attempts that might result in a premium over the market price of shares of common stock held by our stockholders.

     Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term upon being elected by our stockholders. See "Management--Executive Officers and Directors." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Naviant because it generally makes it more difficult for stockholders to replace a majority of the directors.

     Stockholders Meetings. Under our bylaws, only our board of directors, Chairman of the Board and President may call special meetings of stockholders.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and stockholder nominations of candidates for election as directors.

     Elimination of Stockholder Action by Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent.

     Elimination of Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of our directors.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock allows our board of directors to issue preferred stock with voting and other rights or preferences that could impede the success of any attempt to change control of Naviant. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in our officers and directors.

     Supermajority Vote Provisions. The Delaware General Corporate Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation imposes supermajority vote requirements in connection with the amendment of certain provisions of our certificate of incorporation, including the provisions relating to the classified board of directors and action by written consent of stockholders.

Indemnification

     We indemnify our directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnity agreements with all of our directors and officers and have purchased directors' and officers' liability insurance. In addition, our charter limits the personal liability of our board members for breaches by the directors of their fiduciary duties where permitted under Delaware law.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the common stock is StockTrans, Inc., Ardmore, Pennsylvania.

                        SHARES ELIGIBLE FOR FUTURE SALE

      If our stockholders sell substantial amounts of our common stock in the public market following this offering, the prevailing market price of our common stock could decline. Furthermore, because we do not expect any shares will be available for sale for 180 days after this offering as a result of certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

      Upon the closing of this offering, we will have outstanding an aggregate
of     shares of our common stock, based upon the number of shares outstanding at March 9, 2000 and assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless they are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares will be eligible for sale in the public market as follows:

  Number
    of
  Shares                                   Date
  ------                                   ----
          After the date of this prospectus, freely tradeable shares sold in this offering and shares saleable under Rule 144(k) that are not subject to the 180-day lock-up.
          After 180 days from the date of this prospectus, the 180-day lock-up is released and these shares are saleable under Rule 144 (subject, in some cases, to volume limitations), Rule 144(k) or Rule 701.
          After 180 days from the date of this prospectus, restricted securities that are held for less than one year and are not yet saleable under Rule 144.

      The remaining     shares of common stock held by existing stockholders
are "restricted securities" as defined in Rule 144. Our existing stockholders may sell restricted securities in the public market only if the shares are registered or if the shares qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which are summarized below.

      Lock-up Agreements. All of our directors and officers and substantially all of our stockholders and option holders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Merrill Lynch.

      Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of certain prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) 1% of the number of shares of our common stock then outstanding, which will
equal approximately     shares immediately after the offering, or (b) the
average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

      Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the closing of this offering.

      Rule 701. In general, under Rule 701 of the Securities Act as currently in effect, of our directors, officers, employees, consultants or advisors who purchased shares from us before the date of this prospectus in connection with a compensatory stock plan or other written compensatory agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

      Registration Rights. Upon completion of this offering, the holders of at
least     shares of our common stock will be entitled to certain rights with respect to the registration of those shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After such registration, these shares of our common stock become freely tradeable without restriction under the Securities Act. These sales could cause the market price of our common stock to decline.

      Stock Plans. After this offering, we intend to file a Form S-8
registration statement under the Securities Act covering     shares of common
stock issued or reserved for issuance under our 1997 Stock Incentive Plan, our 1999 Stock Option/Stock Issuance Plan and our Employee Stock Purchase Plan. We expect this registration statement to become effective as soon as practicable after the effective date of this offering.

      As of December 31, 1999, options to purchase 7,815,870 shares of our common stock were issued and outstanding, all of which were then exercisable. All of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and the expiration of lock-up agreements.

                                  UNDERWRITING

      Merrill Lynch, Pierce, Fenner & Smith Incorporated, FleetBoston Robertson Stephens Inc. and U.S. Bancorp Piper Jaffray Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                                                                       Number of
          Underwriter                                                   Shares
          -----------                                                  ---------
     Merrill Lynch, Pierce, Fenner & Smith
              Incorporated............................................
     FleetBoston Robertson Stephens Inc...............................
     U.S. Bancorp Piper Jaffray Inc...................................
                                                                          ---
          Total.......................................................
                                                                          ===

      The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

      The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

      The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $ per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

      The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.

                                          Per Share Without Option With Option
                                          --------- -------------- -----------
     Public offering price...............     $            $             $
     Underwriting discount...............    $             $             $
     Proceeds, before expenses, to
      Naviant............................    $             $             $

      The expenses of the offering, not including the underwriting discount,
are estimated at $   and are payable by us.

Over-allotment Option

      We have granted an option to the underwriters to purchase up to additional shares at the public offering price less the underwriting discount. The underwriters may exercise these options for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

Reserved Shares

      At our request, the underwriters have reserved for sale, at the initial public offering price, up to 10% of the shares offered by this prospectus for sale to some of our directors, officers, employees, business associates and related persons. If these persons purchase reserve shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

No Sales of Similar Securities

      We, our executive officers and directors and substantially all of our stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we, such officers and directors and such stockholders, have agreed not to directly or indirectly:

    .  offer, pledge, sell or contract to sell any common stock;

    .  sell any option or contracts to purchase any common stock;

    .  purchase any option or contract to sell any common stock;

    .  grant any option, right or warrant for the sale of any common stock;

    .  lend or otherwise dispose of or transfer any common stock;

    . request or demand that we file a registration statement related to the common stock; or

    . enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

      This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Quotation on the Nasdaq National Market

      We expect the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "NAVT."

      Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are

    . the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

    .  our financial information;

    . the history of, and the prospects for, our company and the industry in which we compete;

    . an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues;

    .  the present state of our development; and

    . the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

      An active trading market for the shares may not develop. It is also possible that after the offering, the shares will not trade in the public market at or above the initial public offering price.

      The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

      Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

      If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchase of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

      The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriter's short position or to stabilize the price of such shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

      Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

      Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

                                 LEGAL MATTERS

      The validity of the common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Washington, D.C. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

      The financial statements of Naviant, Inc. as of December 31, 1998 and 1999 and for the period from January 1, 1997 to May 1, 1997, the period from May 2, 1997 to December 31, 1997 and for the years ended December 31, 1998 and 1999, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of SOFTBANK Content Services, Inc. (d/b/a Softbank Marketing Solutions or "SMS") as of December 31, 1999 and for the year then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The financial statements of IQ2.net and Austin Registration as of December 31, 1997 and 1998 and for each of the two years in the period ending December 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information about us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. Complete exhibits have been filed with our registration statements on Form S-1.

      You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. You may obtain copies of all or any part of our registration statement from the Securities and Exchange Commission upon payment of prescribed fees. Our filings with the Securities and Exchange Commission, including the registration statement, are also available without charge at the Securities and Exchange Commission's Web site at http://www.sec.gov.

      Upon completion of this offering, Naviant will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Securities and Exchange Commission's public reference rooms, and the Web site of the Securities and Exchange Commission referred to above.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Pages
                                                                          -----
NAVIANT, INC.
Report of Independent Accountants........................................  F-2
Financial Statements:
  Balance Sheets as of December 31, 1998 and 1999........................  F-3
  Statements of Operations for the period from January 1, 1997 through
   May 1, 1997, the period from May 2, 1997 through December 31, 1997, and the years ended December 31, 1998 and 1999........................  F-4
  Statements of Changes in Stockholders' Equity (Deficit) for the period from May 2, 1997 through December 31, 1997 and the years ended
   December 31, 1998 and 1999............................................  F-5
  Statements of Cash Flows for the period from January 1, 1997 through
   May 1, 1997, the period May 2, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999................................  F-6
  Notes to Financial Statements..........................................  F-7
SOFTBANK Content Services, Inc. (d/b/a SMS)
Report of Independent Accountants........................................ F-24
Financial Statements:
  Balance Sheet as of December 31, 1999.................................. F-25
  Statement of Operations for the year ended December 31, 1999........... F-26
  Statement of Stockholders' Equity (Deficit) for the year ended December
   31, 1999.............................................................. F-27
  Statement of Cash Flows for the year ended December 31, 1999........... F-28
  Notes to Financial Statements.......................................... F-29
IQ2.net & Austin Registration
Report of Independent Accountants........................................ F-33
Combined Carve-out Financial Statements:
  Combined Carve-out Balance Sheets as of December 31, 1997 and 1998..... F-34
  Combined Carve-out Statements of Operations for the years ended
   December 31, 1997 and 1998............................................ F-35
  Combined Carve-out Statements of Cash Flows for the years ended
   December 31, 1997 and 1998............................................ F-36
  Notes to Combined Carve-out Financial Statements....................... F-37
Unaudited Pro Forma Condensed Combined Financial Information
  Pro Forma Balance Sheet................................................ F-49
  Pro Forma Statement of Operations...................................... F-50
  Notes to Unaudited Pro Forma Condensed Combined Financial Information.. F-51

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Naviant, Inc.:

      In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Naviant, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from January 1, 1997 through May 1, 1997, the period from May 2, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 4, 2000, except as to the information in Note 16, for which the date is March 9, 2000.

                                 NAVIANT, INC.

                                 BALANCE SHEETS
                           December 31, 1998 and 1999
                       (in thousands, except share data)

                                                                      Pro Forma
                                                                    Stockholders'
                                                                      Equity at
                                                                    December 31,
                                                                        1999
                                                   December 31,       (Note 16)
                                                 -----------------  -------------
                                                  1998      1999
                                                 -------  --------   (unaudited)
                     ASSETS
 Current assets:
   Cash and cash equivalents...................  $   712  $ 10,997
   Accounts receivable, net....................    2,063    13,265
   Prepaid expenses and other current assets...      409     1,498
                                                 -------  --------
     Total current assets......................    3,184    25,760
 Equipment and leasehold improvements, net.....      890     3,769
 Other assets:
   Intangible assets, net......................       --    40,893
   Other.......................................       44       931
                                                 -------  --------
     Total assets..............................  $ 4,118  $ 71,353
                                                 =======  ========
 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
    STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
 Current liabilities:
   Current portion of capital lease
    obligations................................  $    --  $    242
   Accounts payable and accrued expenses.......      282     6,490
   Accrued payroll and benefits................      531     2,175
   Deferred revenue ...........................      550       767
   Due to MRJ..................................       15        17
   Accrued stock-based compensation............       --       106
                                                 -------  --------
     Total current liabilities.................    1,378     9,797
 Capital lease obligations.....................       --       378
                                                 -------  --------
     Total liabilities.........................    1,378    10,175
 Commitments and contingencies
 Redeemable convertible preferred stock........    4,875    74,261    $    --
 Stockholders' equity (deficit):
   Common stock, $.01 par value; 116,000,000
    shares authorized, 10,125,000 and
    14,172,914 shares issued and outstanding at
    December 31, 1998 and 1999, respectively
    (61,084,951 shares pro forma)..............      101       142         611
   Non-voting common stock, $.01 par value;
    9,000,000 shares authorized, no shares
    issued and outstanding at December 31, 1998
    and 1999, respectively (8,888,889 shares
    pro forma).................................                             89
   Additional paid-in capital..................    2,349     5,578      80,031
   Accumulated deficit.........................   (4,585)  (15,139)    (15,139)
   Stockholder loans receivable................       --    (3,664)     (4,414)
                                                 -------  --------    --------
     Total stockholders' equity (deficit)......   (2,135)  (13,083)   $ 61,178
                                                 -------  --------    ========
     Total liabilities, redeemable convertible
      preferred stock and stockholders' equity
      (deficit)................................  $ 4,118  $ 71,353
                                                 =======  ========

   The accompanying notes are an integral part of these financial statements.

                                 NAVIANT, INC.

                            STATEMENTS OF OPERATIONS
for the period from January 1, 1997 through May 1, 1997, the period from May 2,
 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999
                       (in thousands, except share data)

                           Period from   Period from May
                         January 1, 1997 2, 1997 through Year ended December 31,
                         through May 1,   December 31,   ------------------------
                              1997            1997          1998         1999
                         --------------- --------------- -----------  -----------
Revenues................     $4,533        $     9,630   $     9,717  $    18,053
Cost of revenues........      2,442              4,062         4,067        8,931
                             ------        -----------   -----------  -----------
  Gross profit..........      2,091              5,568         5,650        9,122
Operating expenses:
  Sales and marketing...        866              1,327         1,716        5,781
  General and
   administrative.......      2,092              5,217         6,164        9,500
  Research and
   development..........         15                460           985          728
  Amortization of
   intangibles..........        --                 --            --         3,890
                             ------        -----------   -----------  -----------
    Total operating
     expenses...........      2,973              7,004         8,865       19,899
                             ------        -----------   -----------  -----------
Operating loss..........       (882)            (1,436)       (3,215)     (10,777)
Interest income.........        --                  26            40          223
                             ------        -----------   -----------  -----------
Net loss................       (882)            (1,410)       (3,175)     (10,554)
Accretion and dividends
 on redeemable
 convertible preferred
 stock..................        --                 --            --        (1,668)
                             ------        -----------   -----------  -----------
Net loss available to
 common stockholders....     $ (882)       $    (1,410)  $    (3,175) $   (12,222)
                             ======        ===========   ===========  ===========
Historical net loss per
 common share:
  Basic and diluted.....                   $     (0.14)  $     (0.31) $     (1.17)
                                           ===========   ===========  ===========
Historical weighted
 average number of
 shares:
  Basic and diluted.....                    10,125,000    10,125,000   10,455,645
                                           ===========   ===========  ===========
Pro forma net loss per
 common share:
  Basic and diluted.....                                              $     (0.35)
                                                                      ===========
Pro forma weighted
 average number of
 shares:
  Basic and diluted.....                                               30,538,661
                                                                      ===========


   The accompanying notes are an integral part of these financial statements.

                                 NAVIANT, INC.

            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
           for the period from May 2, 1997 through December 31, 1999
                       (in thousands, except share data)

                            Common Stock    Additional             Stockholder
                          -----------------  Paid-in   Accumulated    Loans    Total Stockholders'
                            Shares   Amount  Capital     Deficit   Receivable   Equity (Deficit)
                          ---------- ------ ---------- ----------- ----------- -------------------
Balance, May 2, 1997....         --  $ --     $  --     $    --      $   --         $    --
Initial capitalization..  10,125,000   101                                               101
Capital contribution....                       2,349                                   2,349
Net loss................                                  (1,410)                     (1,410)
                          ---------- -----    ------    --------     -------        --------
Balance, December 31,
 1997...................  10,125,000   101     2,349      (1,410)        --            1,040
Net loss................                                  (3,175)                     (3,175)
                          ---------- -----    ------    --------     -------        --------
Balance, December 31,
 1998...................  10,125,000   101     2,349      (4,585)        --           (2,135)
Exercise of stock
 options................   4,047,914    41     4,008                  (3,664)            385
Issuance of warrants....                         889                                     889
Accrual of preferred
 stock dividends........                      (1,638)                                 (1,638)
Accretion of redeemable
 preferred stock........                         (30)                                    (30)
Net loss................                                 (10,554)                    (10,554)
                          ---------- -----    ------    --------     -------        --------
Balance, December 31,
 1999...................  14,172,914 $ 142    $5,578    $(15,139)    $(3,664)       $(13,083)
                          ========== =====    ======    ========     =======        ========



   The accompanying notes are an integral part of these financial statements.

                                 NAVIANT, INC.

                            STATEMENTS OF CASH FLOWS
for the period from January 1, 1997 through May 1, 1997, the period from May 2,
 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999
                                 (in thousands)

                                                 Period from
                                   Period from   May 2, 1997     Year ended
                                 January 1, 1997   through      December 31,
                                 through May 1,  December 31, -----------------
                                      1997           1997      1998      1999
                                 --------------- ------------ -------  --------
Cash flows from operating
 activities:
 Net loss......................       $(882)       $(1,410)   $(3,175) $(10,554)
 Adjustment to reconcile net
  loss to cash provided by
  (used in) operating
  activities:
  Depreciation and
   amortization................          70            233        429     4,619
  Stock-based expense..........         --             --         --        138
  Provision for (recovery of)
   uncollectible accounts......         (72)           163       (136)      281
  Changes in assets and
   liabilities, net of effect
   of business acquired:
   Accounts receivable.........          84            535      1,504    (6,396)
   Prepaid expenses and other
    current assets.............        (287)           (64)        27      (371)
   Other assets................         --             --         (44)     (360)
   Accounts payable and accrued
    expenses...................         334            117       (425)    3,766
   Accrued payroll and
    benefits...................         449            (83)      (120)    1,201
   Due to MRJ..................         574            (83)      (262)        2
   Deferred revenue............         --             --         550      (391)
                                      -----        -------    -------  --------
    Net cash provided by (used
     in) operating activities..         270           (592)    (1,652)   (8,065)
                                      -----        -------    -------  --------
Cash flows from investing
 activities:
 Purchase of equipment and
  leasehold improvements.......        (270)          (285)      (259)   (2,204)
 Acquisition of business, net
  of cash acquired.............         --             --         --    (47,368)
                                      -----        -------    -------  --------
    Net cash used in investing
     activities................        (270)          (285)      (259)  (49,572)
                                      -----        -------    -------  --------
Cash flows from financing
 activities:
 Proceeds from issuance of
  preferred stock..............         --           3,375      1,500    67,771
 Repayment of MRJ loan.........         --          (1,375)       --        --
 Repayment of capital lease....         --             --         --        (74)
 Proceeds from exercise of
  stock options................         --             --         --        225
                                      -----        -------    -------  --------
    Net cash provided by
     financing activities......         --           2,000      1,500    67,922
                                      -----        -------    -------  --------
Net increase (decrease) in cash
 and cash equivalents..........         --           1,123       (411)   10,285
Cash and cash equivalents,
 beginning of period...........         --             --       1,123       712
                                      -----        -------    -------  --------
Cash and cash equivalents, end
 of period.....................       $ --         $ 1,123    $   712  $ 10,997
                                      =====        =======    =======  ========

   The accompanying notes are an integral part of these financial statements.

                                 NAVIANT, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company:

      Naviant, Inc. (the "Company"), provides one-to-one marketing solutions that enable Web advertisers, publishers and consumer marketers to precisely target Web users through both traditional and online media. Naviant's product and service offerings currently include registration services, precision marketing services and consulting services.

      The Company was formed on May 2, 1997 as a result of a spin-off of substantially all of the assets and liabilities of the Enterprise System Division of MRJ, Inc. ("MRJ"). The assets and liabilities are recorded in the Company's financial statements at historical cost. MRJ's investment in the Enterprise Systems Division at January 1,1997 was $2.9 million and $2.0 million at May 1, 1997 after a net loss of $882,000 for the period. At May 2, 1997, the investment of $2.0 million and an additional $450,000 was contributed by MRJ as the initial capitalization of Naviant.

      The statements of operations, changes in stockholders' equity (deficit) and cash flows for the period from January 1, 1997 through May 1, 1997 reflect the carve-out historical results of the Enterprise Systems Division of MRJ. These statements are not necessarily indicative of results that would have occurred if the Enterprise System Division had been a separate stand-alone entity during the period presented or of future results of the Company. During the period ended May 1, 1997, MRJ charged the Enterprise Systems Division $308,000 for certain general and administrative, accounting and personnel services. Such charges were allocated based on a proportion of revenues, payroll and total fixed assets. The Company's management believes that the methodology used to allocate the above charges was reasonable.

      Effective August 31, 1999, the Company purchased substantially all of the net assets of the IQ2.net division ("IQ2.net") of IntelliQuest Information Group, Inc. ("IntelliQuest") for cash. The acquisition was funded through the issuance of Series C convertible redeemable preferred stock and Series D non-voting convertible redeemable preferred stock (Note 3). The results of operations of IQ2.net are included from the date of acquisition.

2. Summary of Significant Accounting Policies:

Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents:

      The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk:

      The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company sells its products to various companies in the Internet, technology and other industries. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses.

Revenue Recognition:

      The Company's revenues are derived from the sale of registration services, data licensing, consulting and processing services. Revenue from registration and processing services is generally recorded as the services are

                                 NAVIANT, INC.

performed. Revenues from data license agreements that do not require the Company to provide updated information are recognized upon delivery of the data to the customer. Revenues from data license agreements that provide for updated information are recognized ratably over the contract term. Revenues from fixed-price consulting contracts are recognized under the percentage of completion basis, measured by the percentage of total costs incurred to date to estimated total costs for each contract. Provisions for losses on a given contract are recognized when probable.

      Deferred revenue represents amounts invoiced prior to rending the related services while unbilled revenue, which is included in accounts receivable in the accompanying balance sheet, represents the billing value of services rendered prior to being invoiced. Substantially all of the deferred revenue and unbilled revenue will be earned and billed, respectively, within twelve months of the respective period ends.

Research and Development Costs:

      Research and development costs include costs incurred to develop or design new products, services or processes or significantly enhance existing products, services and processes and are expensed as incurred.

Equipment and Leasehold Improvements:

      Equipment and leasehold improvements are recorded at cost, net of accumulated depreciation and amortization. Depreciation and amortization is provided on a straight-line basis over the estimated lives of the respective assets, which range from 3 to 10 years. Leasehold improvements are depreciated over the life of the related lease or asset, if shorter. Amortization of assets acquired under capital leases is included in depreciation and amortization.

Intangible Assets:

      Intangible assets result from the purchase of IQ2.net and include the assembled workforce, goodwill, acquired databases, and customer lists. Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired. The Company amortizes intangible assets on a straight-line basis over the estimated useful life of two years for the assembled workforce and four years for goodwill and other intangibles.

      The Company periodically evaluates whether events and circumstances have occurred that indicate these intangible assets may not be recoverable. When factors indicate these intangible assets should be evaluated for possible impairment, the Company uses the projected undiscounted net cash flows of the related businesses acquired in measuring the recoverability of the intangible assets.

      Amortization of intangible assets totaled $3.9 million for the year ended December 31, 1999.

Income Taxes:

      Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

                                 NAVIANT, INC.

Historical Net Loss Per Share:

      Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the conversion of convertible preferred shares (using the if-converted method) and shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares were excluded from the computation for all years presented, as their effect was anti-dilutive.

Pro Forma Net Loss Per Share:

      Pro forma net loss per share for the year ended December 31, 1999 is computed using the weighted average number of common shares outstanding during the period and gives effect to the subsequent conversion of Series A, Series B, Series C and Series D preferred shares into common stock upon effectiveness of an initial public offering as if such conversion occurred on January 1, 1999 or at the date of original issuance, if later. The resulting pro forma adjustment includes an increase in the weighted average shares of 20,083,016 used to compute basic and diluted net loss per share for the year ended December 31, 1999. Shares of common stock issuable upon the exercise of stock options and warrants are excluded from the calculation, as the effect of their inclusion would be anti-dilutive.

Stock Based Compensation:

      The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation." Under APB 25, compensation cost is recognized over the vesting period based upon the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. The Company accounts for options granted to non-employees as prescribed by SFAS No. 123.

Fair Value of Financial Instruments:

      The carrying value of the Company's financial instruments, which include cash, cash equivalents, accounts receivable, accounts payable and accrued expenses is considered to approximate fair value due to the relatively short maturities of the respective instruments.

Advertising Costs

      Advertising costs are expensed as incurred. Advertising expense for the period from January 1, 1997 through May 1, 1997, the period from May 2, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999 was $43,000, $92,000, $179,000 and $1.1 million, respectively.

Recent Accounting Pronouncements

      In June 1998, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the

                                 NAVIANT, INC.

balance sheet as either an asset or liability measured at its fair value. It requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met and that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively. The Company is currently evaluating this statement, but does not expect that it will have a material effect on the Company's financial position or results of operations.

      In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will have no material effect on the financial position or results of operations of the Company.

3. Acquisition:

      Effective August 31, 1999, the Company purchased the outstanding common stock and the related net assets of IntelliQuest's IQ2.net division for a total purchase price of $47.4 million including transaction costs of $868,000. IQ2.net provides registration services, data licensing, and data processing services to Internet, high tech, and other companies. The acquisition was accounted for by the purchase method. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. The excess of purchase price over the fair value of amounts assigned to the net assets acquired has been recorded as goodwill in the amount of $39.4 million, which is being amortized on a straight-line basis over four years. The results of operations of IQ2.net are included in the financial statements from the date of acquisition.

      The unaudited pro forma results of operations for the years ended December 31, 1998 and 1999, as if IQ2.net had been acquired at the beginning of 1998 and 1999, respectively, are as follows (in thousands):

                                                          1998         1999
                                                       -----------  -----------
   Net revenues....................................... $    28,427  $    30,478
   Net loss...........................................     (16,861)     (25,270)
   Net loss per share.................................      ($1.67)      ($2.58)
   Pro forma shares outstanding.......................  10,125,000   10,455,645

                                 NAVIANT, INC.

4. Accounts Receivable:

      The allowance for doubtful accounts was $52,000 and $333,000 at December 31, 1998 and 1999, respectively. Unbilled receivables of $697,000 and $2.8 million are included in accounts receivable at December 31, 1998 and 1999, respectively.

      Revenues from certain significant customers are as follows:

                                                  Period from
                                    Period from   May 2, 1997
                                  January 1, 1997   through    December 31,
                                      through     December 31, ---------------
                                    May 1, 1997       1997      1998     1999
                                  --------------- ------------ ------   ------
   Customer 1....................        --%           --%         --%      26%
   Customer 2....................        33%           34%         12%       2%
   Customer 3....................        18%           21%         21%       1%
   Customer 4....................        --%           --%         13%      --%
   Customer 5....................        15%            6%         --%      --%
   Customer 6....................        13%            8%         --%      --%

5. Equipment and Leasehold Improvements:

      Equipment and leasehold improvements consists of the following at December 31, 1998 and 1999 (in thousands):

                                                                 December 31,
                                                               ----------------
                                                       Lives    1998     1999
                                                     --------- -------  -------
   Computer and office equipment.................... 3-5 years $ 1,531  $ 3,814
   Furniture and fixtures........................... 3-7 years     280      980
   Leasehold improvements...........................  10 years     133      392
                                                               -------  -------
                                                                 1,944    5,186
   Accumulated depreciation and amortization........            (1,054)  (1,417)
                                                               -------  -------
                                                               $   890  $ 3,769
                                                               =======  =======

      Depreciation and amortization expense for the period from January 1, 1997 through May 1, 1997, the period from May 2, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999 amounted to $70,000, $233,000, $429,000, and $729,000, respectively.

      Included in the December 31, 1999 balances of computer and office equipment and furniture and fixtures are $694,000 of assets acquired under lease. Accumulated amortization for these assets was $72,000 at December 31, 1999, and amortization expense was $72,000 for the year ended December 31, 1999.

6. Intangible Assets:

      Intangible assets consist of the following at December 31, 1999 (in thousands):

   Goodwill, net of accumulated amortization of $3,281................. $36,110
   Assembled workforce, net of accumulated amortization of $367........   1,833
   Other intangibles, net of accumulated amortization of $242..........   2,950
                                                                        -------
                                                                        $40,893
                                                                        =======

                                 NAVIANT, INC.

7. Redeemable Convertible Preferred Stock:

      At December 31, 1998 and 1999 redeemable convertible preferred stock outstanding is as follows (in thousands):

                                                                  1998   1999
                                                                 ------ -------
   Series A, $.01 par value; 3,375,000 shares authorized,
    issued and outstanding (liquidation value of $3,375).......  $3,375 $ 3,375
   Series B, $.01 par value; 1,500,000 shares authorized,
    issued and outstanding (liquidation value of $1,500).......   1,500   1,500
   Series C, $.01 par value; 8% cumulative dividend, 50,925,926 shares authorized, 42,037,037 issued and outstanding
    (liquidation value of $58,104).............................     --   57,894
   Series D, $.01 par value; 8% cumulative dividend, 8,888,889 shares authorized, issued and outstanding (liquidation
    value of $12,285)..........................................     --   12,242
                                                                 ------ -------
                                                                  4,875  75,011
   Less: stockholder loans receivable..........................     --     (750)
                                                                 ------ -------
                                                                 $4,875 $74,261
                                                                 ====== =======

      Preferred Stock--Series A. In May 1997, the Company sold 3,375,000 shares of Series A redeemable convertible preferred stock for $3.4 million. The holders are not entitled to cumulative dividends, but are entitled to dividends at the amount declared on common stock, based on the number of shares into which the preferred shares would be convertible. The holders are entitled to voting rights similar to those of the common stockholders. The Company has 3,375,000 shares of common stock reserved for issuance upon conversion. The holders of preferred shares vote as a single class with common stock.

      The holders may voluntarily convert their preferred stock to shares of common stock at any time, at defined conversion rates. The initial conversion rate is one to one and is subject to adjustment for common stock issuances, if any. The preferred shares automatically convert to common shares immediately preceding a public offering of common stock that meets defined criteria.

      The Series A stock is redeemable in March 2006 at the option of the holders for $1.00 per share plus any accrued and unpaid dividends.

      In the event of any liquidation, dissolution or winding up of the Company, the Series A stockholders receive no distributions until the Series C and D stockholders receive $1.35 per share and the Series B stockholders receive $1.00 per share. Series A stockholders are entitled to $1.00 per share, subject to defined adjustments, after the initial distributions to Series B, C and D stockholders. Series A stockholders are also entitled to the equivalent of a 30% annual return on their initial investment after (i) initial distributions to preferred and common stockholders, and (ii) secondary distributions to Series B, C and D stockholders.

      Preferred Stock--Series B. In October 1998, the Company issued 1,500,000 shares of Series B redeemable convertible preferred stock in exchange for $1.5 million received in June 1998.

      The holders are not entitled to cumulative dividends, but are entitled to dividends at the amount declared on common stock, based on the number of shares into which the preferred shares would be convertible. The holders are entitled to voting rights similar to those of the common stockholders and Series A preferred stockholders. The Company has 1,500,000 shares of common stock reserved for issuance upon conversion. The holders are entitled to voting rights similar to those of common stockholders.

                                 NAVIANT, INC.

      The holders may voluntarily convert their preferred stock to shares of common stock at any time, at defined conversion rates. The initial conversion rate is one to one and is subject to adjustment for common stock issuances, if any. The preferred shares automatically convert to common shares immediately preceding a public offering of common stock that meets defined criteria.

      The Series B stock is redeemable in March 2006 at the option of the holders for $1.00 per share plus any accrued and unpaid dividends.

      In the event of any liquidation, dissolution or winding up of the Company, the Series B stockholders receive no distributions until the Series C and D stockholders receive $1.35 per share. Series B stockholders are entitled to $1.00 per share, subject to defined adjustments, after the initial distributions to Series C and D stockholders. Series B stockholders are also entitled to the equivalent of a 30% annual return on their initial investment after (i) initial distributions preferred and common stockholders, and (ii) secondary distributions to Series C and D stockholders.

      Preferred Stock--Series C and D. On September 15, 1999, the Company sold 39,074,074 shares of Series C redeemable convertible preferred stock and 8,888,889 shares of Series D non-voting redeemable convertible preferred stock at $1.35 per share for an aggregate of $64.8 million.

      On November 17, 1999, the Company sold an additional 2,962,963 shares of Series C stock for an aggregate of $4.0 million.

      The Series C and D stockholders received warrants to purchase, at the initial public offering price, their pro rata share of 5% of the aggregate number of common shares sold in such initial public offering at the offering price. The warrants are only exercisable upon closing of the initial public offering and expire if not exercised. The estimated fair value of the warrants of $50,000 was allocated to additional paid-in capital.

      The Company received cash proceeds of $68.0 million and a note receivable of $750,000. The Series C and D stock is recorded net of issuance costs of $229,000. The Series C and Series D stock is redeemable in September 2004 at the option of the stockholders. The carrying value of the Series C and D stock is periodically adjusted to increase the carrying value to the redemption value of $68.8 million in September 2004. Accretion for the year ended December 31, 1999 was approximately $1.7 million, including cumulative unpaid dividends at 8%.

      The Series C and D stockholders are entitled to receive dividends at an annual rate of 8%. The Series C stockholders are in parity with the Series D stockholders and in preference to the Series A, Series B and common stockholders with respect to dividends. Dividends accrue from the date of issuance, are cumulative, and are payable only upon redemption.

      The Series C stock is convertible at the option of the holder into common stock at defined conversion rates. The Series D preferred stock is convertible at the option of the holder into non-voting common stock at defined conversion rates. The initial conversion rate for the Series C and Series D preferred stock is one to one and is subject to adjustment for subsequent common stock issuances, if any. The preferred shares automatically convert to common shares immediately preceding a public offering of common stock that meets defined criteria.

      The note receivable is due from an officer and stockholder for the purchase of 555,556 shares of Series C stock, bears interest at 5.42% annually and is due September 2001. The note is collateralized with full recourse by the Series C shares and a general pledge of the officer's assets.

                                 NAVIANT, INC.

      The holders of the Series C shares vote as a single class with Series A preferred stock, Series B preferred stock and common stock. In addition, the holders of the Series C are entitled to elect five of the Company's board of directors. The Series D preferred stock is non-voting.

      The Company has reserved 50,925,926 shares of common stock for issuance upon conversion of Series C preferred stock and 8,888,889 shares of non-voting common stock for issuance upon conversion of Series D preferred stock.

      In the event of any liquidation, dissolution or winding up of the Company, the Series C and D stockholders rank senior to the Series A, Series B and common stockholders. The Series C and D stockholders are initially entitled to receive $1.35 per share. After distributions of $1.00 per share to the Series A, B and common stockholders, the Series C and D stockholders are entitled to the equivalent of a 30% return on their initial investment.

8. Stockholders' Equity:

Stockholder Loan Receivables:

      In November and December 1999, 14 option holders exercised 4,047,914 options. In connection with these exercises, the Company provided loans of $3.7 million to 12 individuals, which included officers, employees and two directors, to exercise stock options into 3,663,540 shares of common stock. The notes receivable bear interest at 6.08%. The principal and accrued interest under the notes is due and payable on November 30, 2003. If the holders sell or otherwise transfer any shares purchased with the proceeds of the notes, the principal and interest attributable to the purchase of those shares is immediately due and payable. The shares of Company's common stock and other assets of the holders collateralize the stockholder loans receivables with full recourse. The shares vest in accordance with the terms of the option agreements and the Company has the right to repurchase unvested shares at the exercise price. At December 31, 1999, 625,000 shares were fully vested. The remaining shares vest as follows: 1,771,257 upon a qualified initial public offering, 1,609,657 in September 2000, and the remainder over 3 to 4 years.

Warrants

      In November 1999, the Company issued a warrant to purchase 778,000 shares of common stock to a customer in connection with a three-year contract. The warrant has an exercise price of $2.00 per share, vested immediately, and is exercisable until the earlier of 7 years or an initial public offering which meets defined criteria. The Company will record the fair value of the warrant of $839,000 as a reduction of related revenue to the extent revenue is recognized, and record the remainder as a cost of revenue over the contract term. The fair value of the warrant was estimated using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 120%; risk-free interest of 6.15%; contractual term of 7 years; and dividend yield of 0%.

      In December 1999, the Company issued a warrant to a member of its advisory board to purchase 100,000 shares of common stock at an exercise price of $3.00 per share. The warrant vested immediately and expires on February 15, 2000. The Company recorded the fair value of the warrant of $12,000 as a general and administrative expense in 1999. The fair value of the warrant was estimated using the Black-Scholes option-pricing model with the following assumptions: expected volatility of 120%; risk free interest rate of 5.45%; contractual term of 1.5 months; and dividend yield of 0%.

Stock option and purchase plans

      The Company maintains the 1997 Stock Option Plan (the "1997 Plan") under which the Company could grant incentive and non-statutory stock options to certain employees and directors. The Company amended the 1997 Plan during 1998 to increase the number of options from 1,500,000 to 1,800,000. Options

                                 NAVIANT, INC.

under the 1997 Plan are issued with exercise prices equal to or greater than the fair market value of the common stock as determined by the board of directors, vest over varying periods and expire seven years from the date of grant. All stock options granted under the 1997 Plan became fully vested and exercisable in connection with the purchase of IQ2.net.

      In 1999, the Company established the 1999 Stock Option/Stock Issuance Plan (the "1999 Plan"), providing for two separate equity programs: (i) the option grant program providing for grants of both incentive and non-statutory stock options, and (ii) the stock issuance program providing for the issuance of common stock directly, either through the immediate purchase of such shares or for services rendered to the Company.

      The Company reserved 13,029,000 shares for the grant of stock options or issuance of shares under the 1999 Plan. Incentive options under the 1999 Plan are issued only to employees with exercise prices not less than the fair market value of the common stock as determined by the board of directors, vest over varying periods and expire ten years from the date of grant. Incentive options issued to stockholders that own greater than 10% of the Company's common stock have exercise prices not less than 110% of the fair market value of the common stock and expire five years from the date of grant. Non-statutory stock options under the 1999 Plan may be granted to employees, board members and consultants at exercise prices determined by the board. The 1999 Plan allows for options to be immediately exercisable, subject to the Company's right of repurchase for unvested shares at the original exercise price.

      The stock issuance program under the 1999 Plan allows eligible persons to purchase shares of common stock at an amount that may be less than, equal to or greater than the fair market value of the common shares on the issuance date. Such shares may be fully vested when issued or may vest over time as the recipient provides services or as specified performance objectives are attained as determined by the board of directors or a committee appointed by the board to administer the 1999 Plan. The Company retains the right to repurchase shares issued in conjunction with the stock issuance program upon voluntary or involuntary termination of service, provided that the stock purchase right has not been exercised, at an amount equal to the original price paid by the purchaser. The Company has issued no shares under the stock issuance program.

                         Period from May 2,         Year Ended December 31,
                            1997 through     ---------------------------------------
                         December 31, 1997          1998                1999
                         ------------------  ------------------  -------------------
                         Weighted            Weighted            Weighted
                         Average             Average             Average
                         Exercise            Exercise            Exercise
                          Price    Shares     Price    Shares     Price     Shares
                         -------- ---------  -------- ---------  -------- ----------
Outstanding at the
 beginning of the
 period.................    --          --    $1.00   1,424,800   $1.00    1,386,600
  Granted...............  $1.00   1,466,700    1.00     642,100    1.00   10,957,784
  Exercised.............    --          --      --          --     1.00   (4,047,914)
  Canceled..............   1.00     (41,900)   1.00    (680,300)   1.00     (480,600)
                          -----   ---------   -----   ---------   -----   ----------
Outstanding at the end
 of the year............  $1.00   1,424,800   $1.00   1,386,600   $1.00    7,815,870
                          =====   =========   =====   =========   =====   ==========
Options exercisable at
 year-end...............  $1.00     120,000   $1.00     415,050   $1.00    7,815,870
                          =====   =========   =====   =========   =====   ==========
Options vested at year-
 end....................  $1.00     120,000   $1.00     415,050   $1.00    1,791,000
                          =====   =========   =====   =========   =====   ==========
Weighted average fair
 value of options
 granted during the
 year...................  $0.32               $0.30               $0.49
                          =====               =====               =====

                                 NAVIANT, INC.

      The exercise price of all stock options issued under the plans as of December 31, 1999 was $1.00. The weighted-average remaining contractual life of stock options outstanding as of December 31, 1999 was 9.6 years.

      The Company issued options during 1999 with exercise prices less than the fair market of the common stock at the date of grant, resulting in compensation expense of approximately $106,000 for the year ended December 31, 1999. Additional expense to be recognized related to these options is estimated as follows: 2000--$448,000, 2001--$448,000, 2002--$448,000, 2003--$342,000. These
amounts may vary due to forfeitures from employee terminations. Certain of these options vest upon a qualified initial public offering. Compensation expense to be recognized upon a qualified initial public offering is $448,000.

      The Company applies APB Opinion No. 25 in accounting for its plans and recognizes compensation expense for its employee stock-based awards based upon the intrinsic value method. If the Company had elected to recognize compensation expense using the fair value method prescribed by FAS No. 123, the Company's net loss and net loss per share for the period from May 2, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999 would have been as follows (in thousands):

                                                Period from
                                                May 2, 1997     Year Ended
                                                  through      December 31,
                                                December 31, -----------------
                                                    1997      1998      1999
                                                ------------ -------  --------
   Net loss:
     As reported...............................   $(1,410)   $(3,175) $(10,554)
                                                  =======    =======  ========
     Pro forma.................................   $(1,458)   $(3,272) $(11,260)
                                                  =======    =======  ========
   Net loss per share:
     As reported, basic and diluted............   $ (0.14)   $ (0.31) $  (1.17)
                                                  =======    =======  ========
   Pro forma, basic and diluted................   $ (0.14)   $ (0.32) $  (1.24)
                                                  =======    =======  ========

      The fair value for these options was estimated at the grant date using the Black-Scholes option pricing model with the following assumptions:

                                                         Year Ended December 31,
                                                         -----------------------
                                                            1998        1999
                                                         ----------- -----------
   Expected volatility..................................     0%          0%
   Risk-free interest rate.............................. 4.51-5.72%  4.66-6.42%
   Expected life........................................   6 years     6 years
   Expected dividend yield..............................     0%          0%

      Approximately 2,036,000 options vest upon a qualified initial public offering of the Company's common stock. The Company assumed vesting of these options in 2000 for purposes of the pro forma disclosures above.

      Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor in addition to the factors described in the preceding table and because additional option grants are expected to be made each year, the above pro forma disclosures are not representative of the pro forma effects of option grants on reported net income (loss) for future years.

                                 NAVIANT, INC.

Earnings per Share

      The following table sets forth the calculation for the loss (numerator) and shares (denominator) for earnings per share (in thousands):

                                          Period from
                                          May 2, 1997
                                            through     Year Ended December 31,
                                          December 31,  ------------------------
                                              1997         1998         1999
                                          ------------  -----------  -----------
Basic and diluted earnings per share:
  Loss (numerator):
    Net loss............................. $    (1,410)  $    (3,175) $   (10,554)
    Less: Preferred stock dividends......         --            --        (1,638)
    Less: Accretion of preferred stock...         --            --           (30)
                                          -----------   -----------  -----------
Loss available to common stockholders.... $    (1,410)  $    (3,175) $   (12,222)
                                          ===========   ===========  ===========
Shares (denominator):
Weighted average common shares...........  10,125,000    10,125,000   10,455,645
                                          ===========   ===========  ===========
Basic and diluted earnings per share..... $     (0.14)  $     (0.31) $     (1.17)
                                          ===========   ===========  ===========

      Preferred stock convertible into 3,375,000, 4,875,000 and 55,800,926 shares of common stock in the period May 2, 1997 through December 31, 1997, and the years ended December 31, 1998 and 1999, respectively, is not included in the earnings per share computation because the effect of its inclusion would be anti-dilutive. Options and warrants to purchase 1,424,800, 1,386,600 and 8,693,870 shares of common stock in the period May 2, 1997 through December 31, 1997, and the years ended December 31, 1998 and 1999, respectively, are not included in the earnings per share calculation because the effect of their inclusion would be anti-dilutive.

9. Income Taxes:

      Income tax benefit is as follows (in thousands):

                               Period from      Period from     Year ended
                             January 1, 1997    May 2, 1997    December 31,
                                 through          through      --------------
                               May 1, 1997   December 31, 1997  1998    1999
                             --------------- ----------------- ------  ------
Current benefit.............      $--              $--         $  --   $  --
Deferred benefit:
  Federal ..................      (296)            (477)       (1,074) (3,537)
  State.....................       (47)             (74)         (167)   (549)
Change in valuation
 allowance..................       343              551         1,241   4,086
                                  ----             ----        ------  ------
                                  $--              $--         $  --   $  --
                                  ====             ====        ======  ======

                                 NAVIANT, INC.

      The reconciliation of income taxes at the statutory federal rate to the provision (benefit) for income taxes is as follows:

                                                             For the years
                             Period from      Period from        ended
                           January 1, 1997    May 2, 1997    December 31,
                               through          through      ----------------
                             May 1, 1997   December 31, 1997  1998      1999
                           --------------- ----------------- ------    ------
Income taxes at the
 statutory federal rate..        (34)%            (34)%         (34)%     (34)%
Increase (reduction) in
 income taxes resulting
 from:
  State income taxes, net
   of federal benefit....         (5)              (5)           (5)       (5)
  Changes in valuation
   allowance.............         38               38            38        39
  Other, net.............          1                1             1       --
                                 ---              ---        ------    ------
                                 --  %            --  %         --  %     --  %
                                 ===              ===        ======    ======

      The components of deferred income tax assets (liabilities) are as follows (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Tax assets:
     Intangible assets........................................ $   --   $ 1,075
     Allowance for doubtful accounts..........................      20      131
     Net operating loss carryforwards.........................   1,767    4,737
     Other....................................................      21      124
                                                               -------  -------
     Gross deferred tax assets................................   1,808    6,067
   Tax liabilities:
     Depreciation.............................................     (13)     (76)
     Accrued liabilities......................................     (49)    (117)
                                                               -------  -------
     Gross deferred tax liabilities...........................     (62)    (193)
     Net deferred tax asset...................................   1,746    5,874
   Valuation allowance........................................  (1,746)  (5,874)
                                                               -------  -------
   Net deferred tax assets.................................... $   --   $   --
                                                               =======  =======

      Deferred tax assets are offset by a full valuation allowance as the lack of earnings history gives rise to uncertainty as to whether the assets are realizable.

      The net increase in the valuation allowance of $1.2 million and $4.1 million in 1998 and 1999 relates primarily to income tax net operating losses generated from the current year operating loss. The Company has federal net operating loss carryforwards of approximately $11.1 million at December 31, 1999. The federal net operating loss carryforwards expire in years 2012 through 2019. Due to substantial changes in the Company's ownership, there will be an annual limitation on the amount of the carryforwards that can be utilized.

11. Benefit Plans:

      The Company has a 401(k) Savings Plan covering substantially all employees. Under this plan, the Company makes matching contributions equal to the participant's contributions, subject to a maximum of 5% of the participant's salary. The Company's contributions to the plan for the period May 2, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999 totaled $295,000, $263,000 and $301,000 respectively.

                                 NAVIANT, INC.

12. Related Party Transactions:

      MRJ charged the Company for various administrative expenses, including employee benefits until December 31, 1997. Charges for the period May 2, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999 amounted to $572,000, $16,000 and $28,000, respectively. In addition, the Company paid MRJ a one-time management fee of $113,000 in 1999. As of December 31, 1999, the Company had a balance due to MRJ of $17,000. The Company recognized revenues of $133,000 from MRJ during the year ended December 31, 1999, and had accounts receivable and unbilled revenues of $99,000 due from MRJ at December 31, 1999.

      On September 30, 1999, the Company entered into a five year contract with a data provider that is a Series C stockholder and a customer. The contract establishes pricing and provides for annual target minimum payments as follows:
2000-$1.4 million, 2001-$1.9 million, 2002-$2.4 million, 2003-$2.9 million,
2004-$2.4 million. After three years, either party can terminate the agreement with six months prior notice. As part of the agreement, the Company will receive annual license payments of $100,000 in years 2000 through 2004. The Company recognized revenues of $140,000, and incurred $2.6 million in expenses from this related party in 1999. At December 31, 1999, the Company had accounts receivable of $140,000 due from, and accounts payable of $2.1 million due to this related party.

      On October 1, 1999, the Company entered an agreement with a vendor to provide data processing and development services. Certain of this vendor's officers and directors indirectly own shares of the Company's Series C stock. The contract requires minimum payments of $750,000 through December 31, 1999, and minimum annual payments thereafter as follows: 2000-$6.5 million, 2001-$7.0 million, 2002-$7.5 million, 2003-$8.0 million, 2004-$8.5 million. The Company will also sublicense specified data from the vendor with minimum annual payments of $556,000 in calendar year 2000 and minimum annual payments of $500,000 in calendar year 2001 through 2004. The vendor will license data from the Company. Minimum annual revenue commitments due the Company under the license agreement are as follow: 1999-$540,000, 2000-$2.2 million, 2001-$3.2 million, 2002-$3.7 million, 2003-$4.2 million, 2004-$4.7 million. The Company recognized revenues of $1.0 million, and incurred $791,000 in expenses from this related party in 1999. At December 31, 1999, the Company had accounts receivable of $500,000 due from, and accounts payable of $791,000 due to this related party.

      On September 30, 1999, the Company entered into an agreement with a vendor that is a Series C stockholder. Under the contract, the Company will receive a percentage of advertising dollars generated by users referred to the vendor as a result of the Company's registration services. The Company is obligated to purchase minimum amounts of advertising from the vendor during certain terms of the agreement. Annual minimum purchase commitments under the agreement are as follows: 2000-$1.0 million, 2001-$3.3 million, 2002-$1.2 million.

      The Company has several agreements with a customer that is a Series C stockholder with board of directors representation. Under one agreement, it sublicenses data to the customer. The Company recognized license revenues of $96,000 in 1999 and has deferred revenue of $225,000 related to the contract at December 31, 1999. In September 1999, the Company entered into an agreement with this customer to license other data to the customer in exchange for data received from the customer. Under the agreement, the Company will also purchase banner advertising inventory from the customer. The Company recognized e-CRM revenues of $4.8 million from this customer during 1999 and had accounts receivable services and unbilled receivables of $2.9 million due from this customer at December 31, 1999.

      The Company has a three-year agreement with a warrant holder and customer under which it will provide affinity, registration and data licensing services. In connection with the agreement, the Company

                                 NAVIANT, INC.

received a limited license to certain of the customer's data received in connection with the services provided. Minimum revenues due to the Company under the agreement are $750,000 in years 2000 through 2003. The Company can also receive additional revenues of up to $250,000 per year in years 2000 through 2003 if certain contractual conditions are met.

13. Segment Reporting:

      Statement of Financial Accounting Standards No.131 ("SFAS No. 131"), Disclosures about Segments of a Business and Related Information established standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, and geographic areas. Operating segments are defined using the management approach, and are the components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker or decision making group in deciding how to allocate resources and in assessing performance.

      The Company is managed as one business, with the same senior management personnel having functional responsibility over all of the Company's product lines. The Company does not track net income, losses or assets by product line. The Company's primary services are registration services ("e-Registration"), consulting and processing services ("e-CRM"), and precision marketing services. During 1999, the Company provided data processing services to one customer under a contract that will expire in 2000. Revenues from these services totaled $1.7 million and are included in services in the table below.

      The table below presents information about the reported segments for the period from January 1, 1997 through May 1, 1997, the period from May 2, 1997 through December 31, 1997, and the years ended December 31, 1998 and 1999 (in thousands):

                           Period from      Period from
                         January 1, 1997    May 2, 1997     Year ended   Year ended
                             through          through      December 31, December 31,
                           May 1, 1997   December 31, 1997     1998         1999
                         --------------- ----------------- ------------ ------------
e-Registration:
  Revenues..............     $  --            $  --           $  --       $ 2,747
  Cost of revenues......        --               --              --         1,408
                             ------           ------          ------      -------
  Gross profit..........        --               --              --         1,339
Precision Marketing:
  Revenues..............        --               --              --         3,926
  Cost of revenues......        --               --              --         2,064
                             ------           ------          ------      -------
  Gross profit..........        --               --              --         1,862
e-CRM:
  Revenues..............      4,533            9,630           9,717       11,380
  Costs of revenues.....      2,442            4,062           4,067        5,459
                             ------           ------          ------      -------
  Gross profit..........     $2,091           $5,568          $5,650      $ 5,921

                                 NAVIANT, INC.

      A reconciliation of total segment revenues and gross profit to total operating loss for the period from January 1, 1997 through May 1, 1997, the period from May 2, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999 is as follows (in thousands):

                            Period from      Period from
                          January 1, 1997    May 2, 1997     Year ended   Year ended
                              through          through      December 31, December 31,
                            May 1, 1997   December 31, 1997     1998         1999
                          --------------- ----------------- ------------ ------------
Total segment revenues..      $ 4,533          $ 9,630        $ 9,717      $ 18,053
Total segment cost of
 revenues...............        2,442            4,062          4,067         8,931
                              -------          -------        -------      --------
Total segment gross
 profit.................        2,091            5,568          5,650         9,122
Corporate expenses......       (2,973)          (7,004)        (8,865)      (19,899)
                              -------          -------        -------      --------
Operating loss..........         (882)          (1,436)        (3,215)      (10,777)
Interest income.........          --                26             40           223
                              -------          -------        -------      --------
Net loss................      $  (882)         $(1,410)       $(3,175)     $(10,554)
                              =======          =======        =======      ========

14. Commitments and Contingencies:

Leases Agreements:

      The Company leases its office space and certain equipment under operating leases. The office space leases generally contain renewal options and escalation clauses based on increases in the Consumer Price Index (CPI) over a base year CPI. The Company also leases certain other furniture and equipment under capital leases. Future minimum lease payments at December 31, 1999 under noncancellable operating and capital leases with terms in excess of one year were as follows (in thousands):

                                                               Operating Capital
                                                                Leases    Lease
                                                               --------- -------
   2000.......................................................  $1,573    $ 282
   2001.......................................................   1,443      264
   2002.......................................................   1,398      175
   2003.......................................................   1,407      --
   2004.......................................................   1,328      --
   Thereafter.................................................   2,099      --
                                                                ------    -----
   Total minimum lease payments...............................  $9,248      721
                                                                ======
   Less: amounts representing interest........................             (101)
                                                                          -----
   Present value of minimum capital
     lease payments...........................................              620
   Less: current portion......................................             (242)
                                                                          -----
                                                                          $ 378
                                                                          =====

      Rent expense for the period from January 1, 1997 through May 1, 1997, the period May 2, 1997 through December 31, 1997 and the years ended December 31, 1998 and 1999 was $193,000, $369,000, $640,000, and $763,000, respectively.

                                 NAVIANT, INC.

Contingencies:

      The Company is subject to various legal claims in the ordinary course of business. In the opinion of management, none of these claims will have a material adverse effect on the Company's financial position, results of operations or cash flows.

15. Non-Cash Investing and Financing Activities:

      The amount due to MRJ was reduced by $2.3 million through a capital contribution during the period from May 2, 1997 through December 31, 1997.

      Computer and office equipment and furniture and fixtures of $694,000 were acquired in 1999 through capital leases.

      Stockholder loans receivable of $3.7 million and short-term stockholder receivables of $160,000 were received for the exercise of stock options in December 1999. The short-term stockholder receivables were repaid in cash in January 2000.

      Stockholder loans receivable of $750,000 were received in 1999 for the purchase of Series C preferred stock.

      Accounts payable at December 31, 1999 include $293,000 for database additions.

16. Subsequent Events:

      In February 2000, the Company purchased Impco Enterprises, Inc. d/b/a SDG ("SDG") for consideration of $9.9 million consisting of: 3,625,926 shares of Series C redeemable convertible preferred stock valued at $2.70 per share and estimated direct acquisition costs of $150,000.

      In March 2000, the Company entered into an agreement with Young & Rubicam Inc. ("Young & Rubicam") under which Young & Rubicam purchased 5,555,555 shares of Naviant's Series F redeemable convertible preferred stock at $2.70 per share for an aggregate purchase price of $15.0 million. The Company expects net proceeds of $14.5 million, after estimated direct offering expenses of $500,000. In connection with the preferred stock purchase, Young & Rubicam received an option to purchase up to $5.0 million of common stock concurrent with the Company's initial public offering at the initial public offering price.

      In March 2000, the Company entered into agreements with certain of its Series C and Series D stockholders under which these stockholders will purchase 3,681,996 shares of Series F redeemable convertible preferred stock for an aggregate purchase price of $9.9 million. The Company expects net proceeds of $9.8 million, after direct offering expenses of $100,000. The Series F stockholders have rights and privileges similar to the Series C stockholders. The Series F stockholders rank senior to all preferred and common stockholders and, in the event of a liquidation within 15 months of the issuance, are entitled to a first liquidation preference of $5.40 per share. After 15 months, the first liquidation preference decreases to $2.70 per share. The Series F stock includes a provision under which a maximum of 3,328,335 additional shares of common stock may be issued upon conversion.

      In March 2000, the Company entered into an agreement to purchase SOFTBANK Content Services, Inc. d/b/a Softbank Marketing Solutions ("SMS") for consideration of $30.4 million consisting of: 11,000,000 shares of Series E redeemable convertible preferred stock valued at $2.70 per share and estimated direct acquisition costs of $700,000. The Company anticipates closing on this transaction in April 2000, subject to certain conditions of closing including approval of the Company's Hart-Scott-Rodino filing.

                                 NAVIANT, INC.

      In March 2000, the Company entered into an agreement with SOFTBANK Capital Partners L.P. ("SOFTBANK") under which SOFTBANK will purchase 9,259,259 shares of Naviant's Series F redeemable convertible preferred stock at $2.70 per share for an aggregate purchase price of $25.0 million. The Company expects net proceeds of $24.9 million, after estimated direct offering expenses of $100,000. The Company anticipates closing on this transaction in April 2000, subject to certain conditions of closing including approval of the Company's Hart-Scott-Rodino filing.

      The Series C, E and F preferred stock issued in February and March 2000 are convertible at any time at defined conversion rates. The initial conversion rate is one to one and is subject to adjustment for certain common stock issuances, if any. The Series C preferred stock has a liquidation preference of $1.35 per share; the Series E and F preferred stock has a liquidation preference of $2.70 per share. The Company will record the beneficial conversion feature of these preferred shares, which represents the difference between the conversion price and the fair market value of the common stock, upon issuance. The accretion resulting from this beneficial conversion feature may have a material effect on net income or loss available to common stockholders in calendar 2000. The accretion will not affect net income or loss, financial position or cash flows.

      On January 25, 2000, the board of directors adopted the 2000 Stock Incentive Plan as a successor plan to both the 1997 Stock Option Plan and the 1999 Stock Option/Stock Issuance Plan. The 2000 Plan provides for (i) discretionary option grants for employees and other eligible individuals, (ii) stock issuances for employees and eligible individuals through purchase or bonus, (iii) salary investment option grants for highly compensated employees, and (iv) automatic option grants at periodic intervals for non-employee board members. The Company has reserved 16,989,570 shares of common stock for issuance under the 2000 Plan, which includes amounts reserved for options granted under the 1997 Plan and 1999 Plan, plus an additional 9,000,000 shares.

      On January 25, 2000, the board of directors adopted the Employee Stock Purchase Plan, which allows eligible employees to purchase common stock on semiannual purchase dates through payroll deductions of up to 15% of their salary. The purchase price of the common stock is the lower of the fair market value (or, after the initial purchase period, 85% of the fair market value) of the common stock on either the beginning date of the two-year purchase period or the purchase date. The Company has reserved 1,000,000 shares of common stock for issuance under the Employee Stock Purchase Plan, with annual increases of up to 250,000 shares.

      On February 29, 2000, the board of directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission permitting the Company to sell shares of its common stock to the public. If the offering is consummated under the terms presently anticipated, all of the currently outstanding redeemable convertible preferred stock outstanding at December 31, 1999, will convert to 55,800,926 shares of common stock. The accompanying unaudited pro forma redeemable convertible preferred stock and stockholders' equity (deficit) reflect the conversion of all redeemable convertible preferred stock outstanding at December 31, 1999 into common stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Naviant, Inc.:

      In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of SOFTBANK Content Services, Inc. (d/b/a Softbank Marketing Solution or "SMS") at December 31, 1999, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
January 31, 2000, except as to the information in Note 8, for which the date is March 9, 2000

                        SOFTBANK Content Services, Inc.
                                  (d/b/a SMS)

                                 BALANCE SHEET
                               December 31, 1999
                       (in thousands, except share data)

                                ASSETS
Current assets:
  Cash and cash equivalents........................................... $    23
  Accounts receivable, net of allowance for doubtful accounts of $5...      98
  Prepaid expenses and other current assets...........................      20
                                                                       -------
    Total current assets..............................................     141
Equipment, furniture and fixtures, net................................     142
                                                                       -------
    Total assets...................................................... $   283
                                                                       =======
                LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses............................... $   151
  Accrued payroll and benefits........................................     191
  Due to affiliate....................................................     360
                                                                       -------
    Total liabilities.................................................     702
Commitments and contingencies
Stockholders' deficit:
  Common stock, $.01 par value; 1,000 shares authorized, issued and
   outstanding........................................................       1
  Additional paid-in capital..........................................   7,027
  Accumulated deficit.................................................  (7,447)
                                                                       -------
    Total stockholders' deficit.......................................    (419)
                                                                       -------
    Total liabilities and stockholders' deficit....................... $   283
                                                                       =======


   The accompanying notes are an integral part of these financial statements.

                        SOFTBANK Content Services, Inc.
                                  (d/b/a SMS)

                            STATEMENT OF OPERATIONS
                      for the year ended December 31, 1999
                                 (in thousands)

Revenues.............................................................. $   123
  Cost of revenues....................................................     334
                                                                       -------
Gross loss............................................................    (211)
Operating expenses:
  Sales and marketing.................................................   1,344
  General and administrative..........................................   1,046
  Research and development............................................   1,301
                                                                       -------
    Total operating expenses..........................................   3,691
                                                                       -------
Operating loss........................................................  (3,902)
Interest income.......................................................       9
                                                                       -------
Net loss.............................................................. $(3,893)
                                                                       =======




   The accompanying notes are an integral part of these financial statements.

                        SOFTBANK Content Services, Inc.
                                  (d/b/a SMS)

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                      for the year ended December 31, 1999
                       (in thousands, except share data)

                                  Common Stock  Additional
                                  -------------  Paid-in   Accumulated
                                  Shares Amount  Capital     Deficit    Total
                                  ------ ------ ---------- ----------- -------
Balance, January 1, 1999......... 1,000   $ 1     $4,645     $(3,554)  $ 1,092
Capital contribution.............   --    --       2,382         --      2,382
Net loss.........................   --    --         --       (3,893)   (3,893)
                                  -----   ---     ------     -------   -------
Balance, December 31, 1999....... 1,000   $ 1     $7,027     $(7,447)  $  (419)
                                  =====   ===     ======     =======   =======





   The accompanying notes are an integral part of these financial statements.

                        SOFTBANK Content Services, Inc.
                                  (d/b/a SMS)

                            STATEMENT OF CASH FLOWS
                      for the year ended December 31, 1999
                                 (in thousands)

Cash flows from operating activities:
 Net loss............................................................. $(3,893)
 Adjustment to reconcile net loss to cash used in operating
  activities:
  Depreciation and amortization.......................................      78
  Provision for uncollectible accounts................................       5
  Changes in assets and liabilities:
   Accounts receivable................................................    (103)
   Prepaid expenses and other current assets..........................      20
   Accounts payable and accrued expenses..............................      78
   Accrued payroll and benefits.......................................    (151)
   Due to affiliate...................................................     226
                                                                       -------
   Cash flows used in operating activities............................  (3,740)
                                                                       -------
Cash flows from investing activities:
 Purchase of equipment, furniture and fixtures........................     (71)
                                                                       -------
  Cash flows used in investing activities.............................     (71)
                                                                       -------
Cash flows from financing activities:
  Advances from SOFTBANK Holdings, Inc................................   2,382
                                                                       -------
   Cash flows provided by financing activities........................   2,382
                                                                       -------
Net decrease in cash and cash equivalents.............................  (1,429)
Cash and cash equivalents, beginning of year..........................   1,452
                                                                       -------
Cash and cash equivalents, end of year................................ $    23
                                                                       =======



   The accompanying notes are an integral part of these financial statements.

                        SOFTBANK Content Services, Inc.
                                  (d/b/a SMS)

                         NOTES TO FINANCIAL STATEMENTS

1. The Company:

      SOFTBANK Content Services, Inc. d/b/a Softbank Marketing Solutions ("SMS" or the "Company") provides registration services which capture customer information for technology and consumer electronic manufacturers and software publishers. Registration data allows clients to identify and communicate with their customers. The Company generates revenues from affinity programs whereby consumers are presented with marketing and advertising offers at the end of the product registration process. The Company's headquarters is in Foster City, California, with its technology group located in Medford, Massachusetts.

2. Summary of Significant Accounting Policies:

Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents:

      The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Revenue Recognition:

      The Company's revenues are derived from affinity programs. Revenues are recognized when the consumer accepts an affinity program offer.

Research and Development Costs:

      Research and development costs include costs incurred to develop or design new products, services and processes or significantly enhance existing products, services and processes and are expensed as incurred.

Equipment, Furniture and Fixtures:

      Equipment, furniture and fixtures are recorded at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided on a straight-line basis over estimated useful lives of the respective assets of three years.

Fair Value of Financial Instruments:

      The carrying value of the Company's financial instruments, which include cash, cash equivalents, accounts receivable, accounts payable, accrued expenses and due to affiliate is considered to approximate fair value due to the relatively short maturities of the respective instruments.

                        SOFTBANK Content Services, Inc.
                                  (d/b/a SMS)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


Income Taxes:

     Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Concentration of Credit Risk:

     The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable for potential credit losses.

3. Equipment, Furniture and Fixtures:

     Equipment, furniture and fixtures consists of the following at December 31, 1999 (in thousands):

   Computer hardware and software........................................ $ 242
   Furniture and fixtures................................................     5
                                                                          -----
                                                                            247
   Accumulated depreciation and amortization.............................  (105)
                                                                          -----
                                                                          $ 142
                                                                          =====

     Depreciation and amortization expense for the year ended December 31, 1999 amounted to $78,000.

4. Income Taxes:

     Income tax benefit for 1999 is as follows (in thousands):

   Current benefit..................................................... $   --
   Deferred benefit:
     Federal...........................................................  (1,214)
     State.............................................................    (311)
   Change in valuation allowance.......................................   1,525
                                                                        -------
       Total benefit from income tax................................... $   --
                                                                        =======

     The difference between the income tax provisions in the financial statements and the tax at the statutory federal rate for 1999 are as follows:

   Income tax benefit at statutory rate................................... (34)%
   State taxes, net of federal benefit....................................  (5)
   Expense attributable to change in valuation allowance..................  39
                                                                           ---
       Total provision.................................................... --  %
                                                                           ===

                        SOFTBANK Content Services, Inc.
                                  (d/b/a SMS)

                  NOTES TO FINANCIAL STATEMENTS--(Continued)


      The principal of the Company's deferred taxes at December 31, 1999 are as follows (in thousands):

   Deferred tax liabilities:
     Depreciation...................................................... $   (2)
   Deferred tax assets:
     Allowance for doubtful accounts...................................      2
     Net operating loss carryforward...................................  2,935
                                                                        ------
   Gross deferred tax assets...........................................  2,937
   Less valuation allowance............................................ (2,935)
                                                                        ------
   Net deferred tax asset.............................................. $  --
                                                                        ======

      The Company has placed a full valuation allowance against its net deferred tax assets as the lack of consistent earnings history gives rise to uncertainty regarding realization. As of December 31, 1999, the Company had a net operating loss carryforward of approximately $6.8 million, which expires in 2019.

5. Benefit Plans:

      The Company has a 401(k) Savings Plan covering substantially all employees. Under this plan, the Company makes matching contributions equal to the participant's contributions, subject to a maximum of 3% of the participant's salary. The Company's contributions to the plan for the year ended December 31, 1999 totaled $39,000.

6. Related Party Transactions:

      SOFTBANK Holdings, Inc. provides working capital on a monthly basis to fund the operations of the business accounted for as additional paid-in capital.

      An affiliate of the Company with common ownership provides internet hosting, administrative, and facility services to the Company. The affiliate has charged the Company its share of these services in the amount of $226,000 for the year ended December 31, 1999. Amount due the affiliate was $360,000 at December 31, 1999.

                        SOFTBANK Content Services, Inc.
                                  (d/b/a SMS)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


7. Commitments and Contingencies:

Leases Agreements:

      The Company leases its office spaces under operating leases with an affiliate of the Company. Future minimum lease payments at December 31, 1999 under noncancellable operating leases with terms in excess of one year were as follows (in thousands):

                                                                       Operating
                                                                        Leases
                                                                       ---------
   2000...............................................................    $34
   2001...............................................................     34
                                                                          ---
     Total minimum lease payments.....................................    $68
                                                                          ===

      Rent expense for the year ended December 31, 1999 was $89,000.

8. Subsequent Event:

      On March 7, 2000, SOFTBANK Holdings, Inc., the parent of the Company, entered into an agreement to sell the net assets of the Company to Naviant, Inc. for preferred stock with an estimated value of $29.7 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
 Stockholders of Naviant, Inc.

      In our opinion, the accompanying combined carve-out balance sheets and the related combined carve-out statements of operations and of cash flows present fairly, in all material respects, the combined financial position of IQ2.net & Austin Registration (the "Company"), as defined in Note 1 to the combined carve-out financial statements at December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the two years ending December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with accounting standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

      As discussed in Notes 1 and 14, effective August 31, 1999, the Company's parent entered into an agreement to sell the net assets of the Company. The purchaser's basis in the net assets will differ from that reflected in the accompanying historical financial statements. No adjustments have been made in the accompanying historical combined carve-out financial statements to reflect this transaction.

PricewaterhouseCoopers LLP

January 21, 2000
Austin, Texas

                         IQ2.net & Austin Registration

                               COMBINED CARVE-OUT

                                 BALANCE SHEETS

                           December 31, 1997 and 1998
                                 (in thousands)

                                                                  1997   1998
                                                                 ------ -------
Assets
Current assets:
  Cash and cash equivalents..................................... $  203 $   484
  Accounts receivable, net of allowance for doubtful accounts of
   $75 and $275, respectively...................................  2,925   5,281
  Unbilled revenue..............................................    300     725
  Prepaid expenses..............................................      6     258
                                                                 ------ -------
    Total current assets........................................  3,434   6,748
Property and equipment, net.....................................    800     796
Intangible assets...............................................    582   8,488
Other assets....................................................     13      13
                                                                 ------ -------
    Total assets................................................ $4,829 $16,045
                                                                 ====== =======
Liabilities and Equity
Current Liabilities:
  Accounts payable.............................................. $  640 $ 2,531
  Accrued liabilities...........................................    673   1,579
  Deferred revenues.............................................    348     821
                                                                 ------ -------
    Total current liabilities...................................  1,661   4,931
Commitments and contingencies
Equity..........................................................  3,168  11,114
                                                                 ------ -------
    Total liabilities and equity................................ $4,829 $16,045
                                                                 ====== =======



    The accompanying notes are an integral part of these combined carve-out financial statements.

                         IQ2.net & Austin Registration

                               COMBINED CARVE-OUT

                            STATEMENTS OF OPERATIONS
                 for the years ended December 31, 1997 and 1998
                                 (in thousands)

                                                               1997     1998
                                                              -------  -------
Revenue...................................................... $13,143  $18,600
Operating expenses:
  Cost of revenue............................................   8,209    9,218
  Selling, general and administrative........................   3,830    9,445
  Product development........................................     774      458
  Depreciation and amortization..............................     386    1,422
                                                              -------  -------
    Total operating expenses.................................  13,199   20,543
                                                              -------  -------
Operating loss...............................................     (56)  (1,943)
  Interest income............................................      10      --
                                                              -------  -------
Net loss before income taxes.................................     (46)  (1,943)
Provision for income taxes...................................     --       --
                                                              -------  -------
Net loss..................................................... $   (46) $(1,943)
                                                              =======  =======




    The accompanying notes are an integral part of these combined carve-out financial statements.

                         IQ2.net & Austin Registration

                               COMBINED CARVE-OUT

                            STATEMENTS OF CASH FLOWS
                 for the years ended December 31, 1997 and 1998
                                 (in thousands)

                                                               1997     1998
                                                              -------  -------
Cash flows from operating activities:
 Net loss.................................................... $   (46) $(1,943)
 Adjustments to reconcile net loss to cash provided by (used
  in) operating activities:
  Depreciation and amortization..............................     386      684
  Write-off of capitalized software..........................     --       738
  Provision for (recovery of) doubtful accounts..............      (5)     200
  Changes in assets and liabilities:
   Accounts receivable.......................................     326   (2,556)
   Unbilled revenue..........................................      79     (425)
   Prepaid expenses and other assets.........................      11     (252)
   Accounts payable..........................................    (335)   1,891
   Accrued liabilities.......................................     538      906
   Deferred revenue..........................................     102      473
                                                              -------  -------
    Net cash provided by (used in) operating activities......   1,056     (284)
                                                              -------  -------
Cash flows from investing activities:
 Purchase of property and equipment..........................    (501)    (368)
 Acquisition of intangible assets............................     --    (8,796)
 Capitalization of software development costs................    (582)    (156)
                                                              -------  -------
    Net cash used in investing activities....................  (1,083)  (9,320)
                                                              -------  -------
Cash flows from financing activities:
 Net equity investment from parent...........................      33    9,885
                                                              -------  -------
    Net cash provided by financing activities................      33    9,885
                                                              -------  -------
Net increase in cash and cash equivalents....................       6      281
Cash and cash equivalents, beginning of year.................     197      203
                                                              -------  -------
Cash and cash equivalents, end of year....................... $   203  $   484
                                                              =======  =======


    The accompanying notes are an integral part of these combined carve-out financial statements.

                         IQ2.net & Austin Registration

                NOTES TO COMBINED CARVE-OUT FINANCIAL STATEMENTS
                           December 31, 1997 and 1998

1. Description of Business and Basis of Presentation

      IQ2.net & Austin Registration (the "Company") creates and sells databases of detailed information about specific technology buyers and Internet users. Databases are created for clients through the Company's outsource product registration services which capture customer information for technology product manufacturers and software publishers. Registration data allows clients to identify and communicate with customers, who have purchased their products through indirect sales channels, enhancing their ability to support, cross-sell or up-sell those customers. The Company has offices in Austin, Texas, Atlanta, Georgia and New York, New York.

      The accompanying combined carve-out financial statements and related notes reflect the combined carve-out historical results of operations, financial position and cash flows of the Company. These financial statements are not necessarily indicative of results that would have occurred if the Company had been a separate stand-alone entity during the periods presented or of future results of the Company.

      Effective August 31, 1999, IntelliQuest Information Group, Inc. ("IntelliQuest"), the former parent of the Company, sold the net assets of IQ2.net & Austin Registration to Naviant, Inc. ("Naviant"). The purchase price was $46.5 million.

2. Summary of Significant Accounting Policies

Principles of Combination

      The combined carve-out financial statements include the accounts of the Company. All significant intercompany transactions with combined entities have been eliminated.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Revenue Recognition

      The Company's revenues are derived from the sale of registration services, data licensing and data processing services. Revenue from registration and data processing services is generally recorded as the services are performed. Revenues from data licensing agreements that do not require the Company to provide updated information are recognized upon delivery to the customer. Revenues from data license agreements that provide for updated information are recognized ratably over the contract term.

      Deferred revenue represents amounts invoiced prior to rendering the related services while unbilled revenue represents the billing value of services rendered prior to being invoiced. Substantially all the deferred revenue and unbilled revenue will be earned and billed, respectively, within twelve months of the respective year ends.

                         IQ2.net & Austin Registration

Product Development Costs

      Product development costs include costs incurred to develop or design new products, services or processes or to significantly enhance existing products, services and processes and are expensed as incurred. If material, costs to develop software, which is an integral part of a product or service, that are incurred subsequent to attaining technological feasibility are capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed". These costs are then amortized on a straight line basis over the estimated economic life or the ratio of current revenues to total projected product revenues, whichever is greater.

      The Company capitalized internal software development costs of $582,000 and $156,000 for the years ended December 31, 1997 and 1998, respectively. Based on changes in management's plan, the Company recorded an impairment charge of $738,000 related to capitalized software development costs during the year ended December 31, 1998. This charge is included in depreciation and amortization for the year ended December 31, 1998.

Property and Equipment

      Property and equipment is stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the respective assets, which range from three to seven years. Leasehold improvements are amortized over the life of the related lease or asset life, whichever is shorter. Amortization of assets acquired under capital leases is included in depreciation and amortization.

Intangible Assets

      Intangible assets consist of goodwill resulting from a business acquisition (Note 3), representing the excess of purchase price over the estimated fair value of net assets acquired, deferred acquisition costs and an exclusive licensing agreement (Note 5). The Company periodically evaluates whether events and circumstances have occurred that indicate that these intangibles may not be recoverable. When factors indicate that these intangibles should be evaluated for possible impairment, the Company uses the projected undiscounted net cash flows of the related businesses acquired in measuring the recoverability of these intangibles. Useful lives for the Company's intangible assets range from 18 months to 12 years. Total amortization expense for the Company's intangible assets totaled $312,000 for the year ended December 31, 1998.

Income Taxes

      Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

      The carrying amount of the Company's financial instruments, including cash, short-term investments, and trade receivables and payables, approximates fair value.

                         IQ2.net & Austin Registration

Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk

      The Company maintains its cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. The Company sells its products to various companies in the technology and publication industries. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses.

Stock-Based Compensation

      The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation cost is recognized over the vesting period based upon the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. The Company accounts for options granted to non-employees as prescribed by SFAS No. 123.

3. Acquisition-Information Technology Forum

      Effective January 1, 1998, the Company purchased certain assets of Information Technology Forum, Inc. ("ITF"), a company wholly-owned by a member of the board of directors of IntelliQuest at the time of the acquisition. The assets were purchased with cash and unregistered stock of IntelliQuest. The transaction was accounted for under the purchase method, and accordingly, the assets purchased were recorded at their fair value at the time of purchase. The excess of the purchase price over the fair value of the net tangible assets purchased has been assigned to goodwill in the amount of $895,000. Amortization of goodwill totaled $70,000 for the year ended December 31, 1998.

4. Property and Equipment

      Property and equipment consist of the following (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
   Equipment.................................................... $  962  $1,166
   Purchased software...........................................    147     164
   Furniture and fixtures.......................................    156     250
   Leasehold improvements.......................................     67     120
                                                                 ------  ------
                                                                  1,332   1,700
   Accumulated depreciation and amortization....................   (532)   (904)
                                                                 ------  ------
                                                                 $  800  $  796
                                                                 ======  ======

      Depreciation and amortization expense was $386,000 and $372,000 for the years ended December 31, 1997 and 1998, respectively.

                         IQ2.net & Austin Registration

5. License Agreement

      On December 22, 1997, IntelliQuest paid $7.5 million for an exclusive perpetual licensing agreement (cancelable under certain conditions) to market and sell database products to the high-tech, telecommunications, cable and utility industries. The licensing agreement was contributed to the Company from IntelliQuest in 1998. In conjunction with the agreement, the Company will pay the licensor royalties and fees on revenue generated from the sale of data and services. The amortizable rights in data and the non-compete portion of the license agreement of $2.5 million are amortized on a straight-line basis over 12 years. Amortization expense for the Company's license agreement totaled $211,000 for the year ended December 31, 1998.

      Of the total license fee of $7.5 million, $5.0 million is refundable under certain conditions. Should the license be canceled by the Company, or canceled due to the acquisition by the Company of a competitor of the licensor or to the acquisition of the Company by a competitor of the licensor, or under certain other conditions, the refundable $5.0 million portion may not be recoverable by the Company. The Company prepares an annual assessment to identify any potential impairment of assets.

      The agreement provides for annual target minimum payments. Royalties and service fees for the database marketing products were less than that required to satisfy the annual target minimum payments under this agreement; therefore, the Company recognized a liability at December 31, 1998 of $803,000 for the difference between the actual and target minimum payments.

6. Accrued Liabilities

      Accrued liabilities consist of the following (in thousands):

                                                                     December
                                                                        31,
                                                                    -----------
                                                                    1997  1998
                                                                    ---- ------
   Accrued payroll and benefits.................................... $324 $  459
   Accrued target minimum payments.................................  --     803
   Accrued commissions.............................................  293     88
   Other accrued liabilities.......................................   56    229
                                                                    ---- ------
                                                                    $673 $1,579
                                                                    ==== ======

7. Commitments and Contingencies

      The Company leases office space, equipment and software under certain noncancellable operating lease agreements. These leases have expiration dates ranging from 1999 through 2008. Rent expense under operating leases totaled $310,000 and $433,000 for the years ended December 31, 1997 and 1998, respectively.

                         IQ2.net & Austin Registration

      Future minimum lease payments under all leases as of December 31, 1998 are as follows (in thousands):

                                                                       Operating
                                                                        Leases
                                                                       ---------
   1999...............................................................   $344
   2000...............................................................    143
   2001...............................................................    145
   2002...............................................................    133
   2003...............................................................     89
                                                                         ----
   Total minimum lease payments.......................................   $854
                                                                         ====

8. Income Taxes

      Income tax benefit is as follows (in thousands):

                                                                    1997  1998
                                                                    ----  -----
   Current provision............................................... $--   $ --
   Deferred provision (benefit):
     Federal.......................................................  (38)  (635)
     State.........................................................   (7)   (96)
   Change in valuation allowance...................................   45    731
                                                                    ----  -----
       Total benefit from income tax............................... $--   $ --
                                                                    ====  =====

      The difference between the income tax provisions in the combined carve-out financial statements and the tax at the statutory federal rate are as follows (in thousands):

                                                                   1997  1998
                                                                   ----  -----
   Income tax benefit at statutory rate........................... $(16) $(661)
   State taxes, net of federal benefit............................   (5)   (63)
   Expense attributable to change in valuation allowance..........   45    731
   Other..........................................................  (24)    (7)
                                                                   ----  -----
     Total provision.............................................. $--   $ --
                                                                   ====  =====

                         IQ2.net & Austin Registration

      The principal components of the Company's deferred taxes are as follows (in thousands):

                                                                 1997    1998
                                                                 -----  -------
   Deferred tax liabilities:
     Depreciation and other..................................... $(205) $   --
     Cash to accrual adjustments................................   (82)     (45)
                                                                 -----  -------
       Gross deferred tax liability.............................  (287)     (45)
   Deferred tax assets:
     Property and equipment.....................................   --        69
     Allowance for doubtful accounts............................    30      110
     Accrued compensation, vacation pay and other...............    80      125
     Net operating loss carryforward............................   592      887
                                                                 -----  -------
       Gross deferred tax assets................................   702    1,191
     Less valuation allowance...................................  (415)  (1,146)
                                                                 -----  -------
       Net deferred tax asset................................... $ --   $   --
                                                                 =====  =======

      The Company has placed a full valuation allowance against its net deferred tax asset as the lack of consistent earnings history gives rise to uncertainty regarding realization. As of December 31, 1998, the Company had a net operating loss carryforward of approximately $1.8 million, which expires in 2018.

9. Stock Options

1996 Stock Plan

      IntelliQuest has reserved an aggregate of 700,000 shares of Common Stock for issuance under its 1996 Stock Plan (the "1996 Plan"). The 1996 Plan provides for grants of incentive stock options or nonstatutory options to employees and consultants (including officers and directors) of IntelliQuest and its subsidiaries. With respect to incentive stock options granted under the 1996 Plan, the exercise price must be at least equal to the fair market value per share of the Common Stock on the date of grant, and the exercise price of any incentive stock options granted to a participant who owns more than 10% of the voting power of all classes of IntelliQuest's outstanding capital stock must be equal to at least 110% of the fair market value of the Common Stock on the date of grant (five years in the case of a participant who owns more than 10% of the voting power of all classes of IntelliQuest's outstanding capital stock). In the event of termination of an optionee's employment or consulting arrangement, incentive stock options may only be exercised, to the extent vested as of the date of termination, for a period not to exceed 90 days (12 months in the case of termination due to death or disability) following the date of termination. Options under the 1996 Plan generally vest and become exercisable at a rate of 25% on the first anniversary of the commencement of vesting and 1/48 upon the last day of the calendar month thereafter. Options outstanding under the 1996 Plan generally have a term of ten years.

1996 Director Option Plan

      Non-employee directors are entitled to participate in IntelliQuest's 1996 Director Option Plan (the "Director Plan"). A total of 100,000 shares of Common Stock have been reserved for issuance under the Director Plan. The Director Plan provides that each non-employee director shall be granted, at the discretion of the Board of Directors, a nonstatutory option to purchase shares of Common Stock (the "First Option") upon

                         IQ2.net & Austin Registration
the date such non-employee director first becomes a director. In addition, each non-employee director who has been a non-employee director for longer than six months will annually be granted, at the discretion of IntelliQuest's Board of Directors, a nonstatutory option to purchase shares of Common Stock (a "Subsequent Option"). Each First Option and Subsequent Option will have a term expiring on the earlier of the tenth anniversary of the date of grant or twelve months after the date on which the optionee ends his or her service as a director. The vesting terms to both the First Option and the Subsequent Option shall be at the discretion of IntelliQuest's Board of Directors. The exercise price for director options are comparable to options granted under the 1996 Plan described above.

1997 Stock Plan

      IntelliQuest has reserved an aggregate of 375,000 shares of Common Stock for issuance under IntelliQuest's 1997 Supplemental Option Plan (the "1997 Plan"). The 1997 Plan provides for grants of nonstatutory stock options to employees, directors and consultants of the Company and its subsidiaries. The 1997 Plan provides that vesting terms shall be at the discretion of IntelliQuest's Board of Directors. The terms and exercise price for options granted under the 1997 Plan are comparable to those granted under the 1996 Plan described above.

Subsequent Option Policy

      In 1997, IntelliQuest's Board of Directors adopted a policy that provides for immediate monthly vesting for option grants to persons who have a preexisting option agreement with the Company ("Subsequent Options"). The policy applies to Subsequent Options under all of IntelliQuest's plans for grants dated on or after April 29, 1997.

Re-pricing of Stock Options

      In 1998, IntelliQuest's Board of Directors twice approved the 1998 re-pricing of stock options. The grant date of the first re-pricing was February 4, 1998, where the price was reduced to $11.00. The vesting period for these re-priced stock options was extended by an additional 12 months. The second re-pricing grant date was October 16, 1998, where the stock option price was reduced to $5.00. Unvested stock options on October 16, 1998 will vest over the next 48 months. These re-pricing policies apply to options granted under all of the Company's plans for stock grants.

      The Company applies APB No. 25 and related Interpretations in accounting for its stock plans, which are described above. Accordingly, no compensation cost has been recognized for its stock plans. Had compensation cost for the Company's stock plans been determined based on the fair market value at the grant dates for awards under those plans consistent with the method provided by SFAS No. 123, the Company's net loss would have been increased as follows for the years ended December 31, 1997 and 1998 (in thousands):

                                                           For the Year Ended
                                                              December 31,
                                                           --------------------
                                                             1997       1998
                                                           --------- ----------
   Net loss
     As reported.......................................... $    (46) $   (1,943)
     Pro Forma............................................ $   (280) $   (2,504)

                         IQ2.net & Austin Registration

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during the years ended December 31, 1997 and 1998:

                                                          For the Year Ended
                                                             December 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
   Dividend yield.......................................        --          --
   Expected volatility..................................      60.60%      67.60%
   Risk-free rate of return.............................       6.35%       4.69%
   Expected life........................................ 3.54 years  3.97 years

      The following table summarizes activity under all Plans for each of the two years ended December 31, 1998:

                                                1997              1998
                                          ----------------  -----------------
                                          Weighted          Weighted
                                          Average           Average
                                          Exercise          Exercise
                                           Price   Shares    Price    Shares
                                          -------- -------  -------- --------
Outstanding at the beginning of the
 year....................................  $17.67   68,158   $16.48   123,028
  Granted                                   15.89  124,500     8.16   549,642
  Exercised                                  9.63   (6,071)     --
  Canceled                                  17.25  (63,559)   12.91  (396,039)
                                           ------  -------   ------  --------
Outstanding at the end of the year.......  $16.48  123,028   $ 5.05   276,631
                                           ======  =======   ======  ========
Options exercisable at year end..........  $16.06   26,238   $ 5.06    52,259
                                           ======  =======   ======  ========
Weighted average fair value of options
 granted during the year.................  $ 7.52            $ 2.38
                                           ======            ======

                                          Options Outstanding                        Options Exerciseable
                          --------------------------------------------------- ----------------------------------
                               Number       Weighted-Average                       Number
                           Outstanding at      Remaining     Weighted-Average Exerciseable at   Weighted-Average
Range of Exercise Prices  December 31, 1998 Contractual Life  Exercise Price  December 31, 1998  Exercise Price
------------------------  ----------------- ---------------- ---------------- ----------------- ----------------
$5.00...................       273,321             9.0            $ 5.00           50,318            $ 5.00
$6.75-$11.00............         3,024             5.4             10.03            1,925             10.03
$16.50..................           286             1.8             16.50               16             16.50
                               -------            ----            ------           ------            ------
$5.00-$10.00............       276,631            8.97            $ 5.05           52,259            $ 5.06
                               =======            ====            ======           ======            ======

      Options canceled represent the unexercised options of former employees, returned to the option pool in accordance with the terms of the stock option plan.

Acceleration of Vesting

      In conjunction with the purchase of the Company by Naviant, as discussed in Note 1, IntelliQuest accelerated the vesting of all outstanding stock options for the Company's employees. The Company recorded a charge of $915,000 related to this acceleration of vesting in accordance with APB No. 25.

                         IQ2.net & Austin Registration

1996 Employee Stock Purchase Plan

      IntelliQuest has reserved an aggregate of 100,000 shares of common stock for issuance under its 1996 Employee Stock Purchase Plan (the "ESPP"). The ESPP permits eligible employees of the Company to purchase Common Stock through payroll deductions of up to 15% of their compensation provided that no employee may purchase more than $25,000 worth of stock in any calendar year. The ESPP has been implemented as a series of successive six-month offering periods, the first of which commenced on July 1, 1996. The price of common stock purchased under the ESPP will be 85% of the lower of the fair market value of the common stock on the first and last day of each offering period. Shares of common stock issued under the ESPP totaled 2,435 and 5,378 for the years ended December 31, 1997 and 1998, respectively.

      The fair value of the employees' purchase right was estimated using the Black-Scholes model with the following assumptions for the years ended December 31, 1997 and 1998:

                                                          For the Year Ended
                                                             December 31,
                                                          --------------------
                                                            1997       1998
                                                          ---------  ---------
   Dividend yield.......................................  $     --   $     --
   Expected volatility..................................      60.60%     67.60%
   Risk-free rate of return.............................       5.24%      5.28%
   Expected life........................................  0.5 years  0.4 years
   Weighted-average fair value of purchase rights grant-
    ed..................................................  $    3.98  $    3.67

10. Employees' Savings Plan

      IntelliQuest's 401(k) Savings and Retirement Plan (the "401(k) Plan"), in which the Company's employees participated is a defined contribution retirement plan with a cash or deferred arrangement as described in Section 401(k) of the Code. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code. All employees of the Company are eligible to participate in the 401(k) Plan after approximately one year of employment. The 401(k) Plan provides that each participant make elective contributions from 1% to 15% of his or her compensation, subject to statutory limits. Under the terms of the 401(k) Plan, allocation of the matching contribution is integrated with Social Security, in accordance with applicable nondiscrimination rules under the Code. The Company makes discretionary matching contributions. The match vests over a 5 year period. The Company made matching contributions in the amount of $0 and $42,000 during the years ended December 31, 1997 and 1998, respectively.

11. Significant Clients and Credit Risks

      The Company has relied on a limited number of key customers for the majority of its revenues. In addition, there has been significant consolidation of companies in the technology industries served by the Company, a trend which the Company believes will continue. The loss of one or more of the Company's large customers or a significant reduction of business from such customers, regardless of the reason, would have a material adverse effect on the Company.

                         IQ2.net & Austin Registration

      Revenues from certain significant clients are, as follows:

                                                                       1997  1998
                                                                       ----  ----
   Client 1........................................................... --     12%
   Client 2........................................................... --     32%
   Client 3...........................................................   6%   10%
   Client 4...........................................................  36%    4%

      Additionally, at December 31, 1997 and 1998, certain clients had accounts receivable and unbilled revenue balances with the Company which represented the following amounts of total net accounts receivable and unbilled revenues:

                                                                      1997  1998
                                                                      ----  ----
   Client 1..........................................................  22%   30%
   Client 2.......................................................... --     15%
   Client 3..........................................................  14%    3%
   Client 4..........................................................  16%  --

      The Company sells its products to various companies in technology and publication industries. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses.

12. Equity

      An analysis of the IntelliQuest equity investment activity is as follows (in thousands):

                                                                 For the year
                                                                ended December
                                                                     31,
                                                                ---------------
                                                                 1997    1998
                                                                ------  -------
   Balance as of the beginning of the year..................... $3,180  $ 3,168
   Net loss....................................................    (46)  (1,943)
   Net cash distributions from Intelliquest, net...............   (752)     312
   Purchase of perpetual license...............................    --     7,500
   ITF Acquisition.............................................    --       895
   Revenue transactions with IntelliQuest......................   (559)    (536)
   Allocated charges from Intelliquest.........................  1,345    1,718
                                                                ------  -------
   Balance at the end of the year.............................. $3,168  $11,114
                                                                ======  =======

      IntelliQuest funds the working capital requirements of its businesses based upon a centralized cash management system. The IntelliQuest equity investment includes accumulated equity as well as any payables and receivables due to/from IntelliQuest resulting from cash transfers and any other intercompany activity. IntelliQuest generally does not charge the Company interest on intercompany balances.

13. Related Party Transactions

      IntelliQuest provides the Company with certain general and administrative services and corporate functions, including purchasing, payroll, human resources, investor relations, accounting and systems and technology support. IntelliQuest has charged the Company for its share of these services in the amount of

                         IQ2.net & Austin Registration

$1.3 million and $1.7 million for the years ending December 31, 1997 and 1998, respectively. IntelliQuest allocates the cost for these services to the Company based on the Company's payroll cost relative to the total payroll cost of IntelliQuest. Management believes the methodology used to allocate charges for the services described above from IntelliQuest to the Company is reasonable.

      The Company, through the normal course of business, is involved in transactions with companies owned or affiliated with IntelliQuest. The Company's financial statements include revenue from IntelliQuest totaling $559,000 and $536,000 for the years ended December 31, 1997 and 1998, respectively.

14. Subsequent Events

      Effective August 31, 1999, IntelliQuest, the former parent of the Company, sold the net assets of IQ2.net and Austin Registration to Naviant. The purchase price was $46.5 million. In conjunction with the acquisition of the Company, the exclusive perpetual license agreement (Note 5) was cancelled by Naviant.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                   (amounts in thousands, except share data)

      The pro forma statement of operations for the year ended December 31, 1999 includes: (i) the issuances of our Series C and D convertible preferred stock in September and November 1999 and the issuances of our Series C, E and F convertible preferred stock in 2000; (ii) the acquisition of IQ2.net, effective August 31, 1999, (iii) the acquisition of SDG and (iv) the pending acquisition of SMS as if all of the transactions had occurred on January 1, 1999.

      The pro forma combined balance sheet at December 31, 1999 includes (i) the acquisition of SDG, (ii) the pending acquisition of SMS and (iii) the sale of Series F preferred stock as if all had occurred on December 31, 1999.

      The acquisitions are accounted for using the purchase method of accounting. The total costs of such acquisitions are allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. The allocation of the purchase price to the underlying assets and liabilities included in the pro forma financial information is preliminary and subject to change.

      The pro forma adjustments are based upon available information and upon certain assumptions that we believe are reasonable. The pro forma consolidated financial information should be read in conjunction with the historical financial statements and related notes of Naviant, IQ2.net and SMS, which are included in this Prospectus.

      The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the future financial position or future results of operations of the consolidated company after the acquisitions, or of the financial position or results of operations of the consolidated company that would have actually occurred if the acquisitions had been effected as of the dates described above.

                                 NAVIANT, INC.

                            PRO FORMA BALANCE SHEET
                              At December 31, 1999
                                 (in thousands)

                                  Pro forma adjustments
                         -----------------------------------------
                                                         Pending
                         Naviant, Inc.   SMS      SDG   Financings  Total
                         ------------- -------  ------- ---------- --------
                                         (a)      (b)      ( c)
Current assets:
  Cash and cash
   equivalents..........   $ 10,997    $    23  $   --   $49,241   $ 60,261
  Accounts receivable,
   net..................     13,265         98    1,157              14,520
  Prepaid expenses and
   other current
   assets...............      1,498         20      134               1,652
                           --------    -------  -------            --------
    Total current
     assets.............     25,760        141    1,291              76,433
Equipment and leasehold
 improvements, net......      3,769        142    2,697               6,608
Other assets
  Intangible assets,
   net..................     40,893     29,279    6,701              76,873
  Other assets..........        931        --       --                  931
                           --------    -------  -------            --------
    Total assets........   $ 71,353    $29,562  $10,689            $160,845
                           ========    =======  =======            ========
Current liabilities:
  Current portion of
   capital lease
   obligations..........   $    242    $   --   $   227            $    469
  Accounts payable and
   accrued expenses.....      6,490      1,042      501               8,033
  Accrued payroll and
   benefits.............      2,175        --       150               2,325
  Deferred revenue......        767        --       --                  767
  Due to MRJ............         17        --       --                   17
  Accrued stock-based
   compensation.........        106        --       --                  106
                           --------    -------  -------            --------
    Total current
     liabilities........      9,797      1,042      878              11,717
Capital lease
 obligations............        378        --        21                 399
                           --------    -------  -------            --------
    Total liabilities...     10,175      1,042      899              12,116
Redeemable convertible
 preferred stock........     74,261     29,700    9,790   49,241    162,992
Stockholders' deficit:
  Common stock..........        142        --       --                  142
  Additional paid-in
   capital..............      5,578        --       --                5,578
  Accumulated deficit...    (15,139)    (1,180)     --              (16,319)
  Stockholder loans
   receivable...........     (3,664)       --       --               (3,664)
                           --------    -------  -------            --------
    Total stockholders'
     deficit............    (13,083)    (1,180)     --              (14,263)
                           --------    -------  -------            --------
    Total liabilities,
     redeemable
     convertible
     preferred stock and
     stockholders'
     deficit............   $ 71,353    $29,562  $10,689            $160,845
                           ========    =======  =======            ========

                                 NAVIANT, INC.

                       PRO FORMA STATEMENT OF OPERATIONS
                      for the year ended December 31, 1999
                       (in thousands, except share data)

                          Naviant Inc.   IQ2.net     Sub         SMS          SDG       Pro Forma
                          1/1-12/31/99 1/1-8/31/99  Total    1/1-12/31/99 1/1-12/31/99 Adjustments      Total
                          ------------ ----------- --------  ------------ ------------ -----------   -----------
                                           (d)                   (e)          (f)
Revenues................    $ 18,053     $12,425   $ 30,478    $   123      $ 5,332                  $    35,933
Cost of revenues........       8,931       6,747     15,678        334        4,804                       20,816
                            --------     -------   --------    -------      -------                  -----------
Gross profit (deficit)..       9,122       5,678     14,800       (211)         528                       15,117
Operating expenses:
 Sales and marketing....       5,781       2,397      8,178      1,344        1,230                       10,752
 General and
  administrative........       9,500       6,101     15,601      1,046          856                       17,503
 Research and
  development...........         728         223        951      1,301           --                        2,252
 Amortization of
  intangibles...........       3,890         187      4,077         --           --       19,594 (g)      23,671
                            --------     -------   --------    -------      -------                  -----------
 Total operating
  expenses..............      19,899       8,908     28,807      3,691        2,086                       54,178
Operating loss..........     (10,777)     (3,230)   (14,007)    (3,902)      (1,558)                     (39,061)
Other income (expense)..         223          --        223          9          (25)                         207
                            --------     -------   --------    -------      -------                  -----------
Net loss................     (10,554)     (3,230)   (13,784)    (3,893)      (1,583)                     (38,854)
Accretion and dividends
 on redeemable
 convertible preferred
 stock..................      (1,668)         --     (1,668)        --           --      (5,056) (h)      (6,724)
                            --------     -------   --------    -------      -------                  -----------
Net loss available to
 common stockholders....    $(12,222)    $(3,230)  $(15,452)   $(3,893)     $(1,583)                 $   (45,578)
                            ========     =======   ========    =======      =======                  ===========
Pro forma loss per
 share--basic and
 diluted................                                                                             $     (0.39)
                                                                                                     ===========
Weighted average common
 shares outstanding--pro
 forma..................                                                                              99,397,307 (i)
                                                                                                     ===========

   Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

      The pro forma financial information for Naviant has been prepared based on the historical financial statements of Naviant, SDG and SMS for the year ended December 31, 1999, and the historical statement of operations of the IQ2.net business for the eight months ended August 31, 1999.

      Naviant acquired the business of IQ2.net effective August 31, 1999. Accordingly, the assets and liabilities of IQ2.net are included in the December 31, 1999 balance sheet of Naviant. The results of operations of IQ2.net for the period from September 1, 1999 through December 31, 1999 are included in the statement of operations of Naviant for the year ended December 31, 1999.

2. Pro Forma Adjustments

      (a) Records the pending acquisition of SMS for consideration of $30.4 million consisting of: (i) 11,000,000 shares of Series E preferred stock valued at $2.70 per share, and (ii) estimated direct acquisition costs of $700,000. The Company anticipates recording a charge to operations of $1.2 million in the first quarter of calendar 2000 for purchased in-process research and development. Goodwill and other intangible assets recorded total $29.3 million.

      (b) Records the acquisition of SDG for consideration of $9.9 million consisting of: (i) 3,625,926 shares of Series C preferred stock, and (ii) estimated direct acquisition costs of $150,000. Goodwill and other intangible assets recorded total $6.7 million.

      (c) Records (i) the pending sale of 9,259,259 shares of Series F preferred stock to Softbank at $2.70 per share, less direct offering expenses of $100,000, for net proceeds of $24.9 million, (ii) the sale of 5,555,555 shares of Series F preferred stock to Young & Rubicam at $2.70 per share, less direct offering expenses of $500,000, for net proceeds of $14.5 million, and
(iii) the pending sale of 3,681,996 shares of Series F preferred stock to existing investors at $2.70 per share, less direct offering expenses of $100,000, for net proceeds of $9.8 million.

      (d) Records the results of operations for IQ2.net for the period from January 1, 1999 through August 31, 1999.

      (e) Records the historical results of operations of SMS for the year ended December 31, 1999.

      (f) Records the historical results of operations of SDG for the year ended December 31, 1999.

      (g) Records an incremental $7.6 million, $2.2 million and $9.8 million in amortization of goodwill and other intangible assets that would have been recorded during the year ended December 31, 1999 related to the acquisitions of IQ2.net, SDG and SMS, respectively. These amortization charges assume that the entire amount of goodwill and intangible assets related to the SDG and SMS acquisitions will be amortized on a straight-line basis over a three-year period. The purchase accounting, including the valuation of intangible assets is preliminary and subject to adjustment. Upon completion of the purchase accounting, certain intangible assets may be amortized over periods different than the three years assumed in the pro forma statement of operations. Additionally, a portion of the purchase price of SDG may be identified as in-process research and development and charged to operating results in Naviant's calendar year 2000 financial statements.

      (h) Records additional preferred dividends and accretion related to the issuances of our Series C and D redeemable convertible preferred stock in September and November 1999 as if such issuances had occurred on January 1, 1999, together with preferred dividends and accretion related to our issuances of Series C, E and F redeemable convertible preferred stock in 2000 as if these issuances had occurred on January 1, 1999. The

Series F preferred stock is convertible into common stock at a defined conversion rate. The initial conversion rate is one to one and is subject to adjustment for certain common stock issuances, if any. The Series F shares will be issued prior to a proposed initial public offering with a conversion price below the anticipated initial public offering price. When the offering price is known, the intrinsic value of the beneficial conversion feature will be allocated to additional paid-in capital in the pro forma condensed balance sheet. The total beneficial conversion amount allocated to additional paid-in capital will immediately be recorded as accretion on the date the Series F shares first become convertible, which is the issuance date. The accretion recorded may materially increase the net loss available to common shareholders in the pro forma earnings per share calculations.

      (i) Weighted average earnings per share calculations assume (i) the conversion of Series A and Series B preferred stock at January 1, 1999, (ii) the issuance and conversion of Series C and Series D preferred stock at January 1, 1999, (iii) the issuance and conversion of Series C preferred stock issued for the acquisition of SDG at January 1, 1999, (iv) the issuance and conversion of Series E preferred stock issued for the acquisition of SMS at January 1, 1999, and (v) the issuance and conversion of Series F preferred shares to SOFTBANK, Young & Rubicam and certain of our current stockholders at January 1, 1999 and therefore excludes preferred dividends and accretion on such issuances. Weighted average shares outstanding exclude (vi) up to 778,000 shares of common stock issuable upon the automatic exercise of an outstanding warrant which will occur upon consummation of the offering (subject to reduction in the event the holder elects cashless exercise), (vii) shares issuable upon the exercise of warrants issued in connection with our Series C and D preferred stock which entitle holders to purchase shares of our common stock equal to 5% of the shares issued in this offering at the initial public offering price, (viii) 3,328,335 additional shares of common stock, the maximum number of additional shares issuable upon conversion of the Series F preferred stock and (ix) shares issuable upon exercise of Young & Rubicam's option to purchase up to $5.0 million of common stock concurrent with this offering at the mutual public offering price.

                            [INSIDE BACK COVER ART]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      Through and including      , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                       Shares

                                    naviant

                                  Common Stock

                               -----------------
                              P R O S P E C T U S
                               -----------------

                              Merrill Lynch & Co.

                               Robertson Stephens

                           U.S. Bancorp Piper Jaffray


                                       , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS.

      All capitalized terms used and not defined in Part II of this registration statement shall have the meaning assigned to them in the Prospectus which forms a part of this registration statement.

Item 13. Other Expenses of Issuance and Distribution.

      The following table sets for the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.

     SEC Registration fee........................................... $13,200.00
     NASD fee.......................................................   5,500.00
     Nasdaq National Market listing fee.............................         *
     Printing and engraving expenses................................         *
     Legal fees and expenses........................................         *
     Accounting fees and expenses...................................         *
     Blue sky fees and expenses.....................................         *
     Transfer agent fees............................................         *
     Miscellaneous..................................................         *
       Total........................................................ $       *

--------
* To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

      Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonably cause to believe his or her conduct was unlawful.

      Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of Chancery or such other court shall deem proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of
Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

      Section 102(b)(7) of the General Corporation Law or the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders. (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      Article   of our   Amended and Restated Certificate of Incorporation
provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the registrant shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

      Section   of our Bylaws further provides that the registrant shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the registrant.

      The registrant has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

      The registrant maintains officers' and directors' liability insurance.

      Reference is made to Section 6 of the Purchase Agreement filed as Exhibit
1.1 hereto, indemnifying officers and directors of the registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

      Since inception, the registrant has issued and sold the following unregistered securities:

    1. The registrant issued and sold 712,600 shares (net of repurchases) of its common stock to employees and directors for an aggregate purchase price of $712,600 pursuant to exercises of options under its 1997 Stock Option Plan.

    2. The registrant issued and sold 3,616,614 shares (net of repurchases) of its common stock to employees and directors for an aggregate purchase price of $3,704,614 pursuant to exercises of options under its 1999 Stock Option/Stock Issuance Plan.

    3. On March 9, 2000, the registrant agreed to issue 11,000,000 shares of its Series E convertible preferred stock to SOFTBANK Content Services Inc. (which does business under the name of "Softbank Marketing Solutions") in exchange for substantially all of the assets of such company. This acquisition is subject to regulatory approvals.

    4. On March 9, 2000, the registrant agreed to issue and sell 9,259,259 shares of its Series F preferred stock to SOFTBANK Capital Partners LP, and sold to a group of 22 investors 9,237,551 shares of its Series F preferred stock.

    5. On February 24, 2000, the registrant issued 3,625,926 shares of its Series C preferred stock to Webcraft, Inc. in exchange for the stock of Webcraft's Impco Enterprises, Inc. subsidiary.

    6. On December 22, 1999, the registrant issued, in connection with a strategic relationship, a warrant to purchase 100,000 shares of common stock at an exercise price of $3.00 per share to Dr. Martha Rogers. Such warrant was exercised, and 100,000 shares of common stock were issued, on February 14, 2000.

    7. On November 17, 1999, the registrant issued and sold to a group of four investors (i) 2,962,963 shares of Series C preferred stock and
        (ii) warrants to purchase shares of common stock equal to 0.291% of the number of shares in this offering at an exercise price equal to the initial offering price, for an aggregate purchase price of $4,000,000.

    8. On November 5, 1999, the registrant issued, without consideration, a warrant to purchase 778,000 shares of common stock at an exercise price of $2.00 per share to MP3.com, Inc.

    9. On September 13, 1999, the registrant issued and sold to a group of 17 investors (i) 39,074,074 shares of Series C preferred stock, (ii) 8,888,889 shares of Series D preferred stock and (iii) warrants to purchase shares of common stock equal to 4.709% of the number of shares in this offering at an exercise price equal to the initial offering price, for an aggregate purchase price of $64,750,000.

    10. On October 26, 1998, the registrant issued and sold 1,500,000 shares of its Series B preferred stock at a price of $1.00 per share to MRJ Group, Inc. and a group of three investors.

    11. On May 14, 1997, the registrant issued and sold 3,375,000 shares of its Series A preferred stock at a price of $1.00 per share to a group of three investors.

    12. On May 2, 1997, the registrant issued 10,125,000 shares of common stock to MRJ, Inc. in exchange for certain assets used to form the registrant.

      These issuances were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act or Section 4(2) of the Securities Act. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

      (a) Exhibits:

   1.1*  Form of Purchase Agreement.
   3.1*  Certificate of Incorporation, as amended.
   3.2*  Bylaws, as amended.
   4.1*  Specimen common stock certificate.
   5.1*  Opinion of Brobeck, Phleger & Harrison LLP
   9.1*  Naviant Technology Solutions, Inc. Voting Trust Agreement
  10.1*  Lease for Newtown Square, Pennsylvania Office
  10.2 Lease for Agreement dated October 28, 1999, by and between the Registrant and Spring Street, L.L.C.
  10.3*  Lease for Chicago Office
  10.4 Lease Agreement dated December 15, 1999, by and between the Registrant and Barrister Executive Suites, Inc.
  10.5*  Lease for San Francisco Office
  10.6*  Lease for Rochester Office
  10.7   Lease Agreement dated April 1, 1998, by and between IntelliQuest
         Information Group, Inc. and 475 Park Avenue So. Co.
  10.8*  1997 Stock Option Plan
  10.9   1999 Stock Option/Stock Issuance Plan
  10.10* 2000 Stock Incentive Plan
  10.11* Employee Stock Purchase Plan
  10.12  Form of Non-Employee Director Stock Option Grant
  10.13  Form of Non-Employee Director Stock Option Agreement
  10.14  Form of Non-Employee Director Stock Purchase Agreement
  10.15  Employment Agreement dated September 15, 1999, by and between the
         Registrant and Raymond T. Butkus
  10.16  Employment Agreement dated September 15, 1999, by and between the
         Registrant and James M. Flynn
  10.17  Employment Agreement dated September 15, 1999, by and between the
         Registrant and William J. Tobia
  10.18  Employment Agreement dated September 15, 1999, by and between the
         Registrant and Charles W. Stryker
  10.19* Form of Indemnification Agreement with Officers and Directors
  10.20 Form of Secured convertible Promissory Note made by certain officers and directors in favor of the Registrant
  10.21  Form of Pledge Agreement by and between Messrs. Butkus, Becker, Flynn,
         Stryker, Inscoe, Tobia and Hodges in favor of the Registrant
  10.22  Note and Pledge Agreement dated September 13, 1999, by and between the
         Registrant and Dr. Stryker
  10.23* Series B Preferred Stock Purchase Agreement
  10.24 Preferred Stock Purchase Agreement dated as of September 13, 1999, by and among the Registrant, TL Ventures III L.P., TL Ventures III
         Offshore L.P., TL Ventures III Interfund L.P., TL Ventures IV L.P., TL
         Ventures IV Interfund L.P., GE Capital Equity Investments, Inc., First
         Union Investors, Inc., At Home Corporation, 24/7 Media, Inc., BCI
         Growth V, LLC, BCI Investors, LLC, XL Ventures LLC, Catterton Partners
         IV, L.P., Catterton Partners IV Offshore, L.P., Citicorp and Charles
         W. Stryker
  10.25* Series F Preferred Stock Purchase Agreement
  10.26* Amended and Restated Registration Rights Agreement
  10.27* Amended and Restated Stockholders Agreement
  10.28* Form of Common Stock Purchase Warrant issued to purchasers of Series C and Series D preferred stock
  10.29 Asset Purchase Agreement dated as of July 22, 1999, by and between the Registrant and IntelliQuest Information Group, Inc.
  10.30  Exchange Agreement dated February 18, 2000, by and among the
         Registrant, Impco Enterprises, Inc. and Webcraft, Inc.
  10.31  Purchase Agreement dated March 7, 2000, by and among the Registrant,
         SOFTBANK Content Services, Inc. and SOFTBANK Holdings, Inc.

  10.32*  Database License Agreement by and between the Registrant and Young & Rubicam Inc.
  10.33*  Mutual Business Agreement by and between the Registrant and Young & Rubicam Inc.
  10.34*  Joint Database License Agreement by and between the Registrant and infoUSA, Inc.
  10.35*  Professional Services Agreement by and between the Registrant and Convergys Corporation
  10.36*  Database Development Agreement by and between the Registrant and 24/7 Media, Inc.
  10.37*  Consulting Service Agreement by and between the Registrant and 24/7 Media, Inc.
  10.38*  Customer Acquisition and Advertising Agreement by and between the Registrant and
          At Home Corporation
  10.39*  Processing Agreement by and between the Registrant and eData.com, Inc.
  10.40*  Data Sublicensing Agreement by and between the Registrant and eData.com, Inc.
  10.41*  Mutual Business Agreement between the Registrant and Webcraft, Inc.
  11.1*   Statement regarding computation of per share earnings.
  21.1    Subsidiaries of the Registrant
  23.1    Consent of PricewaterhouseCoopers LLP with respect to Naviant, Inc.
  23.2    Consent of PricewaterhouseCoopers LLP with respect to SOFTBANK Content Services, Inc.
  23.3    Consent of PricewaterhouseCoopers LLP with respect to IQ2.net and Austin Registration
  23.4*   Consent of Brobeck, Phleger & Harrison LLP. Reference is made to Exhibit 5.1
  24.1    Power of attorney (See page II-6).
  27.1*   Financial Data Schedule

--------
* To be filed by amendment

      (b)  Financial Statement Schedules.

      Not included because the information required to be set forth therein is not applicable or is shown in registrant's Financial Statements or the related Notes.

Item 17. Undertakings.

      The registrant hereby undertakes to provide to the Underwriters at the closing specified in the Purchase Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the registrant, the Purchase Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newtown Square, Commonwealth of Pennsylvania, on this 10th day of March, 2000.

                                          NAVIANT, INC.

                                                  /s/ Charles W. Stryker
                                          By: _________________________________
                                               Chairman, President and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles W. Stryker, James M. Flynn, Robert L. R. Munden and William J. Tobia and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

      /s/ Charles W. Stryker           Chairman, Director,          March 10, 2000
______________________________________  President and Chief
      Charles W. Stryker, Ph.D.         Executive Officer

       /s/ William J. Tobia            Senior Vice President and    March 10, 2000
______________________________________  Chief Financial Officer
           William J. Tobia

     /s/ J. Kenneth Driessen           Director                     March 10, 2000
______________________________________
         J. Kenneth Driessen

       /s/ David A. Finley             Director                     March 10, 2000
______________________________________
           David A. Finley

        /s/ Ted A. Gardner             Director                     March 10, 2000
______________________________________
            Ted A. Gardner

     /s/ George L. Hashbarger          Director                     March 10, 2000
______________________________________
         George L. Hashbarger

       /s/ Mark E. Hastings            Director                     March 10, 2000
______________________________________
           Mark E. Hastings

     /s/ Robert E. Keith, Jr.          Director                     March 10, 2000
______________________________________
         Robert E. Keith, Jr.

      /s/ Jeffrey M. Killeen           Director                     March 10, 2000
______________________________________
          Jeffrey M. Killeen

        /s/ David J. Moore             Director                     March 10, 2000
______________________________________
            David J. Moore

      /s/ Kristopher A. Wood           Director                     March 10, 2000
______________________________________
          Kristopher A. Wood